Exhibit 10.1

Execution Version

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ICON 1 HULL NO. 1400 CREDIT AGREEMENT

_________________________________________

Dated 11 October 2017

BETWEEN

Royal Caribbean Cruises Ltd.
as Borrower

The Lenders from time to time party hereto

KfW IPEX-Bank GmbH
as Facility Agent and Documentation Agent

KfW IPEX-Bank GmbH
as Hermes Agent

BNP Paribas Fortis SA/NV
as Finnvera Agent

KfW IPEX-Bank GmbH
as Initial Mandated Lead Arranger

BNP Paribas Fortis SA/NV
HSBC Bank plc
Commerzbank AG, New York Branch
Banco Santander, S.A.
as Other Mandated Lead Arrangers

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland
Bayerische Landesbank, New York Branch
DZ Bank AG, New York Branch
JPMorgan Chase Bank, N.A., London Branch
Sumitomo Mitsui Banking Corporation Europe Limited
as Lead Arrangers

CREDIT AGREEMENT

ICON 1 HULL NO. 1400 CREDIT AGREEMENT, dated 11 October 2017 (the “Effective Date”), among:

(1)                            Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”);

(2)                            KfW IPEX-Bank GmbH, in its capacity as facility agent and documentation agent (in such capacities, the “Facility Agent”);

(3)                            KfW IPEX-Bank GmbH as Hermes agent (in that capacity the “Hermes Agent”);

(4)                            BNP Paribas Fortis SA/NV as Finnvera agent (in that capacity the “Finnvera Agent”);

(5)                            KfW IPEX-Bank GmbH as initial mandated lead arranger (in that capacity the “Initial Mandated Lead Arranger”);

(6)                            BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch and Banco Santander, S.A. as the other mandated lead arrangers (the “Other Mandated Lead Arrangers” and together with the Initial Mandated Lead Arranger the “Mandated Lead Arrangers”);

(7)                            Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as lead arrangers; and

(8)                            KfW IPEX-Bank GmbH (“KfW IPEX”), BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch, Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as original FEC lenders (in that capacity the “Original FEC Lenders”), KfW IPEX, BNP Paribas Fortis SA/NV, HSBC Bank USA, National Association, Commerzbank AG, New York Branch, Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as original Hermes lenders (in that capacity the “Original Hermes Lenders”) and KfW IPEX, BNP Paribas Fortis SA/NV, HSBC Bank USA, National Association, Commerzbank AG, New York Branch, Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as original Finnvera balancing lenders (in that capacity the “Original Finnvera Balancing Lenders” together with the Original FEC Lenders, the Original Hermes Lenders and each other Person that shall become a “Lender” in accordance with Section 11.11.1 hereof, each, individually, a “Lender” and, collectively, the “Lenders”).

W I T N E S S E T H

WHEREAS:

(A)              The Borrower and Meyer Turku Oy, Finland (the “Builder”) have on 12 April 2017 entered into a Contract for the Construction and Sale of ICON 1 Hull No. 1400 (as amended from time to time, the “Construction Contract”) pursuant to which the Builder has agreed to design, construct, equip, complete, sell and deliver the passenger cruise vessel bearing Builder’s ICON 1 hull number 1400 (the “Purchased Vessel”); and

(B)               The Lenders have agreed to make available to the Borrower, upon the terms and conditions contained herein, a US dollar loan facility calculated on the amount (the “US Dollar Maximum Loan Amount”) equal to:

(a) the US Dollar Equivalent of eighty per cent (80%) of the Contract Price (as defined below) of the Purchased Vessel, as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, Change Orders agreed pursuant to Article V of the Construction Contract (but which Contract Price shall not exceed for this purpose EUR1,650,000,000), plus

(b) 100% of the Finnvera Premium and, if applicable, the Finnvera Balancing Premium, plus

(c) the US Dollar Equivalent of 100% of the Hermes Fee.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms

The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalised, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Accumulated Other Comprehensive Income (Loss)” means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

“Actual Delivery Date” means the date on which the Purchased Vessel is delivered by the Builder to, and accepted by, the Borrower under the Construction Contract.

“Actual German Content Component” means, at any time, the amount of the German Construction Contract Component which is confirmed and notified by the Builder to the Facility Agent and the Borrower pursuant to Section 2.4(a) or Section 2.4(b).

“Additional FEC Transfer Documents” means in relation to any Assignee Lender or Transferee Lender (other than FEC) any documents required by FEC or Finnvera (in form and substance satisfactory to FEC and Finnvera) to evidence that any such Assignee Lender or Transferee Lender has acceded to the FEC Supplemental Assignment Agreement and/or has become bound by its terms as though it were a party thereto in place of the transferor Lender assigning or transferring its share of the Loan or Commitment (as the case may be).

“Affected Commitments” is defined in Section 3.2.2(a).

“Affected Lender” is defined in Section 9.2.

“Affected Loan” is defined in Section 3.2.2(a).

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means, on any date, this credit agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Alternative Screen Rate” has the meaning given to such term in Section 4.2.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Finnvera Rate” means:

(i)                                  with respect to the FEC Loan, the percentage specified in the Pricing Grid set forth in Exhibit D-1 opposite the Senior Debt Rating as of the Premium Measurement Date; and

(ii)                              with respect to the Finnvera Balancing Loan, the percentage specified in the Pricing Grid set forth in Exhibit D-2 opposite the Senior Debt Rating as of the Premium Measurement Date.

“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower is organised, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

“Application” means the application for the FEC Financing and the FEC Financing Offer.

“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.

“Assignee Lender” is defined in Section 11.11.1(A).

“Authorised Officer” means any of the officers of the Borrower authorised to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Facility Agent by the Secretary or an Assistant Secretary of the Borrower.

“Bank of Nova Scotia Agreement” means the $1,428,000,000 amended and restated credit agreement dated as of June 15, 2015 among the Borrower, as borrower, the various financial institutions as are or shall become parties thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Borrower” is defined in the preamble.

“Break Costs” means the amount (if any) as determined in accordance with Section 4.4.1 which (i) the Borrower may be required to pay to the Lenders and/or the Fixed Rate Provider under this Agreement following a Funding Losses Event, (ii) a Defaulting Finance Party is required to pay to FEC pursuant to Section 3.3.3(f) or (iii) a Transferring Lender is required to pay to FEC pursuant to Section 9.1.10(A)(c).

“Builder” is defined in the preamble.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorised or required to be closed in New York City, London, Helsinki, or Frankfurt, and if the applicable Business Day relates to an advance of all or part of the Loan, an Interest Period, prepayment or conversion, in each case with respect to the Loan bearing interest by reference to the LIBO Rate, a day on which dealings in deposits in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases.

“Capitalisation” means, at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.

“Capitalised Lease Liabilities” means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalised amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Borrower’s balance sheet prepared in accordance with GAAP.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the United States Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means (a) the adoption after the date of this Agreement of any law, rule or regulation or (b) any change after the date of this Agreement in any law, rule or regulation or in the interpretation or application thereof by any governmental authority.

“Change Order” has the meaning ascribed to it in Article V of the Construction Contract.

“CIRR” means 2.76% per annum, being the Commercial Interest Reference Rate determined in accordance with the OECD Arrangement for Officially Supported Export Credits to be applicable to the FEC Tranche A Loan.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, with respect to each Lender, such Lender’s aggregate FEC Tranche A Commitment, FEC Tranche B Commitment, Hermes Commitment and Finnvera Balancing Commitment and means, relative to any Lender, such Lender’s obligation to make that Commitment available pursuant to Section 2.1.

“Commitment Fees” shall have the meaning ascribed to it in the relevant Fee Letter.

“Commitment Termination Date” means 30 January 2023.

“Construction Contract” is defined in the preamble.

“Construction Mortgage” means the first ranking shipbuilding mortgage executed or to be executed by the Builder in favour of banks and financial institutions designated by the Builder to secure loans made or to be made to the Builder to finance the construction of the Purchased Vessel.

“Contract Price” is as defined in the Construction Contract and includes a lump sum amount in respect of the NYC Allowance.

“Contractual Delivery Date” means, at any time, the date which at such time is the date specified for delivery of the Purchased Vessel under the Construction Contract, as such date may be modified from time to time pursuant to the terms of the Construction Contract.

“Covered Taxes” is defined in Section 4.6.

“Credit Support Documents” means the FEC Transfer Documents, the Hermes Insurance Policy, the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Finance Party” means the Facility Agent or any Transferring Lender who is liable to pay Break Costs pursuant to Section 3.3.3 (e) or Section 9.1.10(A)(c) as the case may be.

“Disbursement Date” means the date on which the Loan is advanced. When such expression is prefaced by the word “expected”, it shall denote the date on which the Borrower then reasonably expects the Loan to be disbursed based upon the then-scheduled Contractual Delivery Date of the Purchased Vessel.

“Dollar”, “USD” and the sign “$” mean lawful money of the United States.

“Dollar Pledged Account” means the Dollar account referred to in the Pledge Agreement.

“Effective Date” is defined in the preamble.

“Eligible German Content Amount” means the amount of the Actual German Content Component from time to time which is notified by the Builder to the Facility Agent pursuant to Section 2.4(a) and for which the Hermes Documentary Requirements have been satisfied.

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“EUR” and the sign “€” mean the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.

“EUR Pledged Account” means the EUR account referred to in the Pledge Agreement.

“Event of Default” is defined in Section 8.1.

“Existing Lender” has the meaning given to it in a Transfer Certificate.

“Existing Principal Subsidiaries” means each Subsidiary of the Borrower that is a Principal Subsidiary on the Effective Date.

“Expected Delivery Date” means the latest date on which the Purchased Vessel is expected to be delivered to the Borrower pursuant to the Construction Contract being, as at the date of this Agreement, 5 May 2022, as such date may be adjusted pursuant to the terms and conditions of the Construction Contract.

“Facility” means the term loan facility made available under this Agreement.

“Facility Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Facility Agent, and as shall have accepted such appointment, pursuant to Section 10.5.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect at the date hereof (or any amended or successor version that is substantively comparable), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FATCA Exempt Party” means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.

“FEC” means Finnish Export Credit Ltd. (Business Identity Code: 1642253-1) whose postal address is Porkkalankatu 1, PO Box 1010, FI - 00101 Helsinki, Finland.

“FEC Commitment Amount” means the sum of the FEC Tranche A Commitment Amount and the FEC Tranche B Commitment Amount.

“FEC Conversion” means the election by FEC pursuant to Section 3.3.3 that the FEC Tranche A Loan shall not bear interest at the Fixed Rate but at the FEC Tranche A Floating Rate.

“FEC Conversion Floating Rate Certificate” is defined in Section 3.3.3(c).

“FEC Conversion Notice” is defined in Section 3.3.3(b).

“FEC Financing” means the funding provided by FEC as Lender under this Agreement following the execution of the FEC Transfer Certificates.

“FEC Financing Offer” means the offer by FEC to the Borrower in relation to the FEC Loan and the Fixed Rate dated 12 April 2017 as renewed from time to time.

“FEC Lender” means an Original FEC Lender until the effective date of its FEC Transfer Certificate and, with effect from the effective date of such FEC Transfer Certificate, FEC.

“FEC Loan” means collectively the FEC Tranche A Loan and the FEC Tranche B Loan.

“FEC Margin Lender” means any Original FEC Lender, any Assignee Lender and any Transferee Lender, in each case, excluding FEC.

“FEC Prepayment Event” has the meaning given to such term in Section 9.1.10(A)(b).

“FEC Reassignment” has the meaning given to such term in Section 9.1.10(A)(a).

“FEC Supplemental Assignment Agreement” means the supplemental assignment agreement entered into between FEC, the Original FEC Lenders and the Facility Agent in relation to the FEC Financing in the form set out in Exhibit G-1.

“FEC Tranche A Commitment” means:

(a)                             for each of the Original FEC Lenders, the amount set opposite its name in Exhibit A-1 under the heading “FEC Tranche A Commitments” and the amount of any other Commitment in relation to the FEC Tranche A Commitment Amount transferred to it under this Agreement; and

(b)                         for any other Lender, the amount of any Commitment in relation to the FEC Tranche A Commitment Amount transferred to it under a Transfer Certificate or under Section 11.11.1 of this Agreement, in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.

“FEC Tranche A Commitment Amount” means, as of any date, an amount equal to the aggregate of the FEC Tranche A Commitments of all the Lenders on such date.  As of the Effective Date, the FEC Tranche A Commitment Amount is equal to (a) the US Dollar equivalent of EUR992,000,000 plus (b) the US Dollar equivalent of EUR26,794,290 being the amount of the Finnvera Premium payable with respect to the FEC Tranche A Loan, in aggregate not exceeding the US Dollar equivalent of EUR1,018,794,290.

“FEC Tranche A Loan” means that part of the Loan made or to be made (as the context may require) by the FEC Lenders to the Borrower that is referred to in Section 2.1.1(i).

“FEC Tranche A Floating Rate” means a rate per annum equal to the sum of the LIBO Rate plus the FEC Tranche A Floating Rate Margin.

“FEC Tranche A Floating Rate Margin” means the rate per cent per annum to be agreed between the Borrower and FEC in accordance with Section 3.3.3(d) or as set out in the FEC Conversion Floating Rate Certificate issued pursuant to Section 3.3.3(e).

“FEC Tranche B Commitment” means:

(a)                             for each of the Original FEC Lenders, the amount set opposite its name in Exhibit A-1 under the heading “FEC Tranche B Commitments” and the amount of any other Commitment in relation to the FEC Tranche B Commitment Amount transferred to it under this Agreement; and

(b)                         for any other Lender, the amount of any Commitment in relation to the FEC Tranche B Commitment Amount transferred to it under a Transfer Certificate or under Section 11.11.1 of this Agreement, in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.

“FEC Tranche B Commitment Amount” means, as of any date, an amount equal to the aggregate of the FEC Tranche B Commitment of all the Lenders as of such date.  As of the Effective Date, the FEC Tranche B Commitment Amount is equal to (a) the US Dollar equivalent of EUR168,000,000 plus (b) the US Dollar equivalent of EUR6,654,330 being the amount of the Finnvera Premium payable with respect to the FEC Tranche B Loan plus (c) the part of the Finnvera Premium payable with respect to the FEC Tranche A Loan not covered under the FEC Tranche A Loan, up to the US Dollar equivalent of EUR12,497,944, in aggregate not exceeding the US Dollar equivalent of EUR187,152,274.

“FEC Tranche B Loan” means that part of the Loan made or to be made (as the context may require) by the FEC Lenders to the Borrower referred to in Section 2.1.1(ii).

“FEC Tranche Commitment” means, with respect to each Lender, the sum of such Lender’s FEC Tranche A Commitment and FEC Tranche B Commitment.

“FEC Transfer Certificate” means a Transfer Certificate, to be executed by each Original FEC Lender in favour of FEC and pursuant to which all of the FEC Tranche Commitments and other rights and obligations of such Original FEC Lender under the Loan Documents shall be transferred to FEC, substantially in the form set out in Exhibit F-1.

“FEC Transfer Documents” means each FEC Transfer Certificate, the FEC Supplemental Assignment Agreement and the Finnvera Guarantee Assignment Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letter” means any letter entered into by reference to this Agreement between the Borrower, on the one hand and any or all of the Facility Agent, the Hermes Agent, the Finnvera Agent, the Mandated Lead Arrangers, the Lenders and/or FEC setting out the amount of certain fees referred to in, or payable in connection with, this Agreement.

“Final German Content Notice” is defined in Section 2.4(b).

“Final German Content Notice Date” means the date falling three (3) months prior to the Contractual Delivery Date.

“Final Maturity” means the date occurring twelve (12) years after the Disbursement Date.

“Finance Parties” means the Lenders, the Mandated Lead Arrangers, the Facility Agent, the Guarantee Holder, the Hermes Agent and the Finnvera Agent.

“Finnish Authority” means each of FEC and Finnvera.

“Finnish Ministry” means the Ministry of Economic Affairs and Employment of the State of Finland.

“Finnvera” means Finnvera plc, a company owned by the State of Finland having its principal office at Porkkalankatu 1, PO Box 1010, FI-00101 Helsinki, Finland.

“Finnvera Balancing Commitment” means:

(a)                               for each of the Original Finnvera Balancing Lenders, the amount set opposite its name in Exhibit A-1 under the heading “Finnvera Balancing Commitments” and the amount of any other Commitment in relation to the Finnvera Balancing Commitment transferred to it under this Agreement; and

(b)                              for any other Lender, the amount of any Commitment in relation to the Finnvera Balancing Commitment transferred to it under Section 11.11.1 of this Agreement,

in each case as such amount may be increased, reduced, transferred or cancelled in accordance with the terms of this Agreement.

“Finnvera Balancing Commitment Amount” means, as of any date, an amount equal to the aggregate of the Finnvera Balancing Commitment of all the Lenders as of such date. As of the Effective Date, the Finnvera Balancing Commitment Amount is equal to zero plus any Finnvera Balancing Premium that may become payable with respect to the Finnvera Balancing Loan.

“Finnvera Balancing Lenders” means the Original Finnvera Balancing Lenders and any New Lender(s) to whom all or any part of the Finnvera Balancing Commitment is transferred.

“Finnvera Balancing Loan” means that part of the Loan made or to be made (as the context may require) by the Finnvera Balancing Lenders to the Borrower referred to in Section 2.1.3.

“Finnvera Balancing Premium” means the premium payable to Finnvera (if any) under and in respect of the Second Finnvera Guarantee calculated as provided in Section 3.5.5.

“Finnvera General Terms” means the terms and conditions of Finnvera dated 1 March 2004 applicable to the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee.

“Finnvera Guarantee” means the guarantee in relation to 100% of the FEC Loan issued or to be issued by Finnvera in favour of the Guarantee Holder in the form set out in Exhibit H-1.

“Finnvera Guarantee Assignment Agreement” means the assignment agreement to be entered into by FEC as assignee and the Guarantee Holder as assignor and pursuant to which the Guarantee Holder will assign to FEC all rights to and benefits of any payments of indemnity to be made by Finnvera under the Finnvera Guarantee in the form set out in Exhibit G-2.

“Finnvera Premium” means the premium payable to Finnvera under and in respect of the Finnvera Guarantee calculated as provided in Section 3.5.4.

“Finnvera Premium Refund Formula” means an amount determined in accordance with the following formula:

0.8*d*b*c

where:

b = the remaining average maturity of the Loan at the time of the prepayment

c = the principal amount of the prepayment

d = the up-front flat guarantee premium converted into a per annum based premium.

Clarification of the formula:

(a)                               ‘0.8’ in the formula above refers to the fact that 20% of the flat guarantee premium will be retained and will not be refundable; and

(b)                               ‘d’ in the formula above is derived as follows: the guarantee premium/6.25=d, where the guarantee premium is the up-front flat guarantee premium and 6.25 is the average maturity of a loan with a 12 year OECD repayment profile.

“First Fee” is defined in Section 11.13.1.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any annual fiscal reporting period of the Borrower.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)                  net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower’s consolidated statement of cash flow for such period, to

(b)                 the sum of:

i)                                       dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

ii)                                   scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalised Lease Liabilities), in each case, of the Borrower and its Subsidiaries for such period.

“Fixed Rate” means a rate per annum equal to the sum of the CIRR plus the Fixed Rate Margin.

“Fixed Rate Loan” means the FEC Tranche A Loan bearing interest at the Fixed Rate.

“Fixed Rate Margin” means the aggregate of (i) 0.75% per annum (payable to FEC) and (ii) 0.05% per annum (payable to the FEC Margin Lenders).

“Fixed Rate Provider” means FEC in its capacity as the provider of the Fixed Rate.

“Floating Rate” means a rate per annum equal to the sum of the LIBO Rate plus the applicable Floating Rate Margin save in the case of the Floating Rate applicable to the FEC Loan following an FEC Reassignment under Section 9.1.10(A)(c) where the applicable Floating Rate shall be that determined in accordance with paragraphs (f) to (h) inclusive of Section 9.1.10(A).

“Floating Rate Indemnity Amount” is defined in Section 4.4.1(A)a.

“Floating Rate Loan” means all or any portion of the Loan (other than the FEC Tranche A Loan) bearing interest at the Floating Rate and, in the case of the FEC Tranche A Loan, the FEC Tranche A Floating Rate.

“Floating Rate Margin” means (a) in respect of the FEC Tranche B Loan the aggregate of: (i) 1.05% per annum (payable to FEC) and (ii) 0.05% per annum (payable to the FEC Margin Lenders) and (b) in respect of each of (x) the Hermes Loan and (y) if applicable, the Finnvera Balancing Loan: 1.15% per annum.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Losses Event” is defined in Section 4.4.1.

“GAAP” is defined in Section 1.4.

“German Construction Contract Component” means that portion of the Contract Price which relates to monies to be paid to German exporters, suppliers and sub-suppliers in relation to the Construction Contract.

“German Content Review Date” means each date falling at consecutive 12 monthly intervals from the Effective Date until the Final German Content Notice Date save that if such date is not a Business Day, then the German Content Review Date shall fall on the next succeeding Business Day following such date.

“Government-related Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue its or their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.

“Guarantee Holder” means KfW IPEX (for the benefit of the Original FEC Lenders or FEC and, if applicable the Original Finnvera Balancing Lenders from time to time) being the person in whose favour (i) the Finnvera Guarantee shall be issued for the benefit of the Original FEC Lenders and, following the execution of each FEC Transfer Certificate, FEC and (ii) the Second Finnvera Guarantee, if applicable, shall be issued for the benefit of the Original Finnvera Balancing Lenders and, subject to approval from Finnvera following any assignment or transfer of the Finnvera Balancing Commitment, the Finnvera Balancing Lenders.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge one or more interest, foreign currency or commodity exposures.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Hermes” means Euler Hermes Aktiengesellschaft, Gasstraße 27, 22761 Hamburg, Germany acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.

“Hermes Agent” is defined in the preamble.

“Hermes Commitment” means:

(a)                             for each of the Original Hermes Lenders, the amount set opposite its name in Exhibit A-1 under the heading “Hermes Commitments” and the amount of any other Commitment in relation to the Hermes Commitment Amount transferred to it under this Agreement; and

(b)                            for any other Lender, the amount of any Commitment in relation to the Hermes Commitment Amount transferred to it under Section 11.11.1 of this Agreement,

in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.

“Hermes Commitment Amount” means, as of any date, an amount equal to the aggregate of the Hermes Commitment of all the Lenders as of such date.  As of the Effective Date, the Hermes Commitment Amount equals the US Dollar equivalent of EUR160,000,000 plus the Hermes Fee.

“Hermes Conditions” means (i) The General Terms and Conditions for Buyer Credit Guarantees issued by Hermes with the heading Legal Basis and dated July 2017 (the “Conditions”) and (ii) The Minimum Standards for the Specific Pre-conditions for disbursements under Buyer Credit Cover issued by Hermes with the heading Practical Information (the “Standards”) and dated July 2017 unless such Conditions and Standards are no longer applicable.

“Hermes Documentary Requirements” has the meaning given to such term in Section 2.3(a).

“Hermes Fee” means the fee payable to Hermes under and in respect of the Hermes Insurance Policy.

“Hermes Insurance Policy” means the export credit guarantee (Finanzkreditgarantie) in relation to 95% of the Hermes Loan issued by the Federal Republic of Germany, represented by Hermes, in favour of the Lenders.

“Hermes Lenders” means the Original Hermes Lenders and any New Lender(s) to whom all or any part of the Hermes Commitment is transferred.

“Hermes Loan” means that part of the Loan made or to be made (as the context may require) by the Hermes Lenders to the Borrower referred to in Section 2.1.2.

“Illegality Notice” is defined in Section 3.2.2(a).

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b)

obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Interest Period” means the period from and including the Disbursement Date up to but excluding the first Repayment Date, and subsequently each succeeding period from the last day of the prior Interest Period up to but excluding the next Repayment Date, except that:

(a)                   any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next Business Day to occur, except if such Business Day does not fall in the same calendar month, the Interest Period will end on the last Business Day in that calendar month, the interest amount due in respect of the Interest Period in question and in respect of the next following Interest Period being adjusted accordingly; and

(b)                  if any Interest Period is altered by the application of a) above, the subsequent Interest Period shall end on the day on which it would have ended if the preceding Interest Period had not been so altered.

“Interest Subsidy Amount Repayable” means the amount of any interest subsidy paid in connection with the FEC Tranche A Loan under the Facility, to the extent such amount exceeds the respective amount of any interest compensation paid under the respective interest swaps made by FEC to obtain the CIRR for the FEC Tranche A Loan under the Facility, as well as annual interest on all amounts of such interest subsidy paid from the date of payment until the date of such repayment, at the interest rate referred to in paragraph 1 of Section 4 of the Finnish Interest Rate Act (633/1982), as amended.

“Interpolated Screen Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)                   the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)                 the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period.

“Investment” means, relative to any Person,

(a)                  any loan or advance made by such Person to any other Person (excluding commission, travel, expense and similar advances to officers and employees made in the ordinary course of business); and

(b)                 any ownership or similar interest held by such Person in any other Person.

“KfW IPEX” means KfW IPEX-Bank GmbH.

“Lender” and “Lenders” are defined in the preamble.

“Lender Assignment Agreement” means any Lender Assignment Agreement substantially in the form of Exhibit C.

“Lending Office” means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Facility Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.

“LIBO Rate” means:

(a)                   the Screen Rate; or

(b)                  (if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate; or

(c)                   (if (i) no Screen Rate is available for the Floating Rate Loan or (ii) no Screen Rate is available for the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate), subject to Section 3.3.6, the Reference Bank Rate, at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:

(d)                 for the purposes of determining the post-maturity rate of interest under Section 3.3.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees; and

(e)                   if the LIBO Rate determined in accordance with the foregoing provisions of this definition is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means, as the context requires:

(a)                               each of the FEC Tranche A Loan, FEC Tranche B Loan, Hermes Loan and the Finnvera Balancing Loan; or

(b)                               the principal sum in Dollars advanced by the Lenders to the Borrower upon the terms and conditions of this Agreement; or

(c)                                the amount thereof for the time being advanced and outstanding under this Agreement.

“Loan Documents” means this Agreement, the Pledge Agreement, the Fee Letters, the Loan Request and any other document jointly designated as a “Loan Document” by the Facility Agent and the Borrower.

“Loan Request” means the loan request and certificate duly executed by an Authorised Officer of the Borrower, substantially in the form of Exhibit A-2 hereto.

“Majority Lenders” means:

(a)                               at any time while FEC is not a Lender:

(i)                                   if the Loan is not then outstanding, a Lender or Lenders whose Commitments then aggregate more than 66 2/3% of the total Commitments (or, if the Commitments have been reduced to zero, aggregate more than 66 2/3% of the total Commitments immediately prior to the reduction); or

(ii)                                at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding; or

(b)                               at any time while FEC is a Lender:

(i)                                     FEC; and

(ii)                                  either:

(A)                             if the Loan is not then outstanding, a Lender or Lenders (excluding FEC) whose Commitments then aggregate more than 66 2/3% of the total Commitments (excluding for this purpose any Commitment held by FEC) (or, if such total Commitments have been reduced to zero, aggregate more than 66 2/3% of such Commitments immediately prior to the reduction); or

(B)                             at any other time, a Lender or Lenders (excluding FEC) whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding (excluding for this purpose such portion of the Loan owed to FEC).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Facility Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents.

“Material Litigation” is defined in Section 6.7.

“Maximum Balancing Amount” means, at any time, the lesser of (a) the US Dollar equivalent of EUR160,000,000 less 80% of the Eligible German Content Amount (if any) confirmed by the Facility Agent to the Borrower in accordance with Section 2.4(a) and (b) the US Dollar equivalent of EUR160,000,000 less 5% of the aggregate Commitments of the Lenders under this Agreement.

“Mitigation Period” is defined in Section 11.20(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all Capitalised Lease Obligations) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication):

(a)                  all cash on hand of the Borrower and its Subsidiaries; plus

(b)                 all Cash Equivalents.

“Net Debt to Capitalisation Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalisation on such date.

“New Financings” means proceeds from:

(a)                 borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities, and

(b)                 the issuance and sale of equity securities.

“New Lender” has the meaning given in Section 11.11.

“Non-Borrower Related Change in Law” means a Change in Law other than a Change in Law that (a) specifically relates to the Borrower or (b) relates to companies that are organized under the law of the jurisdiction of organisation or place of residence of the Borrower (but not to borrowers generally).

“Nordea Agreement” means the $1,150,000,000 amended and restated credit agreement dated as of August 23, 2013, as amended by Amendment No. 1 thereto dated as of July 10, 2015, among the Borrower, as the borrower, the various financial institutions as are or shall become parties thereto and Nordea Bank Finland PLC, New York Branch as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“NYC Allowance” has the meaning assigned thereto in Article II.1 of the Construction Contract and, when such expression is prefaced by the word “incurred”, shall mean such amount of the NYC Allowance, not exceeding EUR300,000,000 including the value of any Change Orders, as shall at the relevant time have been paid, or become payable, to the Builder by the Borrower under the Construction Contract as part of the Contract Price.

“NYC Applicable Rate” means the USD-to-EUR rate referred to in paragraph (b) of the definition of “US Dollar Equivalent”.

“Obligations” means all obligations (payment or otherwise) of the Borrower arising under or in connection with this Agreement and the other Loan Documents.

“Option Period” is defined in Section 3.2.2(c).

“Organic Document” means, relative to the Borrower, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.

“Original Lender” means each of the financial institutions listed in Exhibit A-1 as an Original FEC Lender, Original Hermes Lender or Original Finnvera Balancing Lender.

“Participant” is defined in Section 11.11.2.

“Percentage” means, relative to any Lender, the percentage set forth in Exhibit A-1 or as set out in an FEC Transfer Certificate or in the applicable Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Section 4.9 or pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.1.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means the pledge agreement in respect of the Pledged Accounts substantially in the form set out in Exhibit E as amended to take into account only the changes necessary to reflect the applicable governing law (as determined by the location of the Pledged Accounts) and any other specific and reasonable requirements of the account bank with whom the Pledged Accounts are held and approved by the Facility Agent (acting on the instructions of the Majority Lenders).

“Pledged Accounts” means the EUR Pledged Account and the Dollar Pledged Account and “Pledged Account” means either of them.

“Premium Measurement Date” means the date falling thirty (30) days prior to the Disbursement Date.

“Prepayment Event” is defined in Section 9.1.

“Principal Subsidiary” means any Subsidiary of the Borrower that owns a Vessel.

“Purchased Vessel” is defined in the preamble.

“Recovered Amount” is defined in Section 4.10.1.

“Recovering Lender” is defined Section 4.10.1.

“Redistributed Amount” is defined Section 4.10.4.

“Reference Banks” means those minimum of three banks designated as Reference Banks by the Facility Agent from time to time that are reasonably acceptable to the Borrower, and each additional Reference Bank and/or each replacement Reference Bank appointed by the Facility Agent pursuant to Section 3.3.6.

“Reference Bank Rate” means the rate per annum certified by the Facility Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Floating Rate Loan and for a period the length of the relevant Interest Period (or for such other period as shall be agreed by the Borrower and the Facility Agent with the consent of the Majority Lenders).

“Register” is defined in Section 11.11.3.

“Reinvestment Rate” means a rate equal to the estimated yield in dollars on debt certificates issued by the Republic of Finland for the period referred to in Section 4.4.1(A)b as determined by FEC.

“Repayment Date” means each of the dates for payment of the repayment instalments of the Loan pursuant to Section 3.1.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Financial Inc.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or any person owned or controlled by any such Person or Persons, or (b) any Person operating or organised in a Sanctioned Country.

“Screen Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to six months (or for such other period as shall be agreed by the Borrower and the Facility Agent with the consent of the Majority Lenders) which appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Fee” is defined in Section 11.13.

“Second Finnvera Guarantee” means, if applicable, the guarantee in relation to 95% of the Finnvera Balancing Loan issued or to be issued by Finnvera in favour of the Guarantee Holder in the form set out in Exhibit H-2.

“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the Obligations as given by Moody’s and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency).  For purposes of the foregoing, (i) if only one of S&P and Moody’s shall have in effect a Senior Debt Rating, the Finnvera Premium or Finnvera Balancing Premium, as applicable, shall be determined by reference to the available rating; (ii) if neither S&P nor Moody’s shall have in effect a Senior Debt Rating, the Finnvera Premium or Finnvera Balancing Premium, as applicable, will be set in accordance with Level 4 of the relevant Pricing Grid, unless (A) the Borrower has obtained from at least one of such agencies a private implied rating for its senior debt as of the Premium Measurement Date or (B) having failed to obtain such private rating as of the Premium Measurement Date, the Borrower and Finnvera shall have agreed within 10-days of the Premium Measurement Date on an alternative rating method, which agreed alternative shall apply for the purposes of this Agreement; (iii) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Premium Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; and (iv) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Senior Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Sharing Lenders” is defined in Section 4.10.2.

“Sharing Payment” is defined in Section 4.10.1.

“Stockholders’ Equity” means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Transfer Certificate” means a certificate substantially in the form of Exhibit F-2 or any other form agreed between the Facility Agent and the Borrower.

“Transferee Lender” has the meaning given to it in Section 11.11.1 (A).

“Transferring Lender” has the meaning given to it in the FEC Supplemental Assignment Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act 2001, as amended.

“US Dollar Equivalent” means:

(a)                for all EUR amounts payable in respect of the Contract Price (excluding the portion thereof comprising the NYC Allowance), the total of such EUR amounts converted to a corresponding Dollar amount as determined using the weighted average rate of exchange that the Borrower has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amounts of EUR with Dollars for the payment of the instalments of the Contract Price (including the final instalment payable on the Actual Delivery Date) and including in such weighted average the spot rates for any EUR amounts due that have not been hedged by the Borrower (the “Weighted Average Rate”);

(b)                for all EUR amounts payable in respect of the NYC Allowance, the total of such EUR amounts converted to a corresponding Dollar amount as determined using the USD-to-EUR rate used by the Borrower to convert the relevant USD amount of the amount of the NYC Allowance into EUR for the purpose of the Builder invoicing the same to the Borrower in EUR in accordance with the Construction Contract; and

(c)                for the calculation and payment of the Hermes Fee in Dollars, the amount thereof in EUR converted to a corresponding Dollar amount as determined by Hermes on the basis of the latest rate for the purchase of EUR with Dollars to be published by the German Federal Ministry of Finance prior to the time that Hermes issues its invoice for the Hermes Fee.

Such rate of exchange under (a) above (whether forward or spot) shall be evidenced by foreign exchange counterparty confirmations.  The US Dollar Maximum Loan Amount under (a) above shall be calculated by the Borrower in consultation with the Facility Agent no less than ten (10) Business Days prior to the service of the Loan Request.  Such rate of exchange under (b) above shall be evidenced by the production prior to the Disbursement Date of the invoice from the Borrower to the Builder in respect of the NYC Allowance, which invoice shall contain the USD/EUR exchange rate used for determining the EUR amount of the NYC Allowance.  The US Dollar Equivalent amount of the Hermes Fee shall be calculated by Hermes and notified by the Facility Agent in writing to the Borrower as soon as practicable after Hermes issues its invoice therefor.

“US Dollar Maximum Loan Amount” is defined in the preamble.

“US Tax Obligor” means the Borrower, to the extent that it is resident for tax purposes in the U.S.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Vessel” means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.

“Weighted Average Rate” has the meaning given to it in paragraph (a) of the definition of the term “US Dollar Equivalent”.

SECTION 1.2. Use of Defined Terms

Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalised, have such meanings when used in the Loan Request and each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3. Cross-References

Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Accounting and Financial Determinations

Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP, upon any such election and notice to the Facility Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of the first set of financial statements provided to the Facility Agent hereunder, there is a change in the manner of determining any of the items referred to herein or therein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Facility Agent) be such as to affect the basis or efficacy of the financial covenants contained in Section 7.2.4 in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of Section 7.2.4 continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
COMMITMENTS AND BORROWING PROCEDURES

SECTION 2.1. Commitment

On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make its portion of the Loan pursuant to its Commitment described in this Section 2.1.  No Lender’s obligation to make its portion of the Loan shall be affected by any other Lender’s failure to make its portion of the Loan.

SECTION 2.1.1. Commitment of FEC Lenders.

On the Disbursement Date, each FEC Lender will make available to the Borrower (i) a loan in a maximum amount up to but not exceeding such FEC Lender’s FEC Tranche A Commitment and (ii) a loan in a maximum amount up to but not exceeding such FEC Lender’s FEC Tranche B Commitment.

SECTION 2.1.2.  Commitment of Hermes Lenders.

On the Disbursement Date, each Hermes Lender will make available to the Borrower a loan in a maximum amount up to but not exceeding such Hermes Lender’s Hermes Commitment.

SECTION 2.1.3. Commitment of Finnvera Balancing Lenders.

On the Disbursement Date, if applicable, each Finnvera Balancing Lender will make available to the Borrower a loan in a maximum amount up to but not exceeding such Finnvera Balancing Lender’s Finnvera Balancing Commitment.

SECTION 2.1.4. Commitment Termination Date.

Each Lender’s Commitment shall terminate on the earlier of (i) the Commitment Termination Date if the Purchased Vessel is not delivered to the Borrower prior to such date and (ii) the Actual Delivery Date.

SECTION 2.1.5. Defaulting Lender.

If any Lender shall default in its obligations under Section 2.1, the Facility Agent shall, at the request of the Borrower, use reasonable efforts to assist the Borrower in finding a bank or financial institution acceptable to the Borrower to replace such Lender.

SECTION 2.1.6. Reductions, increases and cancellations.

Unless expressly provided to the contrary:

(a)                       any reduction, or cancellation of the FEC Tranche A Commitment shall adjust, reduce or cancel (as applicable) each FEC Lender’s respective FEC Tranche A Commitment pro rata according to the amount of its respective FEC Tranche A Commitment immediately prior to such adjustment, reduction or cancellation;

(b)                      any reduction or cancellation of the FEC Tranche B Commitment shall adjust, reduce, increase or cancel (as applicable) each FEC Lender’s respective FEC Tranche B Commitment pro rata according to the amount of its respective FEC Tranche B Commitment immediately prior to such adjustment, reduction or cancellation;

(c)                       any reduction or cancellation of the Hermes Commitment shall reduce or cancel (as applicable) each Hermes Lender’s Hermes Commitment pro rata according to the amount of its respective Hermes Commitment immediately prior to such reduction or cancellation; and

(d)                     any increase, reduction or cancellation of Finnvera Balancing Commitment shall adjust, reduce or cancel (as applicable) each Finnvera Balancing Lender’s Finnvera Balancing Commitment pro rata according to the amount of its respective Finnvera Balancing Commitment immediately prior to such adjustment, reduction or cancellation.

SECTION 2.2. Voluntary Reduction of Commitments

(a)                           The Borrower may at any time prior to the date of a Loan Request terminate, or from time to time partially reduce, the Commitments upon written notice to the Facility Agent setting forth the total amount of the reduction in Commitments (the “Reduction Notice”); provided that any such reduction shall be applied (i) pro rata among the FEC Commitment Amount, the Hermes Commitment Amount and the Finnvera Balancing Commitment Amount determined immediately prior to giving effect to such reduction and provided that any such reduction shall not result in the Hermes Commitment at any time being less than 5% of the amount of the total Commitments, (ii) as between the FEC Tranche A Commitment Amount and the FEC Tranche B Commitment Amount, as directed by the Borrower in the Reduction Notice and (iii) as among each FEC Lender holding an FEC Tranche A Commitment, pro rata according to the amount of its respective FEC Tranche A Commitment immediately prior to giving effect to such reduction, (iv) as among each FEC Lender holding an FEC Tranche B Commitment, pro rata according to the amount of its respective FEC Tranche B Commitment immediately prior to giving effect to such reduction, (v) as among each Hermes Lender holding a Hermes Commitment, pro rata according to the amount of its respective Hermes Commitment immediately prior to giving effect to such reduction and (vi) as among each Finnvera Balancing Lender holding a Finnvera Balancing Commitment, pro rata according to the amount of its respective Finnvera Balancing Commitment immediately prior to giving effect to such reduction.  The requested reduction shall be effective two Business Days after the date of delivery of the Reduction Notice to the Facility Agent.

(b)            Except as provided in Sections 2.2(c) and 2.2(d) below, each voluntary reduction in Commitments pursuant to this Section 2.2 shall be without premium or penalty.

(c)                                         If, during the period commencing on the Effective Date and ending on the Disbursement Date, the Borrower howsoever reduces the FEC Tranche A Commitment Amount to less than the US Dollar equivalent of

EUR1,018,794,290, the Borrower shall pay such Break Costs as required by, and in accordance with, Section 4.4.

(d)                                       Where the Commitments are terminated or reduced pursuant to this Section 2.2, the Borrower shall pay to the Facility Agent and the Lenders any fees and commissions that have accrued to but excluding the date of termination or partial reduction (but, in the case of a partial reduction of Commitments, only in respect of the amount of the partial reduction).  Any such payment shall be made on the second (2nd) Business Day following receipt by the Borrower of an invoice setting forth the accrued fees and commissions so payable.

SECTION 2.3. Notification of Hermes Documentary Requirements

(a)                 Promptly following its receipt of the Hermes Insurance Policy, the Facility Agent shall notify the Borrower in writing (with a copy to the Builder) of the documentary requirements specified by Hermes in the letter from Hermes and the letter from Hermes to the Hermes Agent detailing the Hermes Documentary Requirements (as defined below) in order for the Hermes Insurance Policy to become effective in relation to any specified German Construction Contract Component from time to time (the “Hermes Documentary Requirements”).

(b)               The Hermes Documentary Requirements as notified by the Facility Agent to the Borrower pursuant to Section 2.3(a) shall constitute the definitive list of documents which are to be delivered to the Facility Agent pursuant to Section 5.1.6(d)

SECTION 2.4. Adjustment of Hermes Commitment Amount and Finnvera Balancing Commitment Amount.

(a)                  The Finnvera Balancing Commitment Amount may be increased from zero to an amount up to but not exceeding the aggregate of the Maximum Balancing Amount and the Finnvera Balancing Premium subject to and in accordance with this Section 2.4 only.  In order to determine the Maximum Balancing Amount, from time to time, the Facility Agent shall request the Builder (up to 4 weeks before each German Content Review Date) to (a) confirm to the Facility Agent and the Borrower in writing the amount of the Actual German Content Component which is known or confirmed at that time and that part of such Actual German Content Component (if any) for which the Hermes Documentary Requirements can be satisfied and (b) provide copies of all the Hermes Documentary Requirements which are then available for any or all of the confirmed Actual German Content Component.  On each German Content Review Date the Maximum Balancing Amount shall reduce by the Eligible German Content Amount which is confirmed at that time provided that the Facility Agent has received from the Builder (in satisfactory form) the relevant Hermes

Documentary Requirements for such Eligible German Content Amount.  Following each German Content Review Date the Facility Agent shall calculate and confirm to the Borrower in writing the Maximum Balancing Amount then available in accordance with this Agreement which amount cannot be increased following each such confirmation.

(b)                 At any time up to the Final German Content Notice Date, the Borrower may, by written notice to the Facility Agent (the “Final German Content Notice”), elect without premium or penalty to re-allocate a portion of the Hermes Commitment Amount to the Finnvera Balancing Commitment Amount in the event the German Construction Contract Component at such time is expected to be less than EUR200,000,000 and/or there are any elements of the German Construction Contract Component for which the Hermes Documentary Requirements have not been satisfied (and are unlikely to be satisfied by the Final German Content Notice Date (or such later date in advance of the Contractual Delivery Date as the Borrower may agree with the Builder and the Facility Agent)).  Any such written notice shall be accompanied by a letter from the Builder regarding the then Actual German Content Component and the then current status of the Hermes Documentary Requirements.  The amount that may be re-allocated pursuant to this Section 2.4(b) shall not exceed (a) 80% of the difference between EUR200,000,000 and the Eligible German Content Amount or (b) the Maximum Balancing Amount then available plus the Finnvera Balancing Premium provided that in each case, the Hermes Commitment Amount shall at all times be equal to or greater than 5% of the aggregate Commitments of the Lenders under this Agreement.

(c)                  It is agreed that any partial deficiency in the fulfilment of the Hermes Documentary Requirements relating to a part of the German Construction Contract Component shall not affect the validity of the Hermes Insurance Policy in relation to the remaining German Construction Contract Component and shall not affect the Borrower’s right to draw such portion of the Hermes Commitment Amount upon the terms of this Agreement in relation to all those elements of the German Construction Contract Component for which the Hermes Documentary Requirements have been met.

(d)               In the circumstances set forth in this Section 2.4 only, the Finnvera Balancing Commitment Amount (including any amount specified in Section 2.4(b)) shall be available to the Borrower under the terms of this Agreement.

(e)                Section 2.1.6 shall apply to any adjustment of the Hermes Commitment Amount and/or the Finnvera Balancing Commitment Amount under this Section 2.4.

(f)                   In the event the Facility Agent has not received the Final German Content Notice by the Final German Content Notice Date or, if as of such Final

German Content Notice Date, the Facility Agent has received written notice from the Borrower (accompanied by a letter from the Builder) indicating that the German Construction Contract Component is equal to or greater than EUR200,000,000 and that all Hermes Documentary Requirements can be met in relation to the German Construction Component, then the Finnvera Balancing Commitment will be automatically cancelled without premium or penalty and will not be available for drawing.

SECTION 2.5. Borrowing Procedure

(a)    The Borrower shall deliver a Loan Request and the documents required to be delivered pursuant to Section 5.1.1(a) to the Facility Agent on or before 10:00 a.m., London time, not more than fifteen (15) or less than eight (8) Business Days in advance of the Disbursement Date, the Disbursement Date being two (2) Business Days prior to the Expected Delivery Date (the “Loan Request Date”).  The Loan Request shall indicate the amount of each of the FEC Tranche A Loan, FEC Tranche B Loan, Hermes Loan and Finnvera Balancing Loan that the Borrower, in its discretion, elects to draw hereunder provided that:

i.              the aggregate amount of FEC Tranche A Loan shall not exceed the FEC Tranche A Commitment Amount as of the Loan Request Date;

ii.          the aggregate amount of FEC Tranche B Loan shall not exceed the FEC Tranche B Commitment Amount as of the Loan Request Date;

iii.      the aggregate amount of Hermes Loan shall not exceed the Hermes Commitment Amount as of the Loan Request Date and shall not be less than 5% of the aggregate amount of the Loan;

iv.      the aggregate amount of Finnvera Balancing Loan shall not exceed the Finnvera Balancing Commitment Amount as of the Loan Request Date; and

v.          the aggregate amount of the Loan shall not exceed the US Dollar Maximum Loan Amount.

(b)                The Facility Agent shall, no later than 11:00 a.m., London time, eight (8) Business Days prior to the Disbursement Date, notify each Lender of any Loan Request by forwarding a copy thereof to each Lender, together with its attachments.  On the terms and subject to the conditions of this Agreement, the Loan shall be made on the date specified in such Loan Request provided that it is a Business Day.  On or before 2:00 p.m., London time, on the Business Day specified in such Loan Request, each Lender shall, without any set-off or counterclaim, deposit with the Facility Agent same day Dollar funds in an amount equal to such Lender’s Percentage of each of the FEC

Loan, Hermes Loan and, if applicable, Finnvera Balancing Loan requested by such Loan Request.  Such deposit will be made to an account which the Facility Agent shall specify from time to time by notice to the Lenders.  To the extent funds are so received from the Lenders, the Facility Agent shall, without any set-off or counterclaim, make such funds available to the Borrower on the Business Day specified in the Loan Request by wire transfer of same day funds to the account or accounts the Borrower shall have specified in its Loan Request.

(c)                 The Borrower shall be entitled, upon receipt of the Dollar funds into the account referred to in Section 2.5(b) above, (i) to complete the purchase of EUR with its counterparties or otherwise as set out in the Loan Request (by authorising and instructing the Facility Agent to remit the necessary Dollar funds to the said counterparties) and shall procure the payment of all EUR proceeds of such transactions to the EUR Pledged Account no later than the Business Day immediately following the Business Day specified in the Loan Request and (ii) to the extent of any such Dollar funds as shall not be used to purchase EUR, shall procure (by authorising and instructing the Facility Agent accordingly) the payment of such Dollar funds to the Dollar Pledged Account on the Disbursement Date.

(d)                The Facility Agent shall direct that moneys standing to the credit of the Pledged Accounts shall, in the manner set out in the Loan Request and in accordance with the requirements and provisions of the Pledge Agreement, be disbursed as follows on the dates specified below:

(i)                                            on the Actual Delivery Date, in EUR, to the account of the Builder, as designated by the Builder and identified by the Borrower in the Loan Request, to the extent necessary to meet the final instalment of the Contract Price (including any portion thereof attributable to the NYC Allowance) provided that the Hermes Loan shall only finance up to the lesser of EUR160,000,000 and 80% of the German Construction Contract Component, with the FEC Tranche A Loan, FEC Tranche B Loan and, if applicable, Finnvera Balancing Loan financing the balance of the final instalment.

(ii)                                      on the Disbursement Date, in Dollars to Finnvera in payment of (a) the Finnvera Premium; and (b) if applicable, the Finnvera Balancing Premium provided that the relevant portion of the FEC Tranche A Loan and/or the FEC Tranche B Loan shall only finance the Finnvera Premium and, if applicable, the relevant portion of the Finnvera Balancing Loan shall only finance the Finnvera Balancing Premium; and

(iii)                                  on the Actual Delivery Date, in Dollars (based on the spot rate of exchange specified in the invoice issued by Hermes prior to the Actual Delivery Date) (a) to Hermes in payment of the Second

Fee; and (b) to the account of the Borrower, as designated by the Borrower and identified by the Borrower in the Loan Request, in reimbursement of the First Fee and in respect of any additional amounts standing to the Dollar Pledged Account as of the date of such disbursement provided that the relevant portion of the Hermes Loan shall only finance payment of such First Fee and Second Fee.

SECTION 2.6. Funding

Each Lender may, if it so elects, fulfil its obligation to make or continue its portion of the Loan hereunder by causing a branch or Affiliate (or an international banking facility created by such Lender) other than that indicated next to its signature to this Agreement or, as the case may be, in the relevant Transfer Certificate or Lender Assignment Agreement, to make or maintain such portion of the Loan; provided that such portion of the Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such portion of the Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that the Borrower shall not be required to pay any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had the Lender not caused such branch or Affiliate (or international banking facility) to make or maintain such portion of the Loan.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and prepayment consequent upon reduction in Contract Price

(a)                  Subject to Section 3.1(b), the Borrower shall repay the Loan in 24 equal semi-annual instalments, with the first instalment to fall due on the date falling six (6) months after the Disbursement Date and the final instalment to fall due on the date of Final Maturity.

(b)                 If, on the Actual Delivery Date, the outstanding principal amount of the Loan exceeds the US Dollar Maximum Loan Amount (as a result of a reduction in the Contract Price after the Disbursement Date and before the delivery of the Purchased Vessel), the Borrower shall prepay the Loan in an amount equal to such excess within two (2) Business Days after the Actual Delivery Date.  Any such partial prepayment shall be applied on a pro rata basis across each of the FEC Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan provided that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan and provided that such pro rata application across the Loan shall not result in the Hermes Loan being less than 5% of the amount of the Loan.

(c)                   No amount repaid or prepaid by the Borrower pursuant to this Section 3.1 may be re-borrowed under the terms of this Agreement.

SECTION 3.2. Prepayment

SECTION 3.2.1. Voluntary Prepayment

The Borrower:

(a)                    may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:

(i)       all such voluntary prepayments shall require (x) for prepayments on or after the Disbursement Date made prior to the Actual Delivery Date in respect of the advance made on the Disbursement Date, at least two (2) Business Days’ prior written notice to the Facility Agent, and (y) for all other prepayments, at least thirty (30) calendar days’ prior written notice (or such shorter period as the Majority Lenders may agree), if all or any portion of the prepayment is to be applied in prepayment of the Fixed Rate Loan, or otherwise at least five (5) Business Days’ (or, if such prepayment is to be made on the last day of an Interest Period for the Loan, four (4) Business Days’) prior written notice, in each case to the Facility Agent; and

(ii)     all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or in the remaining amount of the Loan) and shall be applied in forward order of maturity, inverse order of maturity or rateably at the Borrower’s option against the remaining instalments; provided, however, that any such partial prepayment shall be applied on a pro rata basis across each of the FEC Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan and provided further that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan; and

(iii)    any voluntary prepayment shall not result in the Hermes Loan being less than 5% of the amount of the Loan at any time.

SECTION 3.2.2. Illegality

(a)                    If, by reason of a Change in Law, it becomes unlawful under any applicable law (i) for a Lender to be subject to a commitment to make available to the Borrower such Lender’s portion of the FEC Loan, Hermes Loan and/or Finnvera Balancing Loan, (ii) for a Lender to make or hold its portion of the FEC Loan, Hermes Loan and/or Finnvera Balancing Loan in its Lending Office, (iii) for a Lender to receive a payment under this Agreement or any other Loan Document or (iv) for a Lender to comply with any other material provision of, or to perform its obligations as contemplated by, this Agreement or any other Loan Document, the Lender affected by such Change in Law may give written notice (the “Illegality Notice”) to the Borrower and the Facility Agent of such Change in Law, including reasonable details of the relevant Change of Law and specifying which, if not all, of its Commitment (the “Affected Commitment”) and portion of the Loan (the “Affected Loan”) is affected by such Change in Law.  Any Illegality Notice must be given by a Lender no later than 120 days after such Lender first obtains actual knowledge or written notice of the relevant Change in Law.

(b)                  If an affected Lender delivers an Illegality Notice prior to the Disbursement Date, then, subject to Section 11.20, (1) while the arrangements contemplated by the following clause (2) have not yet been completed and the Affected Commitment of such Lender has not been formally cancelled, such Lender shall not be obliged to fund its Affected Commitment and (2) the Borrower shall be entitled at any time within 50 days after receipt of such Illegality Notice to replace such Lender with another Lender hereunder or one or more other financial institutions (I) reasonably acceptable to the Facility Agent and (II) acceptable to each of Finnvera (in respect of the FEC Loan and, if applicable the Finnvera Balancing Loan) and/or Hermes (in respect of the Hermes Loan) (as applicable); provided that any such assignment or transfer shall be either (x) in the case of a single assignment or transfer, an assignment or transfer of all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Commitment or (y) in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Commitment.  If, at the end of such 50-day period, the Borrower has not so replaced such affected Lender as aforesaid and no alternative arrangements have been implemented pursuant to Section 11.20, the Affected Commitment held by such Lender shall be cancelled.

(c)                  Subject to Proviso (a) in Section 9.2, if an affected Lender delivers an Illegality Notice on or following the Disbursement Date, then the Borrower shall have the right, but not the obligation, exercisable at any time within 50 days after receipt of such Illegality Notice (the “Option Period”), either (1) to prepay the portion of the Affected Loan held by such Lender in full on or before the expiry of the Option Period, together with all unpaid interest and fees thereon accrued to but excluding the date of such prepayment, or (2) to replace such Lender on or before the expiry of the Option Period with another Lender hereunder or one or more other financial institutions (I) reasonably acceptable to the Facility Agent and (II) acceptable to Finnvera (in respect of the FEC Loan and, if applicable, the Finnvera Balancing Loan) and/or Hermes (in respect of the Hermes Loan) (as applicable); provided that (x) in the case of a single assignment or transfer, any such assignment or transfer shall be either an assignment or transfer of all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Loan or, in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Loan and (y) no Lender shall be obliged to make any such assignment or transfer as a result of an election by the Borrower pursuant to this Section 3.2.2(c) unless and until such Lender shall have received one or more payments from one or more Assignee Lenders, Transferee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Affected Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment or transfer (and all other amounts then owing to such Lender under this Agreement with respect to the Affected Loan).

SECTION 3.2.3. Prepayment requirements

Each prepayment of the Loan made pursuant to this Section 3.2 shall be without premium or penalty, except as may be required by Section 4.4.  No amounts prepaid by the Borrower may be re-borrowed under the terms of this Agreement.

SECTION 3.3. Interest Provisions

Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.3.

SECTION 3.3.1. Rates

(a)                   The Loan shall accrue interest from the Disbursement Date to the date of repayment or prepayment of the Loan in full to the Lenders as follows:

(i)       on the FEC Tranche A Loan at the Fixed Rate;

(ii)      on the FEC Tranche B Loan, Hermes Loan and the Finnvera Balancing Loan,  at the applicable Floating Rate,

subject to any conversion of the FEC Tranche A Loan to a Floating Rate Loan in accordance with Section 3.3.3 in which case interest shall accrue on the FEC Tranche A Loan at the FEC Tranche A Floating Rate with effect from the date set forth in Section 3.3.3(b) or Section 3.3.3(c), as applicable.  Interest calculated at the Fixed Rate, the relevant Floating Rate or the FEC Tranche A Floating Rate shall be payable semi-annually in arrears on each Repayment Date.  The Floating Rate Loan shall bear interest for each Interest Period, from and including the first day of such Interest Period up to but excluding the last day of such Interest Period, at the interest rate determined as applicable to the Floating Rate Loan for such Interest Period.  All interest shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.

(b)                 In relation to interest accruing on the FEC Loan it is agreed that interest shall accrue at the rates specified in Section 3.3.1(a) above and that a portion of the interest which has accrued at a rate equal to 0.05% per annum shall be paid to the Facility Agent for the account of each of the FEC Margin Lenders and the remainder of such interest shall be paid to the Facility Agent for the account of FEC.

SECTION 3.3.2. Conversion to FEC Tranche A Floating Rate

The Borrower shall only be obliged to make any indemnity or compensation payment to any Lender in connection with any conversion of the FEC Tranche A Loan from the Fixed Rate to the FEC Tranche A Floating Rate following an FEC Conversion pursuant to Section 3.3.3 and in the circumstances set out in Section 3.3.3(b) and (c) below.

SECTION 3.3.3. FEC Conversion

(a)                    The parties to this Agreement acknowledge and agree that, at any time when the FEC Tranche A Loan is payable at the Fixed Rate, FEC will have the right to effect an FEC Conversion with respect to the FEC Tranche A Loan (if it has been advanced) or the FEC Commitment relating to the FEC Tranche A Loan (if the FEC Tranche A Loan has not been advanced) if:

(i)       the funds made available under the Loan have been used for a purpose other than pursuant to Section 2.5(d);

(ii)      the Borrower has provided incorrect information in relation to an essential issue or failed to disclose matters that have an essential impact on the terms and conditions set out in schedule 3 of the FEC Supplemental Assignment Agreement or the approval of the FEC Financing;

(iii)    a Transferring Lender or the Facility Agent has provided incorrect information in an essential matter in connection with the Application or failed to disclose matters that have an essential impact on the approval of the FEC Financing; or

(iv)    a Transferring Lender or the Facility Agent is, in connection with the export transaction pursuant to the Construction Contract or the Loan, found by a court of competent jurisdiction to have been engaged prior to the Disbursement Date in any act that constitutes corrupt activity within the meaning described in clause 12 of the FEC Supplemental

Assignment Agreement, or if otherwise the same is proven without controversy.

(b)                   In the event that FEC is entitled under the terms of clause 13.1.1 of the FEC Supplemental Assignment Agreement to effect an FEC Conversion, it shall notify the Borrower through the Facility Agent and advise of the date on which the Fixed Rate will terminate and the FEC Tranche A Floating Rate will apply (the “FEC Conversion Notice”) and the Borrower and FEC shall agree the FEC Tranche A Floating Rate Margin which is to apply for purposes of determining the FEC Tranche A Floating Rate in accordance with the procedure set out in a separate side letter between the Borrower and FEC.  Any margin agreed shall constitute the FEC Tranche A Floating Rate Margin to apply to the FEC Tranche A Loan effective on and from the date specified in the Conversion Notice.

(c)                    If the Borrower and FEC are unable to agree upon the alternative margin to apply for purposes of determining the FEC Tranche A Floating Rate as provided in Section 3.3.3(b), FEC shall set the FEC Tranche A Floating Rate Margin and FEC shall furnish a certificate to the Borrower and the Facility Agent (the “FEC Conversion Floating Rate Certificate”) setting forth such rate (including margin) as soon as reasonably practicable, which FEC Tranche A Floating Rate Margin shall be effective on and from the date specified in the Conversion Notice.

(d)                  If an FEC Conversion occurs due to occurrence of the events or circumstances specified in Section 3.3.3(a)(ii), the Borrower shall indemnify FEC in its capacity as Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and (y) the Interest Subsidy Amount Repayable.

(e)                    If an FEC Conversion occurs due to the occurrence of the events or circumstances specified in Section 3.3.3(a)(i), (iii) or (iv), then, unless such events or circumstances are directly attributable to a breach by the Borrower of its obligations under the Loan Documents, the Facility Agent or Transferring Lender or Transferring Lenders who provided such incorrect information or engaged in such corrupt activity shall (A) indemnify FEC in its capacity as Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and, except when Section 3.3.3(a)(iv) is applicable, (y) the Interest Subsidy Amount Repayable and (B) indemnify the Borrower no later than three (3) Business Days following the end of each Interest Period for any increase in the amount of interest which the Borrower has paid to the Facility Agent for such Interest Period in respect of the FEC Tranche A Loan as a result of the conversion from the Fixed Rate to the FEC Tranche A Floating Rate.

(f)                    If an FEC Conversion occurs due to the occurrence of the events or circumstances specified in Section 3.3.3(a)(i), (iii) or (iv) which are directly attributable to a breach by the Borrower of its obligations under the Loan Documents, the Borrower shall indemnify FEC in its capacity as Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and (y) the Interest Subsidy Amount Repayable.

(g)                  In the case of the indemnity under paragraph (d) or (f), the Facility Agent shall provide the Borrower with a certificate prepared by FEC to show, in sufficient detail, the method and basis of the computation of such Break Costs and Interest Subsidy Amount Repayable.  In any case referred to in this Section 3.3.3(g), the Facility Agent shall collect from the Borrower the payments payable by the Borrower hereunder and pay such collected payments to FEC without delay upon receipt of such payments from the Borrower.

SECTION 3.3.4. Post-Maturity Rates

After the date any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period while such payment is overdue at a rate per annum certified by the Facility Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to (a) in the case of any principal amount of a Fixed Rate Loan, the sum of the Fixed Rate plus 2% per annum, (b) in the case of any principal amount bearing interest at the FEC Tranche A Floating Rate, the sum of the FEC Tranche A Floating Rate plus 2% per annum or (c) in the case of any principal amount of the FEC Tranche B Loan, the sum of the Floating Rate applicable to such FEC Tranche B Loan plus 2% per annum or (d) in the case of any principal amount of the Hermes Loan or the Finnvera Balancing Loan or any other amount representing a monetary Obligation, the sum of the Floating Rate applicable to such Hermes Loan and Finnvera Balancing Loan plus 2% per annum.

SECTION 3.3.5. Payment Dates

Interest accrued on the Loan shall be payable, without duplication, on the earliest of:

(a)                   each Repayment Date;

(b)                 the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid);

(c)                  on that portion of the Loan the repayment of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration; and

(d)                 in the case of any interest on any principal, interest or other amount owing under this Agreement or any other Loan Document that is overdue, from time to time on demand of the Facility Agent until such overdue amount is paid in full.

SECTION 3.3.6. Interest Rate Determination; Replacement Reference Banks

The Facility Agent shall obtain from each Reference Bank timely information for the purpose of determining the LIBO Rate in the event that no relevant rate as described in paragraphs (a) and (b) of the definition of “LIBO Rate” is available and the LIBO Rate is to be the Reference Bank Rate.  If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Facility Agent for the Reference Bank Rate, the Facility Agent shall determine the Reference Bank Rate on the basis of the information furnished by the remaining Reference Banks.  If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Facility Agent shall, at the direction of the Majority Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder.  The Facility Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to the Reference Bank Rate.

SECTION 3.4. Commitment Fees

The Borrower agrees to pay to the Facility Agent for the account of each Lender the commitment fees on the dates and in the amounts set out in a Fee Letter.

SECTION 3.5. Fees

SECTION 3.5.1. Syndication Fee

The Borrower agrees to pay to the Facility Agent for the account of the Original Lenders and the Lenders (other than FEC) a syndication fee on the dates and in the amounts set out in a Fee Letter.

SECTION 3.5.2. [intentionally left blank]

SECTION 3.5.3. Agency Fee

The Borrower agrees to pay the Facility Agent (for its own account) an agency fee on the dates and in the amounts set out in a Fee Letter.

SECTION 3.5.4. Finnvera Premium

On the Disbursement Date, the Borrower shall pay to the Facility Agent, for the account of and as agent for Finnvera, an amount equal to the product of the Applicable Finnvera Rate and the principal amount of the FEC Loan in Dollars.

SECTION 3.5.5. Finnvera Balancing Premium

On the Disbursement Date, the Borrower shall pay to the Facility Agent, for the account of and as agent for Finnvera, an amount equal to the product of the Applicable Finnvera Rate and the principal amount of the Finnvera Balancing Loan in Dollars.

SECTION 3.5.6. Finnvera Handling Fee

The Borrower agrees to pay to the Facility Agent for and on behalf of Finnvera, the amount of the handling fee which has been invoiced by Finnvera pursuant to the Finnvera Guarantee in an amount equal to EUR20,000.  Such handling fee shall be due and payable within 14 days of the Effective Date.

SECTION 3.6. Other Fees

The Borrower agrees to pay to the Facility Agent the agreed-upon fees set forth in the Fee Letters on the dates and in the amounts set forth therein.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful

If after the Effective Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain its portion of (i) the FEC Tranche A Loan in the event it is accruing interest at the FEC Tranche A Floating Rate (ii) the FEC Tranche B Loan (iii) the Hermes Loan and/or (iv) if applicable, the Finnvera Balancing Loan based on the LIBO Rate, the obligation of such Lender to make, continue or maintain its portion of such (i) FEC Tranche A Loan (ii) FEC Tranche B Loan (iii) Hermes Loan and/or (iv) the Finnvera Balancing Loan bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Facility Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to make, continue and maintain its portion of such FEC Tranche A Loan, FEC Tranche B Loan, Hermes Loan and/or Finnvera Balancing Loan hereunder shall be automatically converted into an obligation to make, continue and maintain its portion of such (i) FEC Tranche A Loan (ii) FEC Tranche B Loan (iii) Hermes Loan and/or (iv) Finnvera Balancing Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the applicable Floating Rate Margin (in relation to the FEC

Tranche B Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan or the FEC Tranche A Floating Rate Margin (in relation to the FEC Tranche A Loan where following an FEC Conversion this is subject to the FEC Tranche A Floating Rate).

SECTION 4.2. Screen Rate or Deposits Unavailable

If, in relation to the Floating Rate Loan, the Facility Agent shall have determined that:

(a)                  the Screen Rate shall cease to be available as a publicly available benchmark rate; or

(b)                 Dollar deposits in the relevant amount and for the relevant Interest Period are not available to each Reference Bank in its relevant market; or

(c)                  by reason of circumstances affecting the Reference Banks’ relevant markets, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate loans for the relevant Interest Period, then the Facility Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders holding a portion of the Floating Rate Loan.  The Borrower, those Lenders and the Facility Agent shall then negotiate in good faith in order to agree upon, in the case of Section 4.2(a), the alternative benchmark rate to be substituted for the Screen Rate (hereinafter called the “Alternative Screen Rate”) which would otherwise have applied under this Agreement and, in the case of Section 4.2(b) and 4.2(c), a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement.  If the Borrower, those Lenders and the Facility Agent are unable to agree upon the Alternative Screen Rate or an interest rate (or rates) and interest period (or interest periods) (as the case may be) prior to the date occurring fifteen (15) Business Days after the giving of such Determination Notice, the Facility Agent shall (after consultation with those Lenders) (as the case may be) set an Alternative Screen Rate or interest rate and an interest period (or interest periods) in each case to take effect at the end of the Interest Period current at the date of the Determination Notice, which Alternative Screen Rate or rate (or rates), as applicable, shall be equal to the sum of the applicable Floating Rate Margin or, if applicable, the FEC Tranche A Floating Rate Margin and the Federal Funds Rate.

In the event that the circumstances described in Section 4.2(b) and Section 4.2(c) shall extend beyond the end of an interest period agreed or set pursuant hereto, the foregoing procedure shall be repeated as often as may be necessary.

SECTION 4.3. Increased LIBO Rate Loan Costs, etc.

If after the Effective Date a change in any applicable treaty, law, regulation or regulatory requirement (including by introduction or adoption of any new treaty, law, regulation or regulatory requirement) or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

(a)                  subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than (i) taxes as to which such Lender is indemnified under Section 4.6 and (ii) taxes excluded from the indemnity set forth in Section 4.6); or

(b)                 change the basis of taxation to any Lender (other than a change in taxation on the overall net income of any Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

(c)                  impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Section 4.5) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(d)                impose on any Lender any other condition affecting its portion of the Loan or any part thereof,

and the result of any of the foregoing is either (i) to increase the cost to such Lender of making its portion of the Loan or maintaining its portion of the Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) such Lender shall (through the Facility Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon such demand pay to the Facility Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment unless such additional costs are attributable to a FATCA Deduction required to be made by a party to this Agreement or are otherwise excluded from the indemnity set forth in Section 4.6 or Section 11.4.  Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender’s jurisdiction of organisation or in the relevant jurisdiction in which such Lender does business.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.4. Funding Losses Event and Defaulting Finance Party Break Costs

SECTION 4.4.1. Indemnity

(A)       In the event: (i) any Lender is required to liquidate or to re-deploy (at not less than the market rate) deposits or other funds acquired by such Lender to fund any portion of the principal amount of its portion of the Loan (ii) FEC exercises its right to effect an FEC Conversion or (iii) FEC exercises its right to effect an FEC Reassignment, in each case, as a result of:

(a)                   if at the time interest is calculated at the Floating Rate or, if applicable, the FEC Tranche A Floating Rate on such Lender’s portion of the Loan, any conversion or repayment or prepayment or acceleration of the principal amount of such Lender’s portion of the Loan on a date other than the scheduled last day of an Interest Period or otherwise scheduled date for repayment or payment (in each case, including any payments as a result of an FEC Reassignment made in accordance with Section 9.1.10(A) where the Borrower is liable to pay Break Costs under Section 9.1.10(A)(b)), but excluding any prepayment made following an election by the Borrower to effect a prepayment pursuant to Section 3.2.2(c), or any repayment pursuant to Section 9.1.11, by reason of a Non-Borrower Related Change in Law);

(b)                 if at the time interest is calculated at the Fixed Rate on such Lender’s portion of the Loan, any repayment or prepayment or acceleration of the principal amount of such Lender’s portion of the Loan, other than any repayment made on the date scheduled for such repayment (in each case, including any payments whatsoever as a result of an FEC Conversion or an FEC Reassignment where the Borrower is liable to pay Break Costs under Section 3.3.3(d) or Section 3.3.3(f) in the case of an FEC Conversion and Section 9.1.10(A)(b) in the case of an FEC Reassignment) excluding any repayment pursuant to Section 9.1.11, by reason of a Non-Borrower Related Change in Law);

(c)                   a voluntary reduction of the FEC Tranche A Commitment below EUR1,018,794,290;

(d)                 the Loan not being advanced in accordance with the Loan Request therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied;

(e)                   any prepayment of the Loan by the Borrower pursuant to Section 4.12 or Section 9.2; or

(f)                    the FEC Tranche A Loan not being advanced on or before the Commitment Termination Date,

(each, a “Funding Losses Event”), then, upon the written notice of such Lender to the Borrower (with a copy to the Facility Agent), the Borrower shall, within five (5) Business Days of its receipt of such notice:

a.             if at that time interest is calculated at the Floating Rate or, if applicable, the FEC Tranche A Floating Rate on such Lender’s portion of the Loan, pay directly to the Facility Agent for the account of such Lender an amount (the “Floating Rate Indemnity Amount”) equal to the amount, if any, by which:

(i)                               interest calculated at the Floating Rate or, if applicable, the FEC Tranche A Floating Rate which such Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share in the Loan to the last day of the applicable Interest Period, exceeds:

(ii)                           the amount which such Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period; or

b.          if at that time the Fixed Rate is applied to the FEC Tranche A Commitment or the FEC Tranche A Loan (as applicable), pay to the Facility Agent acting on the instructions of FEC, in its capacity as the Fixed Rate Provider) for the account of FEC, in its capacity as the Fixed Rate Provider, the amount (if any) in Dollars determined by FEC, as Fixed Rate Provider, by which:

(i)                               the sum of the present value, discounted at the Reinvestment Rate, of each principal payment and interest payment which the FEC Lender would have received on its share of any amount of the FEC Tranche A Commitment that is cancelled or any outstanding amount of the FEC Tranche A Loan that is prepaid for the period from the date of cancellation or from the date of receipt of the prepayment of the principal amount of the FEC Tranche A Loan by the FEC Lender, until the date of Final Maturity (assuming for these purposes that interest would have accrued during the relevant period on a loan (“Deemed Loan”) made on the date of cancellation or receipt of the principal amount prepaid in an amount equal to the FEC Tranche A Commitment so cancelled or the principal amount of the FEC Tranche A Loan so prepaid and where such Deemed Loan is repaid in proportional repayment instalments on each of the subsequent Repayment Dates), exceeds:

(ii)                           the cancelled amount of the FEC Tranche A Commitment or the principal amount of the FEC Tranche A Loan prepaid plus accrued interest paid thereon since the previous interest payment date.

(B)       Where a Defaulting Finance Party is liable to pay Break Costs to the Facility Agent for the account of FEC acting in its capacity as Fixed Rate Provider pursuant to Section 3.3.3(e) or Section 9.1.10(A)(c) such Break Costs shall be determined in accordance with Section 4.4.1(A)b.

SECTION 4.5. Increased Capital Costs

If after the Effective Date any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority (a) results in an increase of the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or its portion of the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance or (b) a Finance Party suffers a reduction of any amount payable under a Loan Document then, in each such case upon notice from time to time by such Lender or Finance Party to the

Borrower, the Borrower shall immediately pay directly to such Lender or Finance Party additional amounts sufficient to compensate such Lender or such controlling Person or Finance Party for such reduction in rate of return.  Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s or Finance Party’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender or Finance Party does business.  In determining such amount, such Lender or Finance Party may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable.  Each Lender or Finance Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender or Finance Party, be otherwise disadvantageous to such Lender or Finance Party.  Failure or delay on the part of any Lender or Finance Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Finance Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Finance Party pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender or Finance Party notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s or Finance Party’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender or Finance Party notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s or Finance Party’s intention to claim compensation therefor.  Notwithstanding the foregoing, no amounts shall be payable pursuant to Section 4.5 in respect of (i) taxes to which a Finance Party is indemnified under Section 4.6 or (ii) taxes excluded from the indemnity set forth in Section 4.6.

SECTION 4.6. Taxes

All payments by the Borrower of principal of, and interest on, the Loan and all other amounts payable hereunder, including for the avoidance of doubt under any Fee Letter, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding with respect to each Lender (i) franchise taxes and taxes imposed on or measured by such Lender’s net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organised or any political subdivision thereof or the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the Borrower’s activities in such other jurisdiction, and (ii) any taxes imposed under FATCA (such non-excluded items being called “Covered Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(a)                  pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)                 promptly forward to the Facility Agent an official receipt or other documentation satisfactory to the Facility Agent evidencing such payment to such authority; and

(c)                  pay to the Facility Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Covered Taxes are directly asserted against the Facility Agent or any Lender with respect to any payment received or paid by the Facility Agent or such Lender hereunder, the Facility Agent or such Lender may pay such Covered Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such person would have received had no such Covered Taxes been asserted.

Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes).  For purposes of this Section 4.6, a distribution hereunder by the Facility Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any Covered Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section

4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.

Each Lender agrees with the Borrower and the Facility Agent that it will (i) (a) provide to the Facility Agent and the Borrower an appropriately executed copy of Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying the status of such Lender as a US person, IRS Form W-8ECI (or any successor form) certifying that any payments made to or for the benefit of such Lender are effectively connected with a trade or business in the United States or IRS Form W-8BEN-E (or any successor form) claiming the benefits of a tax treaty (but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee or transferee Lender, Lender that changes its Lending Office, on or prior to the date of the relevant assignment, transfer or change), in each case attached to an IRS Form W-8IMY (or any successor form), if appropriate, (b) notify the Facility Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, the status of such Lender or that payments to such Lender hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Covered Taxes, a FATCA Deduction or any payments made to or for benefit of such Lender, provided that the Lender is legally able to deliver such forms, certificates or other documents.  For any period with respect to which a Lender (or assignee or transferee Lender) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an Assignee Lender or Transferee Lender, would be the date on which the original assignor or transferor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or assignee or transferee Lender) shall not be entitled to the benefits of this Section 4.6 or Section 11.4 with respect to Covered Taxes imposed by reason of such failure.

SECTION 4.7. [Intentionally left blank]

SECTION 4.8. Payments, Computations, etc.

(a)                  Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrower in respect of amounts of principal, interest and fees or any other applicable amounts owing to the Lenders hereunder shall be made by the Borrower to the Facility Agent for the account of the Lenders entitled to receive such payments and rateably in accordance with the respective amounts then due and payable to the Lenders.  All such payments required to be made to the Facility Agent shall be made by the Borrower, without set-off, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars), to such account as the Facility Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.

(b)                 The Facility Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in clause (a) of this Section, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Facility Agent for the account of such Lender without any set-off, deduction or counterclaim.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by paragraph (a) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.9. Replacement Lenders, etc.

If the Borrower shall be required to make any payment to any Lender pursuant to Section 4.3, 4.5 or 4.6, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) terminate such Lender’s Commitment (whereupon the Percentage of each other Lender shall automatically be adjusted to an amount equal to such Lender’s rateable share of the remaining Commitments), (b) prepay the affected portion of such Lender’s share of the Loan in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not terminate any Lender’s Commitment pursuant to clause (a) or prepay any such Lender pursuant to this clause (b) unless the Borrower and the Facility Agent shall have attempted in good faith over a period of 30 days to replace such Lender pursuant to the following clause (c)), and/or (c) except in the case of FEC in relation to the FEC Loan, replace such Lender with one or more financial institutions (I) reasonably acceptable to the Facility Agent in its capacity as Hermes Agent, (II) acceptable to Hermes in the case of a Hermes Lender and (III) acceptable to Finnvera in the case of an FEC Lender or a Finnvera Balancing Lender; provided that (x) in the case of a single assignment or transfer, any such assignment or transfer shall be either an assignment or transfer of all of the rights and obligations of the assigning or transferring

Lender under this Agreement or, in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement and (y) no Lender shall be obliged to make any such assignment or transfer pursuant to this Section 4.9 unless and until such Lender shall have received one or more payments from one or more Assignee Lenders, Transferee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment or transfer (and all other amounts then owing to such Lender under this Agreement).  Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Section 4.3, 4.5 and 4.6 to or for account of such Lender.

SECTION 4.10. Sharing of Payments

SECTION 4.10.1. Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from the Borrower other than in accordance with Section 4.8 (Payments, Computations, etc.) (a “Recovered Amount”) and applies that amount to a payment due under the Loan Documents then:

(a)                  the Recovering Lender shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)                 the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with the said Section 4.8, without taking account of any taxes which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                  the Recovering Lender shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with any applicable provisions of this Agreement.

SECTION 4.10.2. Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower  and distribute it between the Lenders (other than the Recovering Lender) (the

“Sharing Lenders”) in accordance with Section 4.8 of this Agreement towards the obligations of the Borrower to the Sharing Lenders.

SECTION 4.10.3. Recovering Lender’s rights

On a distribution by the Facility Agent under Section 4.10.2 of a payment received by a Recovering Lender from the Borrower, solely as between the Borrower and the Recovering Lender, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

SECTION 4.10.4. Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable to the Borrower and is repaid by that Recovering Lender to the Borrower, then:

(a)                   each Sharing Lender shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay) (the “Redistributed Amount”); and

(b)                  solely as between the Borrower and each relevant Sharing Lender, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

SECTION 4.10.5. Exceptions

(a)                   This Section 4.10 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Section 4.10, have a valid and enforceable claim against the Borrower.

(b)                A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

i.               it notified the other Lender of the legal or arbitration proceedings; and

ii.       the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 4.11. Set-off

Upon the occurrence and during the continuance of an Event of Default or a Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10.  Each Lender agrees promptly to notify the Borrower and the Facility Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off under applicable law or otherwise) which such Lender may have.

SECTION 4.12. Use of Proceeds

The Borrower shall apply the proceeds of the Loan in accordance with Section 2.5(c) and (d) and, in relation to the Disbursement Date, prior to such application, such proceeds shall be held in an account or accounts of the Facility Agent in accordance with the provisions of Section 2.5(b) and (c) or in an account or accounts that the Borrower shall have specified in its Loan Request in accordance with the provisions of Section 2.5(b); without limiting the foregoing, no proceeds of the Loan will directly or indirectly be used to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such finding is a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as advisor, lender, facility or other agent or otherwise) or (iii) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U.  If the proceeds of the Loan have not been paid either (A) to the Builder or its order in accordance with Section 2.5(d)(i) and to, Finnvera, Hermes and the Borrower in accordance with Section 2.5(d)(ii) or 2.5(d)(iii) or (B) to the Facility Agent (directly or indirectly) in prepayment of the Loan under Section 3.2.1(a) or by 9:59 p.m. (London time) on the second Business Day after the Disbursement Date, such proceeds shall continue to be pledged by the Borrower upon receipt in accordance with Section 2.5(c) as collateral pursuant to the Pledge Agreement pending the Actual Delivery Date.  If, within 30 days of the Disbursement Date, the Borrower notifies the Facility Agent that the Actual Delivery Date is expected to be materially delayed, the Facility Agent, the Borrowers and the Lenders shall discuss in good faith (but without obligation) for a period of 30 days to agree whether the Loan can be repaid and reborrowed and the terms that would apply to any such re-borrowing.  In the event that no agreement is reached and the delivery of the Vessel does not occur on or before 30 January 2023, the proceeds in the Pledged Accounts shall be applied as a prepayment against the Loan in accordance with Section 9.2.

SECTION 4.13. FATCA Deduction

(a) Each party to the Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to the Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)                              Each party to the Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the other party to the Agreement to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent, and the Facility Agent shall notify the other parties to the Agreement.

SECTION 4.14. FATCA Information

(a)                               Subject to paragraph (c) below, each party (other than the Borrower) shall, within ten (10) Business Days of a reasonable request by another party (other than the Borrower):

(i)                                  confirm to that other party whether it is:

(A)                          a FATCA Exempt Party; or

(B)                           not a FATCA Exempt Party;

(ii)                              supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA;

(iii)                          supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

(b)                              If a party confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)                               Paragraph (a) above shall not oblige any Lender or the Facility Agent to do anything, and paragraph (a)(iii) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)                                  any law or regulation;

(ii)                              any fiduciary duty; or

(iii)                          any duty of confidentiality.

(d)                             If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)                             If the Borrower becomes a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)                              where the Borrower is a US Tax Obligor, the date of this Agreement;

(ii)                          where the Borrower is a US Tax Obligor on a date an assignment or transfer is made pursuant to Section 11.11.1 and the relevant Lender is an Assignee Lender or a Transferee Lender that becomes a Lender in accordance with Section 11.11.1, the date on which such Assignee Lender or Transferee Lender becomes a Lender;

(iii)                      the date of a request from the Facility Agent,

supply to the Facility Agent:

(A)                        a withholding certificate on Form W-8 (or any successor form), Form W-9 (or any successor form) or any other relevant form; or

(B)                        any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)                              The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)                           If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The

Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)                            The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

SECTION 4.15. Resignation of the Facility Agent

The Facility Agent shall resign (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent) if:

(a)                               the Facility Agent fails to respond to a request under Section 4.14 and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party; or

(b)                              the information supplied by the Facility Agent pursuant to Section 4.14 indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party; or

(c)                               the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party,

and (in each case) the Borrower or a Lender reasonably believes that a party to this Agreement will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign, provided that any such resignation (i) shall be subject to the restrictions in the FEC Supplemental Assignment Agreement and (ii) shall not become effective until a successor Facility Agent has been appointed as provided in Section 10.5, such successor Facility Agent has accepted such appointment and the consent of each of Hermes and the Finnish Authority has been obtained for the resignation.

ARTICLE V
CONDITIONS TO BORROWING

SECTION 5.1. Advance of the Loan

The obligation of the Lenders to fund all or any portion of the Loan on the Disbursement Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.  The Facility Agent shall advise the Lenders of the satisfaction of the conditions precedent set forth in this Section 5.1 prior to funding on the Disbursement Date.

SECTION 5.1.1. Resolutions, etc.

The Facility Agent shall have received from the Borrower:

(a)                   a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached:

i.              resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Agreement and each other Loan Document, and

ii.           Organic Documents of the Borrower,

and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

(b)                a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.

SECTION 5.1.2. Opinions of Counsel

The Facility Agent shall have received opinions, addressed to the Facility Agent and each Lender, from:

(a)                   Watson Farley & Williams LLP, counsel to the Borrower, as to Liberian law, covering the matters set forth in Exhibit B-1 hereto;

(b)                  Stephenson Harwood LLP, counsel to the Facility Agent, as to English law, covering the matters set forth in Exhibit B-2 hereto;

(c)                  Norton Rose Fulbright (Germany) LLP, counsel to the Facility Agent and the Lenders as to German law;

(d)                 Clifford Chance US LLP, United States tax counsel to the Facility Agent for the benefit of the Lenders, covering the matters set forth in Exhibit B-3 hereto;

(e)                   DLA Piper Finland Oy, counsel to the Facility Agent for the benefit of the Lenders, as to Finnish law, covering the matters set forth in Exhibit B-4 hereto including, among others, the validity and enforceability of the Second Finnvera Guarantee;

(f)                   counsel to the Facility Agent and the Lenders as to the law governing the Pledge Agreement, covering the validity and enforceability of the Pledge Agreement; and

(g)                 if requested by a Lender at least 90 days prior to the expected Disbursement Date in order to comply with Article 194 of the Regulation (EU) No 575/2013 (CRR), a single legal opinion (for the benefit of all the Lenders notwithstanding that not all the Lenders have requested the same) on matters of German law related to the validity and enforceability of the Hermes Insurance Policy, each such opinion to be updated to take into account all relevant and applicable Loan Documents at the time of issue thereof.

SECTION 5.1.3. Finnvera Guarantee and Hermes Insurance Policy

(a)                 The Finnvera Guarantee shall have been duly executed and delivered to the Facility Agent and shall be in full force and effect subject only to payment of the Finnvera Premium to Finnvera out of the proceeds of the FEC Loan and, as at the Disbursement Date, there are no written instructions from Finnvera in effect under clause 6.1 of the Finnvera General Terms requiring the FEC Lenders to cease disbursement of the FEC Loan.

(b)                 If applicable, the Second Finnvera Guarantee shall have been duly executed and delivered to the Facility Agent and shall be in full force and effect subject only to payment of the Finnvera Balancing Premium to Finnvera out of the proceeds of the FEC Balancing Loan and, as at the Disbursement Date, there are no written instructions from Finnvera in effect under clause 6.1 of the Finnvera General Terms requiring the Finnvera Balancing Lenders to cease disbursement of the Finnvera Balancing Loan.

(c)                  The Facility Agent shall have received the Hermes Insurance Policy duly issued and shall be in full force and effect subject only to payment of the Hermes Fee out of the proceeds of the Hermes Loan.

(d)                Hermes shall not have, prior to the advance of the Loan, delivered to the Facility Agent or the Hermes Agent any notice that the Federal Republic of Germany has determined that the Loan is excluded from cover under the Hermes Insurance Policy.

SECTION 5.1.4. Closing Fees, Expenses, etc.

The Facility Agent shall have received for its own account, or for the account of each Finance Party, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the Facility Agent (whether for its own account or for the account of any Finance Party) that are due and owing as of the date of such funding and all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsels to the

Facility Agent) required to be paid by the Borrower pursuant to Section 11.3 or that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the date of such funding.

SECTION 5.1.5. Compliance with Warranties, No Default, etc..

Both before and after giving effect to the funding of the Loan the following statements shall be true and correct:

(a)                  the representations and warranties set forth in Article VI (excluding, however, those set forth in Section 6.10) shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made; and

(b)                 no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing.

SECTION 5.1.6. Loan Request

The Facility Agent shall have received a Loan Request duly executed by the Borrower together with:

(a)                  certified as true (by the Builder) copies of the “Buyer’s Invoice” received by the Builder from the Borrower pursuant to sub-paragraph (b) of paragraph 2 of Appendix B of the Construction Contract in relation to the incurred NYC Allowance;

(b)                 a copy of the final invoice from the Builder showing the amount of the Contract Price (including the NYC Allowance) and the portion thereof payable to the Builder on the Actual Delivery Date under the Construction Contract;

(c)                  copies of the wire transfers for all payments by the Borrower to the Builder under the Construction Contract in respect of the Contract Price prior to the Borrower’s service of the Loan Request;

(d)                the Hermes Documentary Requirements as notified by the Facility Agent to the Borrower pursuant to Section 2.3(a); and

(e)                  a certified true copy of the Construction Contract together with each addendum thereto which is in effect on the date of the Loan Request.

SECTION 5.1.7. Foreign Exchange Counterparty Confirmations

(a)                   The Facility Agent shall have received a copy of each foreign exchange counterparty confirmation entered into by the Borrower in respect of the payment of the instalments of the Contract Price (other than that relating to the NYC Allowance) at least ten (10) Business Days prior to the proposed Disbursement Date.

(b)                  Following consultation with the Facility Agent the Borrower shall supply to the Facility Agent at least three (3) Business Days prior to the date of the Loan Request its calculation of the US Dollar Maximum Loan Amount under paragraph (a) of the definition of the term “US Dollar Equivalent”.

SECTION 5.1.8. Pledge Agreement

The Pledge Agreement shall be duly executed by the parties thereto and delivered to the Facility Agent not less than thirty (30) days prior to the Disbursement Date.

SECTION 5.1.9. FEC Financing Documents

(a)                   A copy of the duly executed FEC Transfer Documents.

(b)                  The FEC Transfer Documents being in full force and effect and where applicable, from and after the Disbursement Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Facility Agent to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Facility Agent and each Lender as set forth in this Article VI as of the Effective Date and the Disbursement Date (except as otherwise stated).

SECTION 6.1. Organisation, etc.

The Borrower is a corporation validly organised and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document and to perform the Obligations.

SECTION 6.2. Due Authorisation, Non-Contravention, etc.

The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document are within the Borrower’s corporate powers, have been duly authorised by all necessary corporate action, and do not:

(a)                   contravene the Borrower’s Organic Documents;

(b)                  contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c)                   contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d)                 contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e)                   result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties except: (i) as would not reasonably be expected to result in a Material Adverse Effect or (ii) or Liens created under the Loan Documents.

SECTION 6.3. Government Approval, Regulation, etc.

No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document (except for authorisations or approvals not required to be obtained on or prior to the Disbursement Date or that have been obtained or actions not required to be taken on or prior to the Disbursement Date or that have been taken).  The Borrower holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Disbursement Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 6.4. Compliance with Laws

(a)                               The Borrower is in compliance with all applicable laws, rules, regulations and orders, except to the extent that the failure to so comply does not and would not reasonably be expected to have a Material Adverse Effect.

(b)                              The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person.  None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(c)                               The Borrower is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

SECTION 6.5. Validity, etc.

This Agreement and each of the other Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 6.6. No Default, Event of Default or Prepayment Event

No Default, Event of Default or Prepayment Event has occurred and is continuing.

SECTION 6.7. Litigation

There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, that (i) except as set forth in filings made by the Borrower with the SEC in the Borrower’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 6.8. The Purchased Vessel

Immediately following the delivery of the Purchased Vessel to the Borrower under the Construction Contract, the Purchased Vessel will be:

(a)                legally and beneficially owned by the Borrower or one of the Borrower’s wholly owned Subsidiaries,

(b)                registered in the name of the Borrower or one of the Borrower’s wholly owned Subsidiaries under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

(c)                 classed as required by Section 7.1.4(b),

(d)                 free of all recorded Liens, other than Liens permitted by Section 7.2.3,

(e)                   insured against loss or damage in compliance with Section 7.1.5, and

(f)                   exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries.

SECTION 6.9. Obligations rank pari passu

The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower other than Indebtedness preferred as a matter of law.

SECTION 6.10. Withholding, etc.

As of the Effective Date, no payment to be made by the Borrower under any Loan Document is subject to any withholding or like tax imposed by any Applicable Jurisdiction.

SECTION 6.11. No Filing, etc. Required

No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the Disbursement Date or that have been made).

SECTION 6.12. No Immunity

The Borrower is subject to civil and commercial law with respect to the Obligations.  Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

SECTION 6.13. Investment Company Act

The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.14. Regulation U

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U.  Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15. Accuracy of Information

The financial and other information (other than financial projections or other forward looking information) furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature.  All financial projections, if any, that have been furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realised).  All financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.

ARTICLE VII
COVENANTS

SECTION 7.1. Affirmative Covenants

The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date (or, where applicable, from such time as may be stated in any applicable provision below) until all Commitments have terminated and all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Section 7.1.

SECTION 7.1.1. Financial Information, Reports, Notices, etc.

The Borrower will furnish, or will cause to be furnished, to the Facility Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

(a)                   as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b)                 as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

(c)                together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);

(d)                as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(e)                  as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

(f)                   promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(g)               such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Facility Agent may from time to time reasonably request; and

(h)               information that identifies the Borrower and any Affiliate of the Borrower party to a Loan Document, which may include the name and address of the Borrower and that Affiliate, the organisational documents of the Borrower and any such Affiliate and such other information that will allow the Facility Agent or a Lender and/or its Affiliates to comply with its obligations under the USA Patriot Act.

provided that information required to be furnished to the Facility Agent under subsections (a), (b) and (f) of this Section 7.1.1 shall be deemed furnished to the Facility Agent when available free of charge on the Borrower’s website at http://www.rclinvestor.com or the SEC’s website at http://www.sec.gov.

SECTION 7.1.2. Approvals and Other Consents

The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorisations, consents, permits and approvals as may be required for (a) the Borrower to perform its obligations under this Agreement and the other Loan Documents and (b) the operation of the Purchased Vessel in compliance with all applicable laws, except, in each case, to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorisations, consents, permits and approvals would not be expected to have a Material Adverse Effect.

SECTION 7.1.3. Compliance with Laws, etc.

The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

(a)                  in the case of the Borrower, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

(b)                 in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

(c)               the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

(d)                compliance with all applicable Environmental Laws;

(e)               compliance with all anti-money laundering laws and Anti-Corruption Laws applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement to the extent the same would be in contravention of such applicable laws; and

(f)                   the Borrower will maintain in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 7.1.4. The Purchased Vessel

The Borrower will:

(a)               from the Actual Delivery Date, cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out the Purchased Vessel (i) to entities other than the Borrower and the Borrower’s wholly owned Subsidiaries and (ii) on a time charter with a stated duration not in excess of one year;

(b)                 from the Actual Delivery Date, cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognised standing;

(c)               on the Actual Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:

(i)                                  evidence (in the form of a builder’s certificate or bill of sale) as to the ownership of the Purchased Vessel by the Borrower or one of the Borrower’s wholly owned Subsidiaries;

(ii)                              evidence of no recorded Liens on the Purchased Vessel, other than Liens permitted pursuant to Section 7.2.3; and

(iii)                          a copy of the protocol of delivery and acceptance in respect of the Purchased Vessel signed by the Builder and the Borrower, certified as a true and complete copy by an Authorised Officer of the Borrower.

(d)                within seven days after the Actual Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:

(i)                                  evidence of the class of the Purchased Vessel; and

(ii)                              evidence as to all required insurance being in effect with respect to the Purchased Vessel.

SECTION 7.1.5. Insurance

The Borrower will, from the Actual Delivery Date, maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Facility Agent, furnish to the Facility Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower or its relevant Subsidiary with respect to the Purchased Vessel setting forth the nature and extent of all insurance maintained by the Borrower and certifying as to compliance with this Section.

SECTION 7.1.6. Books and Records

The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Facility Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

SECTION 7.1.7. Finnish Authority and Hermes Requests

(a)                                         The Borrower shall, on the reasonable request of the Facility Agent, provide such information or documents as required under the Credit Support Documents as necessary in each case to enable the Lenders to obtain the full support of FEC and Finnvera as provided for in the Credit Support Documents.  In particular but without limitation the Borrower shall provide to the Finnish Ministry such information as required for monitoring and supervision purposes and is relevant to the FEC Financing and the Borrower, the Facility Agent and each of the Original Lenders shall allow representatives of the Finnish Ministry to visit their offices for this purpose.

Where the Guarantee Holder as holder of the Finnvera Guarantee or, if applicable, the Second Finnvera Guarantee receives a request for any material amendment, consent or waiver under this Agreement, the Guarantee Holder shall ask for Finnvera’s consent in respect of any such material amendment, consent or waiver (which consent shall not be unreasonably withheld or delayed).  The Borrower and the Lenders acknowledge that Finnvera is entitled to instruct the Guarantee Holder, the FEC Lenders and, if applicable, the Finnvera Balancing Lenders how to exercise their rights regarding the FEC Loan or, if applicable, the Finnvera Balancing Loan under this Agreement.  The Facility Agent shall procure that the Guarantee Holder shall comply, and the FEC Lenders and, if applicable, the Finnvera Balancing Lenders shall comply, with the written instructions and notices given by Finnvera and shall not exercise any rights under this Agreement in a manner inconsistent with such written instructions and notices of Finnvera, provided that any such instructions do not oblige the Guarantee Holder or any FEC Lender or, if applicable, any Finnvera Balancing Lender to act outside of or contrary to or in beach of its obligations under or the powers and authority conferred on each of them (acting in any capacity) under this Agreement.  For the avoidance of doubt, nothing in this Section 7.1.7 shall affect the obligations of the Guarantee Holder under clause 4.2 of the Finnvera General Terms.

(b)                                      The Borrower shall, on the reasonable request of the Hermes Agent or the Facility Agent, provide such other information as required under the Hermes Insurance Policy and/or the Hermes Conditions as necessary in each case to enable the Hermes Agent, the Facility Agent or the Hermes Lenders to obtain the full support of Hermes and/or the government of the Federal Republic of Germany (as the case may be) pursuant to the Hermes Insurance Policy and/or the Hermes Conditions (as the case may be).  The Borrower shall pay to the Hermes Agent, the Facility Agent or the Hermes Lenders the amount of all reasonable costs and expenses reasonably incurred by the Hermes Agent, the Facility Agent or the Hermes Lenders in connection with complying with a request by Hermes or the government of the Federal Republic of Germany for any additional information necessary or desirable in connection with the Hermes Insurance Policy or the Hermes Conditions; provided that the Borrower is consulted before the Hermes Agent, the Facility Agent or Hermes Lenders incurs any such cost or expense.

The Lenders shall not take any action that: (a) would have an adverse effect on the Hermes Insurance Policy; (b) would adversely impact the effectiveness of the Hermes Insurance Policy; or (c) would amend or otherwise modify the terms of the Hermes Insurance Policy in a manner that would impact any of the rights and obligations of the Borrower under this Agreement, other than in accordance with, or as contemplated by, the terms of this Agreement or as may be requested by the Borrower.

SECTION 7.1.8. Notice of written amendments to Construction Contract

The Borrower shall furnish to the Facility Agent, as soon as practicable after such amendment or modification is entered into, (a) each formal addendum to the Construction Contract (which on its face is identified as an addendum) and (b) notice of any other written amendment to or written modification of the Construction Contract (other than upward or downward adjustments resulting from change orders effected as contemplated by the express terms of the Construction Contract) that (i) relates to the amount of the Contract Price, (ii) relates to the date on which the Purchased Vessel is to be delivered or (iii) (either by itself or when aggregated with earlier amendments or modifications, if any) results in a decrease in the dimensions or capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent (5%), in each case to the extent that any of the same do not require approval pursuant to Section 7.2.8.

SECTION 7.1.9. Hedging Activities

The Borrower shall deliver to the Facility Agent on a quarterly basis following the Effective Date, a schedule of the Weighted Average Rate, accompanied by copies of confirmations or screen shots evidencing the entry into, termination or modification of any trades or fixings effected during such quarter under any agreements entered into by the Borrower from time to time in spot or forward currency markets for the purchase of EUR with Dollars in order to pay the Contract Price or fix the NYC Applicable Rate.

SECTION 7.2. Negative Covenants

The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1. Business Activities

The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related thereto.

SECTION 7.2.2. Indebtedness

The Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)                  Indebtedness secured by Liens of the type described in Section 7.2.3;

(b)               Indebtedness owing to the Borrower or a wholly owned direct or indirect Subsidiary of the Borrower;

(c)                  Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Effective Date;

(d)             Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted to be secured under Section 7.2.3(c), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $735,000,000; and

(e)                obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes.

SECTION 7.2.3. Liens

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)      Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(b)     the Construction Mortgage but only to the extent that the same is discharged on the Actual Delivery Date;

(c)     in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter or (y) $735,000,000, provided that, with respect to each such item of Indebtedness, the fair market value of the assets subject to Liens securing such Indebtedness (determined at the time of the creation of such Lien) shall not exceed two times the aggregate principal amount of such Indebtedness (and for purposes of this clause (c), the fair market value of any assets shall be determined by (i) in the case of any Vessel, by an Approved Appraiser selected by the Borrower and (ii) in the case of any other assets, by an officer of the Borrower or by the board of directors of the Borrower);

(d)      Liens on assets acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(e)      Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(f)      Liens securing Government-related Obligations;

(g)      Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(h)      Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

(i)       Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)       Liens for current crew’s wages and salvage;

(k)      Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(l)      Liens on Vessels that:

(i)                                  secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)                              were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)                          were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

(m)     normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights in favour of banks or other depository institutions;

(n)     Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business; and

(o)     Liens on cash or Cash Equivalents securing obligations in respect of Hedging Instruments permitted under Section 7.2.2(e) or securing letters of credit that support such obligations.

SECTION 7.2.4. Financial Condition

The Borrower will not permit:

(a)     Net Debt to Capitalisation Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b)     Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.

(c)     Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

SECTION 7.2.5. Investments

The Borrower will not permit any of the Principal Subsidiaries to make, incur, assume or suffer to exist any Investment in any other Person other than

(a)     the Borrower or any direct or indirect wholly owned Subsidiary of the Borrower; and

(b)     other Investments by the Principal Subsidiaries in an aggregate amount not to exceed $100,000,000 at any time outstanding.

SECTION 7.2.6. Consolidation, Merger, etc.

The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person except:

(a)                   any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.7; and

(b)                  so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)                                  after giving effect thereto, the Stockholders’ Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and

(ii)                              in the case of a merger involving the Borrower where the Borrower is not the surviving corporation, the surviving corporation shall have assumed in writing, delivered to the Facility Agent, all of the Borrower’s obligations hereunder and under the other Loan Documents.

SECTION 7.2.7. Asset Dispositions, etc.

The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any material asset (including accounts receivable and capital stock of Principal Subsidiaries) to any Person, except:

(a)                   sales of assets (including, without limitation, Vessels) so long as at the time of any such sale:

(i)                                  the aggregate net book value of all such assets sold during each fiscal year does not exceed an amount equal to the greater of (x) 12.5% of Stockholders’ Equity as at the end of the last Fiscal Quarter, and (y) $675,000,000; and

(ii)                              to the extent any asset has a fair market value in excess of $250,000,000 the Borrower or Subsidiary selling such asset receives consideration therefor at least equal to the fair market value thereof (as determined in good faith by (x) in the case of any Vessel, the board of directors of the Borrower and (y) in the case of any other asset, an officer of the Borrower or its board of directors);

(b)      sales of capital stock of any Principal Subsidiary of the Borrower so long as a sale of all of the assets of such Subsidiary would be permitted under the foregoing clause (a);

(c)                   sales of capital stock of any Subsidiary other than a Principal Subsidiary;

(d)                 sales of other assets in the ordinary course of business; and

(e)                   sales of assets between or among the Borrower and Subsidiaries of the Borrower.

SECTION 7.2.8. Construction Contract

The Borrower will not amend or modify any term or condition of the Construction Contract if such amendment or modification results in (i) a change of type of the Purchased Vessel or (ii) (either by itself or when aggregated with earlier amendments or modifications, if any) a decrease in the capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent (5%) or (iii) the Purchased Vessel being unable to comply with applicable laws (including Environmental Laws) if, in the reasonable opinion of each of Finnvera and the Hermes Agent, such inability has or could reasonably be expected to have a Material Adverse Effect.

SECTION 7.3. Limitation of in respect of Certain Representations, Warranties and Covenants

The representations and warranties and covenants given in Section 6.4(b) and Section 7.1.3(f) respectively shall only be given, and be applicable to, a Lender resident in the Federal Republic of Germany insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 a no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations

The Borrower shall default in the payment when due of any principal of or interest on the Loan or any Commitment Fees or Break Costs, or the Borrower shall default in the payment of any other fee due and payable under any Fee Letter, provided that, in the case only of any default in the payment of any interest on the Loan or of any Commitment Fees, such default shall continue unremedied for a period of at least two (2) Business Days after notice thereof shall have been given to the Borrower by the Facility Agent; and provided further that, in the case of any default in the payment of Break Costs or of any other fee due and payable under any Fee Letter, such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Facility Agent.

SECTION 8.1.2. Breach of Warranty

Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations

The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than the covenants set forth in Section 7.2.4 and the obligations referred to in Section 8.1.1) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Facility Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).

SECTION 8.1.4. Default on Other Indebtedness

(a) The Borrower or any of its Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $100,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder or with respect to Hedging Instruments) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (b) the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which the Borrower is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as so defined) as to which the Borrower is an Affected Party (as so defined) and, in either event, the termination value with respect to any such Hedging Instrument owed by the Borrower as a result thereof is greater than $100,000,000 and the Borrower fails to pay such termination value when due after applicable grace periods; (c) any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or (d) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness).  For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.

SECTION 8.1.5. Bankruptcy, Insolvency, etc.

The Borrower or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

(a)      generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)      apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c)      in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that in the case of such an event in respect of the Borrower, the Borrower hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents;

(d)      permit or suffer to exist the commencement of any bankruptcy, reorganisation, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e)      take any corporate action authorising, or in furtherance of, any of the foregoing.

SECTION 8.2. Action if Bankruptcy

If any Event of Default described in clauses (b) through (d) of Section 8.1.5 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3. Action if Other Event of Default

If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.5 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Facility Agent, upon the direction of the Majority Lenders, shall by notice to the Borrower declare all of the outstanding principal amount of the Loan and other Obligations to be due and payable or payable on demand and/or the Commitments (if not previously terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations shall be and become immediately due and payable or payable on demand (as the case may be), without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate provided that the Facility Agent shall if so instructed by (i) FEC (where it is the only Lender of the FEC Loan (acting on the instructions of Finnvera)) in relation the FEC Loan, or (ii) the Majority Lenders (other than FEC) (with the approval of Hermes) in relation to the Hermes Loan and/or (with the approval of Finnvera) in relation to the Finnvera Balancing Loan, by notice to the Borrower:

(a)      cancel all or any part of the (i) FEC Tranche A Commitment and/or the FEC Tranche B Commitment in the case of FEC and/or (ii) the Finnvera Balancing Commitment and/or the Hermes Commitment (as the case may be) in the case of the Majority Lenders (other than FEC); and/or

(b)      declare that all or part of any amounts outstanding under the Loan Documents in respect of the Loan or any part thereof are:

(i)           immediately due and payable; and/or

(ii)         payable on demand by the Facility Agent acting on the instructions of FEC in relation to the FEC Loan and the Majority Lenders (other than FEC) in relation to the Hermes Loan, and/or, if applicable, the Finnvera Balancing Loan.

Any notice given under this sub-clause will take effect in accordance with its terms, provided that unless Finnvera has instructed otherwise FEC agrees to consult with the Transferring Lenders (acting in any capacity in relation the FEC Loan), the Hermes Lenders or the Finnvera Balancing Lenders as applicable for a period not exceeding ten (10) Business Days before giving instructions to the Facility Agent as to the measures to be taken in relation to the acceleration or repayment of the FEC Loan pursuant to this Section 8.3.

ARTICLE IX

PREPAYMENT EVENTS

SECTION 9.1. Listing of Prepayment Events

Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.

SECTION 9.1.1.  Change of Control

There occurs any Change of Control.

SECTION 9.1.2. Unenforceability

Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of the Borrower’s counsel set forth as Exhibit B-1 or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by the Facility Agent.

SECTION 9.1.3. Approvals

Any material license, consent, authorisation, registration or approval at any time necessary to enable the Borrower or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

SECTION 9.1.4. Non-Performance of Certain Covenants and Obligations

The Borrower shall default in the due performance and observance of any of the covenants set forth in Section 4.12 or Section 7.2.4.

SECTION 9.1.5. Judgments

Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(a)      enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or

(b)      there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 9.1.6. Condemnation, etc.

The Purchased Vessel shall be condemned or otherwise taken under colour of law or requisitioned and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.

SECTION 9.1.7. Arrest

The Purchased Vessel shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.

SECTION 9.1.8. Sale/Disposal of the Purchased Vessel

The Purchased Vessel is sold to a company which is not the Borrower or any other Subsidiary of the Borrower (other than for the purpose of a lease back to the Borrower or any other Subsidiary of the Borrower).

SECTION 9.1.9. Termination of the Construction Contract

If the Construction Contract is terminated in accordance with its terms or by other lawful means prior to delivery of the Purchased Vessel and the parties thereto do not reach an agreement to reinstate the Construction Contract within 30 days after such termination.

SECTION 9.1.10. FEC Reassignment and Termination, etc. of the Finnvera Guarantee, the Hermes Insurance Policy or the Second Finnvera Guarantee

(A)                          FEC Reassignment

(a)                             The parties to this Agreement acknowledge that FEC has the right, pursuant to and in accordance with clause 11.3 of the FEC Supplemental Assignment Agreement, to effect a reassignment and/or re-transfer by way of Transfer Certificate of any part of the FEC Loan to the relevant Transferring Lender if and only if the circumstances set out in clause 11.3 of the FEC Supplemental Assignment Agreement occur, namely if the Finnvera Guarantee is, due to a reason not attributable to FEC, repudiated, withdrawn, suspended, terminated or cancelled or otherwise ceases to be in full force and effect or binding or enforceable against Finnvera (the “FEC Reassignment”).

(b)                            If an FEC Reassignment is at any time effected by FEC other than as a result of any gross negligence or wilful misconduct of the Facility Agent, the Guarantee Holder or any of the Transferring Lenders, (any such FEC Reassignment hereinafter referred to as the “FEC Prepayment Event”), the mandatory prepayments and cancellation provisions contained in Section 9.2 shall apply and the Borrower shall be liable to pay any Break Costs determined in accordance with Section 4.4.1.

(c)                             In the event of an FEC Reassignment as a result of any gross negligence or wilful misconduct of the Facility Agent, the Guarantee Holder or any of the Transferring Lenders, no such mandatory prepayment shall be required and the parties to this Agreement acknowledge and agree that:

(i)                                  each such Transferring Lender, the Facility Agent or the Guarantee Holder shall be liable to pay FEC in its capacity as Fixed Rate Provider, any Break Costs determined in accordance with Section 4.4.1(A)b and any other fees, costs or expenses required to be paid and the Facility Agent shall procure that the Guarantee Holder shall make any such payment for which it is liable;

(ii)                              from the date of the FEC Reassignment the Borrower shall pay interest on the relevant part of the FEC Loan at the Floating Rate; and

(iii)                          the Borrower shall not be liable to pay any Break Costs or any other fees costs or expenses required to be paid as a result of the FEC Reassignment.

(d)                           References to the provisions of the FEC Supplemental Assignment Agreement referred to in this Section 9.1.10(A) shall be to such provisions in the form of the FEC Supplemental Assignment Agreement as originally executed provided no amendments or supplements thereto shall be agreed without the Borrower’s prior written consent in which case such references shall be to such provisions of the FEC Supplemental Assignment Agreement as amended or supplemented.

(e)                             The parties to this Agreement acknowledge and agree that if the Transferring Lenders exercise their right to request a re-assignment and/or re-transfer of the FEC Loan pursuant to clause 13.2 of the FEC Supplemental Assignment Agreement, the Borrower shall not be liable to pay any costs and expenses, including but not limited to Break Costs, that are incurred by any party as a result of such re-assignment and/or re-transfer.

(f)                              If Section 9.1.10(A)(c)(ii) applies, the Facility Agent and the Borrower shall enter in good faith negotiations (for a period of not more than thirty (30) days commencing from the date of the FEC Reassignment) with a view to agreeing a substitute basis for determining the rate of interest taking into account the creditworthiness and borrowing credentials of the Borrower and the cost to the Transferring Lenders of funding their respective participations in the FEC Loan.

(g)                            From the date of the FEC Reassignment and unless and until an alternative rate is agreed in accordance with paragraph (f) above, the rate of interest on the relevant part of the FEC Loan for the relevant Interest Period shall be the percentage rate per annum which is the weighted average of the rates notified in good faith to the Facility Agent by each Transferring Lender as soon as practicable and in any event within seven (7) Business Days of the date of the FEC Reassignment (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum and in the relevant Transferring Lender’s good faith the cost to the relevant Transferring Lender of funding its participation in that FEC Loan from whatever source it may reasonably select.

(h)                            Any alternative basis agreed pursuant to paragraph (f) above shall, with the prior consent of all the Transferring Lenders and the Borrower, be binding on those parties.

(B)                           Termination etc. of Finnvera Guarantee or Second Finnvera Guarantee

If, prior to the date of Final Maturity the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee is suspended, terminated or withdrawn by Finnvera or otherwise ceases to be of full force and effect other than as a result of:

(i)                                  a reason attributable to the gross negligence or wilful misconduct of FEC, the Facility Agent, the Guarantee Holder or any of the Lenders; or

(ii)                              an FEC Prepayment Event,

then in such event, the Facility Agent shall, as soon as reasonably practicable upon becoming aware of the same, notify the Borrower, giving details available of the reasons or grounds for such suspension, termination or withdrawal and shall provide to the Borrower copies of documents, or extracts thereof, as it may have in its possession in relation thereto (and the Lenders shall provide and the Facility Agent shall procure that the Guarantee Holder shall provide such information to the Facility Agent as it may reasonably request in order for it to comply with this requirement), to the extent not prohibited by applicable law and without requiring it to breach any obligation binding upon it.

(C)                           Termination etc. of Hermes Insurance Policy

If the Hermes Insurance Policy fails to be in full force and effect, is terminated or cancelled or is no longer valid, or it is suspended for more than three (3) months, in each case, so long as (a) such failure, termination, cancellation, invalidity or suspension is not due to any gross negligence or wilful misconduct on the part of any Lender and (b) the relevant parties to the Hermes Insurance Policy do not reach an agreement to reinstate the Hermes Insurance Policy within 30 days after such failure, termination, cancellation or invalidity or the end of such three (3) month suspension period, as the case may be.

SECTION 9.1.11. Illegality

No later than the close of business on the last day of the Option Period related to the giving of any Illegality Notice by an affected Lender pursuant to Section 3.2.2(c), either: (x) the Borrower has not elected to take an action specified in clause (I) or (II) of Section 3.2.2(c) or (y) if any such election shall have been made, the Borrower has failed to take the action required in respect of such election.

SECTION 9.2. Mandatory Prepayment

If any Prepayment Event shall occur and be continuing (and subject, in the case of Section 9.1.10 (C), to Section 11.20), the Facility Agent, upon the direction of the Majority Lenders, shall by notice to the Borrower either (i) if the Disbursement Date has occurred and the Loan disbursed require the Borrower to prepay in full on the date stipulated in such notice or, in the case of a notice served on the Borrower in respect of a Prepayment Event under Section 9.1.11, within 15 Business Days, all principal of and interest on the Loan and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan and all accrued and unpaid interest thereon and all other Obligations) or (ii) if the Disbursement Date has not occurred, terminate the Commitments ; provided that:

(a)                                          if such Prepayment Event arises under Section 9.1.11, the remedy available under this Section 9.2 shall be limited to that provided in clause (i) above and only with respect to the portion of the Loan held by the affected Lender that gave the relevant Illegality Notice (the “Affected Lender”) unless the Affected Lender is a Hermes Lender and any such prepayment of that Hermes Lender’s portion of the Loan would result in the Hermes Loan being less than 5% of the Loan outstanding at any time in which event the Borrower shall prepay that portion of the Loan required in order to ensure the Hermes Loan is not less than 5% of the aggregate Loans together with interest and all other Obligations as provided by clause (i) above;

(b)                                         if the Prepayment Event arises under Section 9.1.10(A) or (B), the Borrower shall (i) prepay the FEC Loan together with interest and all other Obligations or the FEC Commitment shall be cancelled (as the case may be) in respect of any termination of the Finnvera Guarantee or any FEC Reassignment resulting therefrom and/or (ii) in the case of Section 9.1.10(B) only and if applicable, prepay the Finnvera Balancing Loan together with interest and all other Obligations or the Finnvera Balancing Commitment shall be cancelled (as the case may be) in respect of any termination of the Second Finnvera Guarantee; and

(c)                                          if the Prepayment Event arises under Section 9.1.10(C) and no alternative arrangements have been agreed during the Mitigation Period under and in accordance with Section 11.20, the Borrower shall prepay the Loan together with interest and all other Obligations or the total Commitments shall be cancelled (as the case may be) as provided above in clause (i) above.

SECTION 9.3. Mitigation.

If the Facility Agent or any of the Lenders has actual notice and/or knowledge of any potential suspension, termination or withdrawal of the Finnvera Guarantee and/or if applicable, the Second Finnvera Guarantee or becomes aware that an event or circumstance has arisen which will cause the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee to be suspended, terminated or withdrawn for any reason or no longer remain in full force and effect it shall notify the Borrower and, in the case of such Lender, the Facility Agent. Following such notification the Lenders, the Borrower and the Facility Agent shall (at the cost and expense of the Borrower) negotiate in good faith for a period of up to 30 days or, if less, the date by which the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee shall be suspended, terminated or withdrawn or cease to be in full force and effect to determine whether the Facility can be restructured and/or the Loan refinanced in a manner acceptable to each of the Lenders in their absolute discretion.  The Facility Agent (acting on behalf of the Lenders) will request that Finnvera take part in such negotiations but shall have no obligation other than to send such request to Finnvera.  Nothing in this Section shall oblige any Finance Party to (i) monitor or make enquiries of or any investigation into whether any such suspension, termination or withdrawal etc. of the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee has occurred or will occur or (ii) agree to any restructuring or refinancing of the Loan during any such good faith discussions.

ARTICLE X
THE FACILITY AGENT, THE HERMES AGENT AND THE MANDATED LEAD ARRANGERS

SECTION 10.1. Actions

Each Lender hereby appoints KfW IPEX, as Facility Agent and as Hermes Agent, as its agent under and for purposes of this Agreement and each other Loan Document (for purposes of this Article X, the Facility Agent and the Hermes Agent are referred to collectively as the “Agents”).  Each Lender authorises the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Majority Lenders received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Article X or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Neither Agent shall be obliged to act on the instructions of any Lender or the Majority Lenders if to do so would, in the opinion of such Agent, be contrary to any provision of this Agreement or any other Loan Document or to any law, or would expose such Agent to any actual or potential liability to any third party or would in the reasonable opinion of such Agent be contrary to any provision of the Finnvera Guarantee, the Hermes Insurance Policy or the Second Finnvera Guarantee (as the case may be) or in any way jeopardise the cover provided by such guarantee or policy.

SECTION 10.2. Indemnity

Each Lender (other than FEC) shall indemnify (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender’s Percentage, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, such Agent in any way relating to or arising out of this Agreement and any other Loan Document or any action taken or omitted by such Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from such Agent’s gross negligence or wilful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its rateable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.  Neither Agent shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction.  If any indemnity in favour of an Agent shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.3. Funding Reliance, etc..

Each Lender shall notify the Facility Agent by 4:00 p.m., Frankfurt time, one day prior to the advance of the Loan if it is not able to fund the following day.  Unless the Facility Agent shall have been notified by telephone, confirmed in writing, by any Lender by 4:00 p.m., Frankfurt time, on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its Percentage of the Loan on the date specified therefor, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Facility Agent, such Lender and the Borrower severally agree to repay the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Facility Agent made such amount available to the Borrower to the date such amount is repaid to the Facility Agent, at the interest rate applicable at the time to the Loan without premium or penalty.

SECTION 10.4. Exculpation

Neither of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence.  Without limitation of the generality of the foregoing, each Agent (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Borrower, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (v) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties, and (vi) shall have no responsibility to the Borrower or any Lender on account of (A) the failure of a Lender or the Borrower to perform any of its obligations under this Agreement or any other Loan Document; (B) the financial condition of the Borrower; (C) the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement or any other Loan Document, or in or pursuant to any document delivered pursuant to or in connection with this Agreement or any other Loan Document; or (D) the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement or any other Loan Document or of any document executed or delivered pursuant to or in connection with any Loan Document.

SECTION 10.5. Successor

The Facility Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders, provided that any such resignation (i) shall be subject to the restrictions in the FEC Supplemental Assignment Agreement and (ii) shall not become effective until a successor Facility Agent has been appointed as provided in this Section 10.5 and such successor Facility Agent has accepted such appointment.  If the Facility Agent at any time shall resign, the Majority Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to the Facility Agent which shall thereupon become such Facility Agent’s successor hereunder (provided that the Majority Lenders shall, subject to the consent of the Borrower unless an Event or Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) offer to each of the other Lenders in turn, in the order of their respective Percentages of the Loan, the right to become successor Facility Agent). If no successor Facility Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the Facility Agent’s giving notice of resignation, then the Facility Agent may, on behalf of the Lenders, appoint a successor Facility Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $1,000,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld).  Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall be entitled to receive from the resigning Facility Agent such documents of transfer and assignment as such successor Facility Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Facility Agent, and the resigning Facility Agent shall be discharged from its duties and obligations under this Agreement.  After any resigning Facility Agent’s resignation hereunder as the Facility Agent, the provisions of:

(a)                     this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement; and

(b)                  Section 11.3 and Section 11.4 shall continue to inure to its benefit.

If a Lender acting as the Facility Agent assigns its Loan to one of its Affiliates, such Facility Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign its rights and obligations as Facility Agent to such Affiliate.

SECTION 10.6. Loans by the Facility Agent

The Facility Agent shall have the same rights and powers with respect to the Loan made by it or any of its Affiliates.  The Facility Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if the Facility Agent were not the Facility Agent hereunder and without any duty to account therefor to the Lenders.  The Facility Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Facility Agent.

SECTION 10.7. Credit Decisions

Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment.  Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 10.8. Copies, etc.

Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower).  Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement.

SECTION 10.9. The Agents’ Rights

Each Agent may (i) assume that all representations or warranties made or deemed repeated by the Borrower in or pursuant to this Agreement or any other Loan Document are true and complete, unless, in its capacity as the Facility Agent, it has acquired actual knowledge to the contrary, (ii) assume that no Default has occurred unless, in its capacity as an Agent, it has acquired actual knowledge to the contrary, (iii) rely on any document or notice believed by it to be genuine, (iv) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it, (v) rely as to any factual matters which might reasonably be expected to be within the knowledge of the Borrower on a certificate signed by or on behalf of the Borrower and (vi) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until such Agent has received from the Lenders any payment which such Agent may require on account of, or any security which such Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

SECTION 10.10. The Facility Agent’s Duties

The Facility Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement or any other Loan Document by the Borrower or as to the existence of an Event of Default and (ii) inform the Lenders promptly of any Event of Default of which the Facility Agent has actual knowledge.

The Facility Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Borrower or actual knowledge of the occurrence of any Default unless a Lender or the Borrower shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent.  Any information acquired by the Facility Agent other than specifically in its capacity as the Facility Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent.

The Facility Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Borrower or with the Borrower’s subsidiaries or associated companies or with a Lender as if it were not the Facility Agent.

SECTION 10.11. Employment of Agents

In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement or the other Loan Documents, each Agent shall be entitled to employ and pay agents to do anything which such Agent is empowered to do under or pursuant to this Agreement or the other Loan Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including without limitation Section 11.3, the employment of such agents shall be for such Agent’s account, and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by such Agent in good faith to be competent to give such opinion, advice or information.

SECTION 10.12. Distribution of Payments

The Facility Agent shall pay promptly to the order of each Lender that Lender’s Percentage of every sum of money received by the Facility Agent pursuant to this Agreement or the other Loan Documents (with the exception of any amounts payable pursuant to any Fee Letter and any amounts which, by the terms of this Agreement or the other Loan Documents, are paid to the Facility Agent for the account of the Facility Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Facility Agent on trust absolutely for that Lender.

SECTION 10.13. Reimbursement

The Facility Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum.  If, however, the Facility Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Section 10.12 before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within two (2) Business Days after the date on which that payment was required to be made by the terms of this Agreement or any of the other Loan Documents, that Lender will, on demand by the Facility Agent, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the other Loan Documents and ending on the date on which the Facility Agent receives reimbursement.

SECTION 10.14. Instructions

Where an Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders (as the case may be) each of the Lenders shall provide such Agent with instructions within five (5) Business Days (or such longer period as is required in the opinion of Hermes or Finnvera (as the case may be) in order for the Lenders to receive instructions from Hermes and/or Finnvera (as the case may be)) of such Agent’s request (which request may be made orally or in writing).  If a Lender does not provide such Agent with instructions within that period, that Lender shall be bound by the decision of such Agent.  Nothing in this Section 10.14 shall limit the right of such Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if such Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with this Agreement or any of the other Loan Documents.  In that event, such Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Facility Agent pursuant to this Section 10.14.

SECTION 10.15. Payments

All amounts payable to a Lender under this Section 10 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Facility Agent.

SECTION 10.16. “Know your customer” Checks

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of another Lender) in order for the Facility Agent (or that Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement, the other Loan Documents, the FEC Transfer Certificates, any Transfer Certificates or any Lender Assignment Agreements (as the case may be).

SECTION 10.17. No Fiduciary Relationship

Except as provided in Section 10.12, neither Agent shall have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in this Agreement or any other Loan Document shall constitute a partnership between any two or more Lenders or between either Agent and any other person.

SECTION 10.18. Mandated Lead Arrangers

(A)                          No Mandated Lead Arranger has any obligations of any kind to the Borrower or any other Finance Party under or in connection with this Agreement or the other Loan Documents.

(B)                           Nothing in any Loan Document constitutes a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(C)                           No Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.1. Waivers, Amendments, etc.

(A)                          The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Majority Lenders (acting with the consent of Finnvera and Hermes in respect of any material amendment, modification or waiver); provided that no such amendment, modification or waiver which would:

(a)                   modify any requirement hereunder that any particular action be taken by all the Lenders, Hermes or Finnvera shall be effective unless consented to by each Lender;

(b)                  modify this Section 11.1 or change the definition of “Majority Lenders” shall be made without the consent of each Lender;

(c)                   increase the Commitment of any Lender shall be made without the consent of such Lender;

(d)                 reduce any fees described in Article III payable to any Lender shall be made without the consent of such Lender;

(e)                   extend the Commitment Termination Date of any Lender shall be made without the consent of such Lender;

(f)                    extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on the Loan (or reduce the principal amount of or rate of interest on the Loan) owed to any Lender shall be made without the consent of such Lender; or

(g)                  affect adversely the interests, rights or obligations of the Facility Agent in its capacity as such shall be made without consent of the Facility Agent.

(B)                           The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders in relation to the Loan (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender, Hermes, Finnvera or group of Lenders from that Lender, Hermes, Finnvera or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(C)                           The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in relation to the Loan in the exercise of any right, authority, power or discretion or any matter not expressly provided for in the Loan Documents or the Credit Support Documents. Any such instructions given by the Majority Lenders will be binding on the relevant Lenders or all the Lenders (as the case may be). In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(D)                          No failure or delay on the part of the Facility Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Facility Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The Lenders hereby agree, at any time and from time to time that the Nordea Agreement or the Bank of Nova Scotia Agreement is amended or refinanced to negotiate in good faith to amend this Agreement (but expressly without obligation to agree on any amendment and only on a basis which is strictly a without prejudice to the rights and benefits of the Finance Parties currently existing under this Agreement) to conform any representations, warranties, covenants or events of default in this Agreement to the amendments made to any substantially comparable provisions in the Nordea Agreement or the Bank of Nova Scotia Agreement or any refinancing thereof.

SECTION 11.2. Notices

(a)                   All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or electronic mail address set forth below its signature hereto or set forth in a Lender Assignment Agreement or Transfer Certificate (as the case may be) or at such other address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient.

(b)                  So long as KfW IPEX is the Facility Agent, the Borrower may provide to the Facility Agent all information, documents and other materials that it furnishes to the Facility Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any advance or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/pdf medium in a format acceptable to the Facility Agent at andre.mutter@kfw.de (or such other email address notified by the Facility Agent to the Borrower).

(c)      The Borrower agrees that the Facility Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lenders by posting such notices, at the option of the Borrower, on Intralinks or any similar such platform (the “Platform”) acceptable to the Borrower.  Although the primary web portal is secured with a dual firewall and a User ID/Password Authorisation System and the Platform is secured through a single user per deal authorisation method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Facility Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Facility Agent or any of its Affiliates in connection with the Platform.

(d)                 The Facility Agent agrees that the receipt of Communications by the Facility Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Facility Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

SECTION 11.3. Payment of Costs and Expenses

The Borrower agrees to pay on demand all reasonable expenses of the Finance Parties, FEC, Finnvera and Hermes (including the reasonable fees and out-of-pocket expenses of primary counsel to the Facility Agent and Lenders (except FEC), and of local counsel, if any, who may be retained by counsel to the Facility Agent and, in the case of FEC, primary counsel retained by FEC with the Borrower’s prior approval in connection with the initial syndication of the Loan) in connection with the initial syndication of the Loan and any amendments, waivers, consents, supplements or other modifications to, this Agreement, any other Loan Document or any Credit Support Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated.  In addition, the Borrower agrees to pay reasonable fees and out of pocket expenses of counsel to the Facility Agent and of counsel to FEC in connection with the funding under this Agreement.  The Borrower further agrees to pay, and to save the Finance Parties harmless from all liability for, any stamp, recording, documentary or other similar taxes payable in connection with the execution, delivery or enforcement of this Agreement or the borrowing hereunder, any other Loan Documents or any Credit Support Document.  The Borrower also agrees to reimburse the Facility Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by a Finance Party or Finnvera in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 11.4. Indemnification

In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Facility Agent, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defence in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or wilful misconduct or the material breach by such Indemnified Party of its obligations under this Agreement, any other Loan Document or the Credit Support Documents and which breach is not attributable to the Borrower’s own breach of the terms of this Agreement, any other Loan Document or the Credit Support Documents or (ii) relates to taxes other than Covered Taxes.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto.  Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defence of any such action, suit or other claim (provided that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defence of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defence of such claim, (iii) the Borrower  shall consult in good faith with  the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defence of such claim, (iv) the Borrower shall conduct the defence of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed).  Notwithstanding the Borrower’s election to assume the defence of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party and the Indemnified Party shall have concluded that there may be legal defences available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defences (in which case the

Borrower shall not have the right to assume the defence of such action on the Indemnified Party’s behalf), (iii) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the Borrower authorises the Indemnified Party to employ separate counsel at the Borrower’s expense.  The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or wilful misconduct.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 11.5. Survival

The obligations of the Borrower under Section 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations.  The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 11.6. Severability; Independence of Obligations

Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

The Borrower agrees that the Borrower’s obligations under this Agreement (including its obligation to repay the Loan) (a) are independent of the Construction Contract and (b) will not be invalidated, suspended or limited in any way by any termination, rescission, cancellation, invalidation, non-performance or non-completion of the Construction Contract or any other contract, agreement or arrangement relating thereto (other than the Loan Documents) or any dispute or claim between the Borrower and/or the Builder and/or any suppliers and/or any other third parties under or in connection with the Construction Contract, or any defence thereto, or any insolvency proceedings relating to the Builder or any other Person.

SECTION 11.7. Headings

The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8. Execution in Counterparts

This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 11.9.  Third Party Rights

(a)                   A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement except that each of Finnvera and Hermes may enforce and enjoy any rights specifically conferred upon Finnvera or Hermes pursuant to this Agreement.

(b)                  Notwithstanding any term of any Loan Document, the consent of any person who is not a party to a Loan Document (other than Finnvera, FEC (until such time as it becomes a party thereto pursuant to the FEC Transfer Certificates) or Hermes) is not required to rescind or vary this Agreement at any time.

SECTION 11.10. Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a)                   except to the extent permitted under Section 7.2.6, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Facility Agent and each Lender; and

(b)                  the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

SECTION 11.11. Sale and Transfer of the Loan; Participations in the Loan

Each Lender may assign or transfer its Percentage or portion of the Loan to one or more other Persons (a “New Lender”), or sell participations in its Percentage or portion of the Loan to one or more other Persons subject to this Section 11.11.

SECTION 11.11.1. Assignments and transfers

(A) (i) Any Lender with the written consents of the Borrower and the Facility Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Facility Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions all or any fraction of such Lender’s share of the Loan; provided that in the case of any assignee or transferee, such assignee or transferee (other than in the case of FEC) shall be reasonably acceptable to (1) Hermes (in relation to the Hermes Loan) and (2) Finnvera (in relation to the FEC Loan and, if applicable, the Finnvera Balancing Loan).

(ii) Any Lender, with notice to the Borrower and the Facility Agent in all cases except in the case of an assignment or transfer to FEC or Finnvera, and, notwithstanding the foregoing clause (i), without the consent of the Borrower, or the Facility Agent may assign or transfer (a) to FEC or Finnvera (including, but not limited to, an assignment and/or transfer by such Lender as an Original FEC Lender to FEC under an FEC Transfer Certificate or by FEC to such Lender as an Original FEC Lender) or following the Disbursement Date, to any of its Affiliates or (b) following the occurrence and during the continuance of an Event of Default under Section 8.1.1, 8.1.4(a) or 8.1.5, to any other Person, in either case, all or any fraction of such Lender’s portion of the Loan but on the basis that, in the case of clause (a) and clause (b), any assignee or transferee (other than in the case of FEC or Finnvera) shall be reasonably acceptable to (1) the Facility Agent and (2) Finnvera (in relation to the FEC Loan and, if applicable, the Finnvera Balancing Loan and (3) Hermes (in relation to the Hermes Loan).

(iii) Any Lender may (notwithstanding the foregoing clauses, and without notice to, or consent from, the Borrower or the Facility Agent) assign or charge all or any fraction of its portion of the Loan to any federal reserve bank or central bank as collateral security in connection with the extension of credit or support by such federal reserve bank or central bank to such Lender.

(iv) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement if the proposed assignment or transfer would result in a breach of any terms of the Finnvera Guarantee, if applicable, the Second Finnvera Guarantee or the Hermes Insurance Policy.

(v) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement unless it has given prior written notification of the transfer to each of the Finnish Authorities, Hermes and the Facility Agent and the Facility Agent has obtained a prior written consent from the Finnish Authorities and Hermes.

(vi) Nothing in this Section 11.11.1 shall prejudice the right of a Lender to assign or transfer its rights under this Agreement to the Finnish Authorities or Hermes, if such assignment or transfer is required to be made by that Lender to the Finnish Authorities and Hermes in accordance with the Finnvera Guarantee, if applicable, the Second Finnvera Guarantee or the Hermes Insurance Policy.

Save in the case of a transfer to FEC pursuant to the FEC Transfer Documents, each Person described in the foregoing clauses as being the Person to whom such assignment or transfer is to be made, is hereinafter referred to as an “Assignee Lender” or “Transferee Lender”.  Assignments or transfers in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender’s portion of the Loan and Commitment) (which assignment or transfer shall be of a constant, and not a varying, percentage of such Lender’s portion of the Loan) are permitted; provided that the Borrower and the Facility Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned or transferred to an Assignee Lender or a Transferee Lender (as the case may be) until:

(a)       written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to such Assignee Lender or Transferee Lender, shall have been given to the Borrower and the Facility Agent by such Lender and such Assignee Lender or Transferee Lender;

(b)      such Assignee Lender or Transferee Lender shall have executed and delivered to the Borrower and the Facility Agent a Lender Assignment Agreement or a Transfer Certificate as set out in (B) below, accepted by the Facility Agent;

(c)       the Facility Agent on behalf of FEC shall have received the Additional FEC Transfer Documents where required; and

(d)     the processing fees described below shall have been paid.

From and after the date that the Facility Agent accepts such Lender Assignment Agreement or Transfer Certificate and receives the Additional FEC Transfer Documents where required, (x) the Assignee Lender or Transferee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned or transferred to such Assignee Lender or Transferee Lender in connection with such Lender Assignment Agreement or Transfer Certificate, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor or transferor Lender, to the extent that rights and obligations hereunder have been assigned or transferred by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment or transfer.  Except to the extent resulting from a subsequent change in law, in no event shall the Borrower be required to pay to any Assignee Lender or Transferee Lender any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had no such assignment or transfer been made.  Such assignor Lender, transferor Lender or such Assignee Lender or Transferee Lender (unless a party to an FEC Transfer Certificate under which FEC is the transferee) must also pay a processing fee to the Facility Agent upon delivery of any Lender Assignment Agreement or Transfer Certificate in the amount of $2,000 (and shall also reimburse the Facility Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment or transfer).

(B) Procedure for transfer to (i) FEC under an FEC Transfer Certificate or (ii) a Transferee Lender under a Transfer Certificate

(a)       A novation is effected if:

(i)                          the Existing Lender and FEC or Transferee Lender (as the case may be) deliver to the Facility Agent a duly completed FEC Transfer Certificate or Transfer Certificate (as the case may be); and

(ii)                      the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable any FEC Transfer Certificate or Transfer Certificate (as the case may be) delivered to it and which appears on its face to be in order.

(b)  The Facility Agent shall only be obliged to execute an FEC Transfer Certificate or Transfer Certificate delivered to it by (i) the Existing Lender and FEC or (ii) the Existing Lender and the Transferee Lender upon its completion of all “know your customer” checks that it is required to carry out in relation to the transfer to FEC or such Transferee Lender and upon receipt of the Additional FEC Transfer Documents where required.

(c)  Each party to this Agreement (other than the Existing Lender and FEC or Transferee Lender (as the case may be)) irrevocably authorises the Facility Agent to execute any duly completed FEC Transfer Certificate or Transfer Certificate, as applicable on its behalf.

(d)  On the Effective Date (as defined in the relevant Transfer Certificate):

(i)   FEC or the Transferring Lender (as applicable) will assume the rights and obligations of the Existing Lender in connection with (i) the FEC Loan in the relevant FEC Transfer Certificate or (ii) any portion of the Loan in the relevant Transfer Certificate by way of novation in substitution for the Existing Lender; and

(ii)   the Existing Lender will be released from those obligations and cease to have those rights.

(C)                           Limitation of responsibility of Existing Lenders

(a)  Unless expressly agreed to the contrary and save in the case of a transfer by the Original Lenders to FEC on the Effective Date, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)   the legality, validity, effectiveness, adequacy or enforceability of the Loan Documents or the Credit Support Documents;

(ii)   the financial condition of the Borrower;

(iii) the performance and observance by the Borrower of its obligations under the Loan Documents; or

(iv)  the accuracy of any statements (whether written or oral) made in or in connection with any Loan Document or the Credit Support Documents,

and any representations or warranties implied by law are excluded.

(b)      Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)   has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Loan Document or Credit Support Document; and

(ii)   will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Loan Documents or any Commitment is in force.

(c)       Nothing in any Loan Document obliges an Existing Lender to:

(i)    accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Section 11.11.1 except in the case of an FEC Reassignment; or

(ii)   support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Loan Documents or otherwise, save where Lenders are obliged to reimburse FEC for any Break Costs.

SECTION 11.11.2. Participations

Any Lender may at any time sell to one or more commercial banks or other financial institutions (herein called a “Participant”) participating interests in its Loan; provided that:

(a)                   no participation contemplated in this Section 11.11.2 shall relieve such Lender from its obligations hereunder;

(b)                  such Lender shall remain solely responsible for the performance of its obligations hereunder;

(c)                   the Borrower and the Facility Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)                 no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (b) through (f) of Section 11.1(A);

(e)                   the Borrower shall not be required to pay any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold; and

(f)                    each Lender that sells a participation under this Section 11.11.2 that constitutes a sale of its share in the Loan or an interest therein for U.S. federal income tax purposes shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each of the Participant’s interest in that Lender’s portion of the Loan, Commitments or other interests hereunder (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder.

The Borrower acknowledges and agrees that each Participant, for purposes of Section 4.3, 4.4, 4.5, 4.6 and clause (e) of 7.1.1, shall be considered a Lender.

SECTION 11.11.3. Register

The Facility Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Lender Assignment Agreement and each Transfer Certificate delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Loan owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.12. Other Transactions

Nothing contained herein shall preclude the Facility Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.13. Hermes Insurance Policy

SECTION 11.13.1. Terms of Hermes Insurance Policy

(a)                   The Hermes Insurance Policy will cover 95% of the Hermes Loan.

(b)                  The Hermes Fee will equal 2.79% of the aggregate principal amount of the Hermes Loan as at the Actual Delivery Date.

(c)                   The parties have entered into this Agreement on the basis that the Hermes Insurance Policy shall contain the following terms and should such terms not be included within the Hermes Insurance Policy, then the Borrower may cancel the Commitment(s):

(i)                           25% of the Hermes Fee as in effect on the date of issuance of the Hermes Insurance Policy (“First Fee”) will be payable to the Hermes Agent or Hermes in Dollars within two (2) Business Days of receipt by the Borrower of demand from the Hermes Agent following the later to occur of (i) the issue of the Hermes Insurance Policy and (ii) the Effective Date;

(ii)                      the balance of the Hermes Fee (being the amount thereof under paragraph (b) above less the First Fee) (“Second Fee”) will be payable in Dollars to the Hermes Agent or Hermes on the Actual Delivery Date;

(iii)                  if the Hermes Commitment is cancelled in full by the Borrower or the Lenders on or prior to the Actual Delivery Date, Hermes shall be required to reimburse the Hermes Agent the amount of the First Fee less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500);

(iv)                  if the Hermes Commitment is cancelled in part by the Borrower on or prior to the Actual Delivery Date, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the First Fee, based on the proportion of the aggregate Hermes Commitment prior to such cancellation to the aggregate Hermes Commitment after giving effect to such cancellation, less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500); and

(v)                      if, after the Actual Delivery  Date, the Borrower prepays all or part of the Hermes Loan in accordance with this Agreement, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the unexpired portion of the Hermes Fee, having regard to the amount of the prepayment and the remaining term of the Hermes Loan less the sum of (x) a break funding fee equal to 20% of the unexpired portion of the Hermes Fee and (y) an administration fee (such fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500).

SECTION 11.13.2. Obligations of the Borrower

(a)                   Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay (a) the First Fee to the Hermes Agent in accordance with Section 11.13.1(c)(i) and (b) the Second Fee to the Hermes Agent on the Actual Delivery Date.  In each case, if received by the Hermes Agent, the Hermes Agent shall pay such amount to Hermes.

(b)                  Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay to the Hermes Agent an issue fee of EUR12,500 for the issue of the Hermes Insurance Policy at the same time that the First Fee is payable.

SECTION 11.13.3. Obligations of the Hermes Agent and the Lenders

(a)     Promptly upon receipt of the Hermes Insurance Policy from Hermes, the Hermes Agent shall (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) send a copy thereof to the Borrower.

(b)    The Hermes Agent shall perform such acts or provide such information which are, acting reasonably, within its power so to perform or so to provide, as required by Hermes under the Hermes Insurance Policy and as are necessary to ensure that the Lenders obtain the support of Hermes pursuant to the Hermes Insurance Policy.

(c)                   The Hermes Agent shall (in the circumstances described in Section 11.13.1(c)(iii), (iv) or (v)):

(i)                                      make written requests to Hermes seeking a reimbursement of the Hermes Fee promptly after the relevant cancellation or prepayment and (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) provide a copy of the request to the Borrower;

(ii)                                  use its reasonable endeavours to maximise the amount of any reimbursement of the Hermes Fee to which the Hermes Agent is entitled;

(iii)                              pay to the Facility Agent the full amount of any reimbursement of the Hermes Fee that the Hermes Agent receives from Hermes within two (2) Business Days of receipt with same day value for application as a prepayment towards the Hermes Loan in such order as the Hermes Lenders (in consultation with the Borrower) shall require; and

(iv)                                relay the good faith concerns of the Borrower to Hermes regarding the amount it is required to pay to Hermes or the amount of any reimbursement to which the Hermes Agent is entitled, it being agreed that the Hermes Agent’s obligation shall be no greater than simply to pass on to Hermes the Borrower’s concerns.

(d)                 Each Hermes Lender will co-operate with the Hermes Agent, the Facility Agent and each other Hermes Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the Hermes Insurance Policy continues in full force and effect and shall indemnify and hold harmless each other Lender in the event that the Hermes Insurance Policy does not continue in full force and effect due to its gross negligence or wilful default.

SECTION 11.14. Finnvera and FEC

SECTION 11.14.1. Finnvera Guarantee and Second Finnvera Guarantee

(a)              Promptly upon receipt of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee from Finnvera and provided that the Borrower provides a confidentiality undertaking to Finnvera in respect of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee, the Facility

Agent shall (subject to any confidentiality undertakings given to Finnvera by the Facility Agent pursuant to the terms of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee) send a copy thereof to the Borrower.

(b)           The Facility Agent shall procure that if, after the Disbursement Date, the Borrower prepays the FEC Loan and/or the Finnvera Balancing Loan in part or in full in accordance with Section 3.2.1, the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee will require Finnvera to reimburse the Guarantee Holder for the account of the Borrower all or a corresponding portion of any Finnvera Premium or the Finnvera Balancing Premium (as the case may be) paid prior to the date of such prepayment in an amount calculated in accordance with the Finnvera Premium Refund Formula.

(c)              Any refund of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case maybe) pursuant to Section 11.14.1(b) above shall be subject to:

(i)                                           there not having been any claims for indemnification under the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be) up to the date of such refund payment by Finnvera; and

(ii)                                       the irrevocable release of Finnvera from any liability under (i) the Finnvera Guarantee in respect of the portion of the FEC Loan prepaid and/or (ii) the Second Finnvera Guarantee in respect of the portion of the Finnvera Balancing Loan prepaid.

(d)            The Facility Agent shall procure that the Guarantee Holder shall:

(i)                                           make a written request to Finnvera seeking a reimbursement of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case may be) in the circumstances described in Section 11.14.1(b) and (c) above promptly after the relevant prepayment and (subject to any confidentiality undertakings given to Finnvera by the Facility Agent pursuant to the terms of the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be)) provide a copy of the request to the Borrower;

(ii)                                       use its reasonable endeavours to maximize the amount of any reimbursement of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case may be) from Finnvera to which the Guarantee Holder is entitled;

(iii)                                   agree to the irrevocable release of Finnvera from any liability under the (i) Finnvera Guarantee in respect of the portion of the

FEC Loan prepaid and/or (ii) the Second Finnvera Guarantee in respect of the portion of the Finnvera Balancing Loan prepaid; and

(iv)            pay to the Borrower the full amount of any reimbursement of the Finnvera Premium and/or Finnvera Balancing Premium (as the case may be) that the Guarantee Holder receives from Finnvera pursuant to the terms of the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be) within five (5) Business Days of receipt with same day value and such amount of any such reimbursement shall be applied as a prepayment against the FEC Loan and the Finnvera Balancing Loan on a pro rata basis provided that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan.

(e)     The Borrower acknowledges that the Finnvera Premium and, if applicable, the Finnvera Balancing Premium shall be calculated as provided in Section 3.5.4 and Section 3.5.5 respectively and shall be paid to Finnvera from the proceeds of the FEC Loan and, if applicable, the Finnvera Balancing Loan respectively on the Disbursement Date and duly authorises (i) FEC to pay the Finnvera Premium to Finnvera on the Disbursement Date by utilising the proceeds of the FEC Loan and (ii) if applicable, the Original Finnvera Balancing Lenders to pay the Finnvera Balancing Premium to Finnvera on the Disbursement Date by utilising the proceeds of the Finnvera Balancing Loan.

SECTION 11.14.2. Facility Agent and Finnvera dealings

(a)          The parties to this Agreement agree that the Facility Agent may act on the instructions of Finnvera in relation to this Agreement, provided that nothing in this Clause shall permit the Facility Agent to do anything which would alter the rights and/or obligations of any Finance Party or the Borrower as set out in this Agreement.

(b)          Subject to any provision of the FEC Transfer Documents to the contrary, the Facility Agent as the Guarantee Holder under the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee agrees with the Lenders to act in compliance with the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee.

(c)          The Facility Agent as the Guarantee Holder under the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee may inform Finnvera of any increase or material change in any risk covered by the Finnvera Guarantee to the extent it is required to do so under the terms of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee and/or related Finnvera General Terms or for the purposes of ensuring the continuing validity of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee and shall notify the Borrower in case it so informs Finnvera.

SECTION 11.15. FEC Transfer Documents

(a)              The Borrower acknowledges that:

(i)                                           the Original FEC Lenders have entered into or will enter into (as applicable) the FEC Transfer Documents pursuant to which the Original FEC Lenders will, amongst other things, assign and transfer their respective rights and obligations under this Agreement to FEC; and

(ii)                                       following the assignment and transfer referred to above, the Facility Agent shall act as agent for FEC under the Loan Documents and the Guarantee Holder shall continue to act as holder of the Finnvera Guarantee for and on behalf of the FEC Lender(s).

(b)             The Borrower and each Finance Party shall co-operate and actively assist each other with respect to any obligations such Finance Party may have under or in connection with any Credit Support Document provided however, the Borrower shall not be required to act in a manner that it considers to be contrary or adverse to its own interests or may, directly or indirectly, result in any increased or additional cost or liability to the Borrower whether under the Loan Documents or otherwise (except for costs and expenses which the Borrower has agreed, pursuant to any Loan Document or otherwise, to pay).

(c)              The Finance Parties have obligations under the FEC Transfer Documents (to which they are a party) and the Facility Agent has obligations as holder of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee which they would not have incurred (or in relation to which it would not have had any liability) if they had not entered into the FEC Transfer Documents or become holder of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee. Accordingly, the Borrower agrees to indemnify each Finance Party against any cost, loss or liability incurred by such Finance Party in connection with the FEC Transfer Documents (to which such Finance Party is a party and acting in whatever capacity) or as holder of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee and for any cost, loss or liability for which such Finance Party may be liable to FEC or Finnvera or otherwise under any FEC Transfer Document to which it is a party (acting in whatever capacity) or in respect of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee unless caused by the gross negligence or wilful misconduct of that Finance Party or the failure to perform or any default by that Finance

Party under the relevant FEC Transfer Document, this Agreement, any other Loan Document, the Finnvera Guarantee, or, if applicable, the Second Finnvera Guarantee.

(d)            The FEC Transfer Documents shall be executed concurrently with signing this Agreement.

(e)           The Facility Agent shall or (as the case may be) shall procure that the Guarantee Holder shall, provide a copy of each FEC Transfer Document to the Borrower promptly following execution of the same.

SECTION 11.16. Application of proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee and the Hermes Insurance Policy

(a)              If any Finance Party receives any proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee or the Hermes Insurance Policy, it shall transfer such moneys to the Facility Agent.

(b)             Any proceeds referred to in (a) above shall be applied by the Facility Agent in favour of (i) an FEC Lender only in relation to monies received under the Finnvera Guarantee (ii) if applicable, the Finnvera Balancing Lenders only in relation to monies received under the Second Finnvera Guarantee and (iii) the Hermes Lenders only in relation to monies received under the Hermes Insurance Policy and, for the avoidance of doubt, no such proceeds shall be made available to the Borrower.

(c)              Such proceeds shall be ignored when calculating the amount owing to the Lenders in respect of the FEC Loan, the Finnvera Balancing Loan (if applicable) or the Hermes Loan (as the case may be) and, for the avoidance of doubt, the obligations of the Borrower under the Loan Documents to which it is a party shall remain in full force and effect, notwithstanding the receipt of any such proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee (if applicable) or the Hermes Insurance Policy (as the case may be).

SECTION 11.17. Waiver of immunity

To the extent that the Borrower or any Finance Party has or hereafter may acquire any immunity from jurisdiction of any court of from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower and such Finance Party hereby irrevocably waives, to the fullest extent permitted by law, such immunity in respect of its obligations under this Agreement and the other Loan Documents.

SECTION 11.18. Law and Jurisdiction

SECTION 11.18.1. Governing Law

This Agreement and any non-contractual obligations arising out of or in respect of this Agreement shall in all respects be governed by and interpreted in accordance with English law.

SECTION 11.18.2. Jurisdiction

For the exclusive benefit of the Facility Agent and the other Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.  The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Section, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.

SECTION 11.18.3. Alternative Jurisdiction

Nothing contained in this Section shall limit the right of the Facility Agent or the other Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

SECTION 11.18.4. Service of Process

Without prejudice to the right of the Facility Agent or the other Finance Parties to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 2, Aviator Park, Station Road, Addlestone, Surrey KT15 2PG, Attention: General Counsel, and in that event shall be conclusively deemed to have been served at the time of leaving or, if by international courier, at 9:00 am on the third Business Day after posting by international courier.

SECTION 11.19. Confidentiality

Each of the Facility Agent and the Lenders agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Borrower or any Subsidiary of the Borrower, or by the Facility Agent on the Borrower’s or such Subsidiary’s behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by it or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Affiliates; provided, however, that it may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which the Facility Agent, any Lender or any of their respective Affiliates is subject or in connection with an examination of the Facility Agent, such Lender or any of their respective Affiliates by any such authority or body, including without limitation the Federal Republic of Germany or Finland; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law but without limitation including the rules of any relevant stock exchange on which any Lender’s or its Affiliate’s shares are listed; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Facility Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Facility Agent or such Lender’s independent auditors, counsel, and any other professional advisors of the Facility Agent or such Lender who are advised of the confidentiality of such information; (G) to any direct participant, assignee or transferee and their representatives and professional advisers, in relation to any Loan Document or the Borrower, provided that such Person agrees to keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; (H) as to the Facility Agent, any Lender or their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with the Facility Agent, such Lender or such Affiliate; (I) to its Affiliates and its Affiliates’ directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; (J) to each of Finnvera and Hermes provided that Finnvera or Hermes may only discuss such information subject to receiving a confidentiality undertaking from any recipient to whom such information is disclosed (other than in the case of other Export Credit Agencies); (K) to any other party to the Agreement; and (L) to any rating agency (including its professional advisers) such confidential information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Loan Documents and/or the Borrower.  Each of the Facility Agent and the Lenders shall be responsible for any breach of this Section 11.19 by any of its Affiliates or any of its Affiliates’ directors, officers, employees, professional advisors and agents.

SECTION 11.20. Mitigation

(a)       If the provisions of Section 3.2.2(b), 3.2.2(c) or 9.1.10(C) apply (and having regard to clause (b) below), the Facility Agent, the Borrower and the Lenders (or, in the case of Section 3.2.2(b) or 3.2.2(c), any affected Lender) shall discuss in good faith (but without obligation) for a period (the “Mitigation Period”) of not less than, in the case of Sections 3.2.2(b) and 3.2.2(c), 50 days and, in the case of Section 9.1.10(C), 30 days (and which in the case of Section 3.2.2(b) and 3.2.2(b) shall commence on the first day of the 50-day period referred to in those respective Sections and, in the case of Section 9.1.10(C), shall run concurrently with the 30 day period referred to in that Section or, concurrently with the three (3) month grace period applicable in the case of a suspension of the Hermes Insurance Policy ) after (x) in the case of Section 3.2.2(b) and 3.2.2(c), the date on which the Illegality Notice is given or (y) in the case of Section 9.1.10(C), the date such Section becomes applicable, as the case may be:

(i)    in the case of Section 3.2.2(b) or 3.2.2(c), what steps may be open to the relevant Lender to mitigate or remove such circumstances (including, without limitation, the possibility of assigning the Lender’s Commitment to an Affiliate or another Lending Office); and

(ii)   in the case of Section 9.1.10(C), the circumstances in which Section 9.1.10(C) has become applicable and whether there are any steps or actions which can be taken to remove the effect of the circumstances as described in such Section and/or reinstate or replace the Hermes Insurance Policy.

If the provisions of Section 3.2.2(b) or 3.2.2(c) apply, if requested by the Borrower, the affected Lender shall, without limiting such Lender’s obligation to enter into discussions as set forth above in this Section 11.20(a), use commercially reasonable efforts to transfer its Affected Commitment or its portion of the Loan, as the case may be, to one or more third parties at par during the Mitigation Period in the manner contemplated by Section 3.2.2(b) or (c) as relevant.

(b)     To the extent required by or considered necessary by any party to this Agreement, the Lenders (and, in the case of Section 3.2.2(b) or 3.2.2(c), any affected Lender) shall use commercially reasonable efforts to include the Finnish Authorities and Hermes in all foregoing discussions.

(c)     If an Illegality Notice shall be given by any Lender during the period falling 20 days prior to the Actual Delivery Date, the affected Lender will use all reasonable efforts to accelerate the mitigation steps of the type described or to be discussed pursuant to this Section to try and enable the Commitment of such Lender to still be available for drawing by the Borrower two (2) Business Days prior to the Actual Delivery Date in the manner contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this ICON 1 Hull No. 1400 Credit Agreement to be executed by their respective officers thereunto duly authorised as of the day and year first above written.

ROYAL CARIBBEAN CRUISES LTD.

By	/s/ Antje M. Gibson
Name: Antje M. Gibson
Title: Vice President, Treasurer

Address: 1050 Caribbean Way
Miami, Florida 33132, United States of America
Facsimile No.: +1 (305) 539-6400
Email: agibson@rccl.com
bstein@rccl.com
Attention: Vice President, Treasurer
With a copy to: General Counsel

KFW IPEX-BANK GMBH, as Facility Agent, Documentation Agent, Hermes Agent, Initial Mandated Lead Arranger and Original Lender

By	/s/ Sheila Obhrai
Name: Sheila Obhrai
Title: Attorney-in-fact

Address: Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Germany
Facsimile No.: +49 (69) 7431 3768
Email: andre.mutter@kfw.de
Attention: Maritime Industries
With a copy to: Credit Operations
Facsimile No.: +49 (69) 7431 2944

BNP PARIBAS FORTIS SA/NV, as Finnvera Agent, Other Mandated Lead Arranger and Original Lender

By	/s/ Helmut Van Ginderen
Name: Helmut Van Ginderen
Title: Head Business Management Financing Solutions Brussels

By	/s/ Alain Vanden Haute
Name: Alain Vanden Haute
Title: Business Management Financing Solutions

Address: 3, Montagne du Parc / 1KA1D
1000 Brussels, Belgium
Facsimile No.: +32 2 565 3403
Email: geert.sterck@bnpparibasfortis.com
Davina.staessen@bnpparibasfortis.com
Attention: Geert Sterck / Davina Staessen
With a copy to: bruxelles_bo_export_project_finance.cib@bnpparibasfortis.com

HSBC BANK PLC, as Other Mandated Lead Arranger and Original Lender

By	/s/ Richard Hodder
Name: Richard Hodder
Title: Managing Director

Address: Infrastructure and Real Estate Group, Level 2, 8 Canada Square, London E14 5HQ, United Kingdom
Email: graham.d.meek@hsbc.com
Attention: Graham Meek

HSBC BANK USA, National Association, as Other Mandated Lead Arranger and Original Lender

By	/s/ Vitor Gabrielli
Name: Vitor Gabrielli
Title: Director

Address: 452 Fifth Avenue, 5th Floor
New York, NY 10018

Facsimile No.: N/A
Email: rafael.s.de.paoli@us.hsbc.com
Attention: Rafael De Paoli

With a copy to: CTLA Loan Admin
Email: CTLANY.LoanAdmin@us.hsbc.com

COMMERZBANK AG, New York Branch, as Other Mandated Lead Arranger and Original Lender

By	/s/ Pedro Bell
Name: Pedro Bell
Title: Director

By	/s/ Tak Cheng
Name: Tak Cheng
Title: Assistant Vice President

Address: 225 Liberty Street, 32nd Floor
New York, NY 10281-1050, USA
Email: Pedro.Bell@commerzbank.com
Christina.Serrano@commerzbank.com

Attention: Pedro Bell / Christina Serrano
With a copy to: Export & Agency Finance
Attention: Klaus-Dieter Schmedding / Dana Novotny
Facsimile No.: +49 69 1362 3742
Email: Klaus-Dieter.Schmedding@commerzbank.com
Dana.Novotny@commerzbank.com

BANCO SANTANDER, S.A., as Other Mandated Lead Arranger and Original Lender

By	/s/ Elise Regnault
Name: Elise Regnault
Title: Executive Director

By	/s/ Antonio Sala
Name: Antonio Sala
Title: Executive Director

Address: Paseo de Pereda 9-12
39004, Santander (Cantabria), Spain
Facsimile No.: +34 91 289 179 /
+34 91 289 10 280
Email: vaberrio@gruposantander.com
anasanz@gruposantander.com

Attention: Vanessa Berrio / Ana Sanz Gomez

Banco Santander, S.A. (Global Corporate Banking)
Global Trade & Continental Europe Middle Office
Ciudad Grupo Santander
Edificio Encinar ground floor
28660 Boadilla del Monte
(Madrid) Spain

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., Niederlassung Deutschland, as lead arranger and Original Lender

By	/s/ Richard Heiler
Name: Richard Heiler
Title: Managing Director

By	/s/ Robert J. Fischer
Name: Robert J. Fischer
Title: Vice President

Address: Neue Mainzer Strasse 28
60311 Frankfurt am Main, Germany
Email: Richard.heiler@bbva.com
maria.zotes@bbva.com
Attention: Richard Heiler / María Zotes

BAYERISCHE LANDESBANK, New York Branch, as lead arranger and Original Lender

By	/s/ Christian Baumgart_
Name: Christian Baumgart
Title: Vice President

By	/s/ Sebastian Schmaedicke
Name: Sebastian Schmaedicke
Title: Assistant Vice President

Address: 560 Lexington Avenue
New York, NY 10022, USA
Facsimile No.: +1-212-310-9841
Email: akjoller@bayernlbny.com
Attention: Andrew Kjoller
With a copy to:
creditcompliance@bayernlbny.com
loanoperations@bayernlbny.com
Facsimile No.: +1-212 310 9930

DZ BANK AG, New York Branch, as lead arranger and Original Lender

By	/s/ Ilko Jantschev
Name: Ilko Jantschev
Title: Vice President

By	/s/ Marie Luise Madej
Name: Marie Luise Madej
Title: Manager Export Finance

Address: c/o DZ Bank AG, Platz der Republik,
60325 Frankfurt am Main, Germany
Facsimile No.: +49 69 7447 99346
Email: andreas.estelmann@dzbank.de
Attention: Andreas Estelmann

JPMORGAN CHASE BANK, N.A., London Branch, as lead arranger and Original Lender

By	/s/ Karen Yik
Name: Karen Yik
Title: Executive Director

By
Name:
Title:

Address: 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom
Email: patrick.x.gang@jpmchase.com
Attention: Patrick Gang
With a copy to: tsd.export.finance.emea@jpmchase.com
karen.c.yik@jpmorgan.com
chiara.w.carter@jpmorgan.com

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, as lead arranger and Original Lender

By	/s/ Koichi Tanaka
Name: Koichi Tanaka
Title: Managing Director & General Manager
Global Aviation and Maritime Finance Department

By	/s/ Kenji Yanagawa
Name: Kenji Yanagawa
Title: Executive Director
Global Aviation and Maritime Finance Department
Address: 99 Queen Victoria Street,
London EC4V 4EH, United Kingdom
Facsimile No.: +33 1 44 90 48 01
Email: cedric_leduigou@fr.smbcgroup.com
helene_ly@fr.smbcgroup.com
corvin_boehme@de.smbcgroup.com
paul_hodgson-jones@gb.smbcgroup.com

Attention: Cedric Le Duigou / Helene Ly / Corvin Bohme / Paul Hodgson-Jones

EXHIBIT A-1
Commitments of Original Lenders

Original Lender	Commitment	Percentage (%)
	(USD equivalent
	of EUR)

FEC Tranche A Commitments

KfW IPEX-Bank GmbH	254,698,572.63	25.00%
BNP Paribas Fortis SA/NV	127,349,286.23	12.50%
HSBC Bank plc	127,349,286.23	12.50%
Commerzbank AG, New York Branch	127,349,286.23	12.50%
Banco Santander, S.A.	127,349,286.23	12.50%
Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland	50,939,714.49	5.00%
Bayerische Landesbank, New York Branch	50,939,714.49	5.00%
DZ Bank AG, New York Branch	50,939,714.49	5.00%
JPMorgan Chase Bank, N.A., London Branch	50,939,714.49	5.00%
Sumitomo Mitsui Banking Corporation Europe Limited	50,939,714.49	5.00%

FEC Tranche B Commitments

KfW IPEX-Bank GmbH	46,788,068.33	25.00%
BNP Paribas Fortis SA/NV	23,394,034.28	12.50%
HSBC Bank plc	23,394,034.28	12.50%
Commerzbank AG, New York Branch	23,394,034.28	12.50%
Banco Santander, S.A.	23,394,034.28	12.50%
Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland	9,357,613.71	5.00%
Bayerische Landesbank, New York Branch	9,357,613.71	5.00%
DZ Bank AG, New York Branch	9,357,613.71	5.00%
JPMorgan Chase Bank, N.A., London Branch	9,357,613.71	5.00%
Sumitomo Mitsui Banking Corporation Europe Limited	9,357,613.71	5.00%

Hermes Commitments

KfW IPEX-Bank GmbH	41,245,407.05	25.00%
BNP Paribas Fortis SA/NV	20,622,703.53	12.50%
HSBC Bank USA, National Association	20,622,703.53	12.50%
Commerzbank AG, New York Branch	20,622,703.53	12.50%
Banco Santander, S.A.	20,622,703.53	12.50%
Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland	8,249,081.41	5.00%
Bayerische Landesbank, New York Branch	8,249,081.41	5.00%
DZ Bank AG, New York Branch	8,249,081.41	5.00%
JPMorgan Chase Bank, N.A., London Branch	8,249,081.41	5.00%
Sumitomo Mitsui Banking Corporation Europe Limited	8,249,081.41	5.00%

Finnvera Balancing Commitments

KfW IPEX-Bank GmbH	0	0
BNP Paribas Fortis SA/NV	0	0
HSBC Bank USA, National Association	0	0
Commerzbank AG, New York Branch	0	0
Banco Santander, S.A.	0	0
Banco Bilbao Vizcaya Argentaria, S.A. Niederlassung Deutschland	0	0
Bayerische Landesbank, New York Branch	0	0
DZ Bank AG, New York Branch	0	0
JPMorgan Chase Bank, N.A., London Branch	0	0
Sumitomo Mitsui Banking Corporation Europe Limited	0	0

EXHIBIT A-2
Form of Loan Request

KfW IPEX-Bank GmbH, as Facility Agent

Palmengartenstrasse 5-9

D-60325 Frankfurt am Main

Federal Republic of Germany

Attention:                      [Name]
[Title]

ICON 1 - HULL NO. 1400 – NOTICE OF DRAWDOWN

Gentlemen and Ladies:

This Loan Request is delivered to you pursuant to Section 2.5 of the ICON 1 Hull No. 1400 Credit Agreement dated [                            ] 2017 (together with all amendments, if any, from time to time made thereto, the “Agreement”), among Royal Caribbean Cruises Ltd. (the “Borrower”), the various other financial institutions from time to time party thereto as Lenders, KfW IPEX-Bank GmbH as Facility Agent (in such capacity, the “Facility Agent”), Documentation Agent and Hermes Agent, BNP Paribas as Finnvera Agent, KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger and BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch and Banco Santander, S.A. as other Mandated Lead Arrangers. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Agreement.

The Expected Delivery Date is [         ], 20    .

The Borrower hereby requests that the Loan be made in the principal amount of US$[    ] on                    , 20   , which amount does not exceed the US Dollar Maximum Loan Amount.  The said Dollar amount requested for the Loan is:

(A)       to the extent of the amount of US$[                   ], equal to the US Dollar Equivalent of the amount of EUR [                   ], being 80% of the Contract Price (including the portion thereof relating to the NYC Allowance) to be funded from the Commitments as follows:

(i)         EUR [992,000,000] from the FEC Tranche A Loan;

(ii)        EUR [168,000,000] from the FEC Tranche B Loan;

(iii)       EUR [                   ] from the Hermes Loan[; and

(iv)       EUR [                    ] from the Finnvera Balancing Loan];

and paid to the account specified by the Facility Agent pursuant to Section 2.5(b) of the Agreement;

(B)       US$[                       ] from the FEC Tranche A Loan and US$[                       ] from the FEC Tranche B Loan to finance 100% of the Finnvera Premium [and US$[                 ] to finance 100% of the Finnvera Balancing Premium from the Finnvera Balancing Loan] to be paid to Finnvera on the Disbursement Date in accordance with Section 2.5(d)(ii) of the Agreement; and

(C)       US$[                    ] to finance 100% of the Hermes Fee from the Hermes Loan to be paid to Hermes and the Borrower on the Actual Delivery Date in accordance with Section 2.5(d)(iii) of the Agreement.

The Borrower has previously sent to your attention (i) true and complete copies of the counterparty confirmations evidencing the rates of exchange making up the US Dollar Equivalent under (A) in the preceding paragraph (excluding the portion thereof related to the NYC Allowance) and (ii) the invoice from the Borrower to the Builder in respect of the NYC Allowance showing the USD/EUR exchange rate used for determining the EUR amount of the NYC Allowance.

Please wire transfer the proceeds of the Loan as follows:

Amount to be Transferred	Settlement Instructions

The Borrower confirms that it has delivered to the Facility Agent the documents required to satisfy the condition precedent set out in Section 5.1.1 and Section 5.1.6 of the Agreement.

The Borrower hereby acknowledges that, pursuant to Section 5.1.5 of the Agreement, each of the delivery of this Loan Request and the acceptance by the Borrower of the proceeds of the borrowing requested hereby constitute a representation and warranty by the Borrower that, on the date of such borrowing (before and after giving effect thereto and to the application of the proceeds therefrom), all statements set forth in Article VI of the Agreement (excluding, however, those set forth in Section 6.10) are true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made.

The Borrower agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Facility Agent. Except to the extent, if any, that prior to the time of the borrowing requested hereby the Facility Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such borrowing as if then made.

The Borrower has caused this Loan Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ____ day of __________, 20__ .

Royal Caribbean Cruises Ltd.

By:

Name:

Title:

EXHIBIT B-1
Form of Opinion of Liberian Counsel to Borrower

To the Lenders, FEC, Finnvera and Hermes (as defined in the Credit Agreement referred to below), and to KfW IPEX-Bank GmbH as Facility Agent	WFWNY Draft (ii)10/04/17

Our reference: 01474.50079/80528116v2

[•]

Royal Caribbean Cruises Ltd.
ICON 1 Hull No. 1400

Dear Sirs:

We have acted as legal counsel on matters of Liberian law to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), in connection with an ICON 1 Hull No. 1400 Credit Agreement dated as of October [•], 2017 (the “Credit Agreement”) and made between (1) the Borrower, (2) the lenders from time to time party thereto as several lenders (collectively, the “Lenders”), (3) KfW IPEX-Bank GmbH as Facility Agent and documentation agent, (4) KfW IPEX-Bank GmbH as Hermes Agent, (5) BNP Paribas Fortis SA/NV as Finnerva Agent, (6) KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger, (7) BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG and Banco Santander, S.A. as the Other Mandated Lead Arrangers, in respect of a US dollar loan facility in an amount not to exceed (i) the US Dollar Equivalent of 80% of the Contract Price of the Purchased Vessel, (ii) 100% of the Finnvera Premium and any Finnvera Balancing Premium, and (iii) the US Dollar Equivalent of 100% of the Hermes Fee.

This opinion is furnished to the addressees pursuant to Clause 5.1.2(a) of the Credit Agreement. Terms defined in the Credit Agreement shall have the same meaning when used herein.

In rendering this opinion we have examined an executed copy of each of the following documents (collectively, the “Documents”):

A.                                   The Credit Agreement; and

B.                                   An Account Pledge Agreement dated                    (the “Account Pledge Agreement”) made between the Borrower, the Facility Agent and the Lenders respecting the Pledged Accounts described therein1;

1  Subject to review of the execution version of Account Pledge Agreement.

C.                                   A Fee Letter dated [•], 2017 addressed by the Facility Agent to, and accepted and agreed by, the Borrower in relation to a syndication fee;

D.                                  A Fee Letter dated [•], 2017 addressed by the Facility Agent to, and accepted and agreed by, the Borrower in relation to the Commitment Fees;

E.                                   A Fee Letter dated [•], 2017 addressed by the Facility Agent to, and accepted and agreed by, the Borrower in relation to an agency fee;

F.                                    A Fee Letter dated [•], 2017 addressed by KfW IPEX-Bank GmbH as Mandated Lead Arranger to, and accepted and agreed by, the Borrower in relation to an arranger fee;

G.                                  A Fee Letter dated [•], 2017 addressed by BNP Paribas Fortis SA/NV as Mandated Lead Arranger to, and accepted and agreed by, the Borrower in relation to an arranger fee;

H.                                   A Fee Letter dated [•], 2017 addressed by HSBC Bank plc as Mandated Lead Arranger to, and accepted and agreed by, the Borrower in relation to an arranger fee;

I.                                         A Fee Letter dated [•], 2017 addressed by Commerzbank AG as Mandated Lead Arranger to, and accepted and agreed by, the Borrower in relation to a structuring fee; and

J.                                     A Fee Letter dated [•], 2017 addressed by Banco Santander, S.A. as Mandated Lead Arranger to, and accepted and agreed by, the Borrower in relation to an arranger fee.

We have also examined originals or photostatic copies or certified copies of all such agreements and other instruments, certificates by public officials and certificates of officers of the Borrower as are relevant and necessary and relevant corporate authorities of the Borrower. We have assumed with your approval, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies, the power, authority and legal right of the parties to the Documents other than the Borrower to enter into and perform their respective obligations under the Documents, and the due authorization of the execution of the Documents by all parties thereto other than the Borrower. We have also assumed that (i) the Borrower does not have its management and control in Liberia, or undertake any business activity in Liberia, and (ii) less than a majority of the direct or indirect shareholders of the Borrower by vote or value are resident in Liberia. We have further assumed the validity and enforceability of the Documents under all applicable laws other than the law of the Republic of Liberia.

As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of public officials and of officers or representatives of the Borrower.

We are attorneys admitted to practice in the State of New York and do not purport to be experts in the laws of any other jurisdiction. Insofar as our opinion relates to the law of the Republic of Liberia, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Act of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised of 1976, effective January 3, 1977 as amended) (the “Business Corporation Act”), the Liberian Maritime Law (Title 21 of the Liberian Code of Laws of 1956 as amended), the Revenue Code of Liberia (2000) as amended by the Consolidated Tax Amendments Act of 2011, and the Liberian Commercial Code of 2010, made available to us by Liberian Corporation Services, Inc. and the Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws in the United States. In rendering our opinion as to the valid existence in good standing of the Borrower, we have relied on a Certificate of Goodstanding issued by order of the Minister of Foreign Affairs of the Republic of Liberia on [•].

This opinion is limited to the law of the Republic of Liberia. We express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that:

1.                                     The Borrower is a corporation duly incorporated, validly existing under the Business Corporation Act and in good standing under the law of the Republic of Liberia;

2.                                     The Borrower has full right, power and authority to enter into, execute and deliver the Documents and to perform each and all of its obligations under the Documents;

3.                                     Each of the Documents has been executed and delivered by a duly authorized signatory of the Borrower;

4.                                     Each of the Documents constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms;

5.                                     Neither the execution nor delivery of any of the Documents, nor the transactions contemplated therein, nor compliance with the terms and conditions thereof, will contravene any provisions of Liberian law or violate any provisions of the Articles of Incorporation (inclusive of any articles of amendment thereto) or the Bylaws of the Borrower;

6.                                     No consent or approval of, or exemption by, any Liberian governmental or public bodies and authorities are required in connection with the execution and delivery by the Borrower of any of the Documents;

7.                                     It is not necessary to file, record or register any of the Documents or any instrument relating thereto or effect any other official action in any public office or elsewhere in the Republic of Liberia to render any such document enforceable against the Borrower;

8.                                     Assuming none of the Documents has been executed in the Republic of Liberia, no stamp or registration or similar taxes or charges are payable in the Republic of Liberia in respect of any of the Documents or the enforcement thereof in the courts of the Republic of Liberia other than customary court fees payable in litigation in the courts of the Republic of Liberia;

9.                                     The Borrower is not required or entitled under any existing applicable law or regulation of the Republic of Liberia to make any withholding or deduction in respect of any tax or otherwise from any payment which it is or may be required to make under any of the Documents;

10.                              Assuming that the shares of the Borrower are not owned, directly or indirectly, by the Republic of Liberia or any other sovereign under Liberian law, neither the Borrower nor the property or assets of the Borrower is immune from the institution of legal proceedings or the obtaining or execution of a judgment in the Republic of Liberia;

11.                              Under Liberian law the choice by the Borrower of English law to govern the Documents (other than the Account Pledge Agreement) is a valid choice of law and the irrevocable submission under the Credit Agreement by the Borrower to the jurisdiction of the courts of England is a valid submission to such courts;

12.                              In the event a judgment of the courts of England against the Borrower was obtained after service of process in the manner specified in the Credit Agreement, such judgment would (when duly authenticated) be admissible as evidence in proceedings brought to enforce the Credit Agreement in the courts of Liberia; provided that each defendant in any such proceeding shall have appeared in person or by an authorized representative before the English court rendering such judgment;

13.                              Under Liberian law the choice by the Borrower of law of [•] to govern the Account Pledge Agreement is a valid choice of law and the submission thereunder by the Borrower to the jurisdiction of [•] is a valid submission to such jurisdiction;

14.                              To the best of our knowledge without having made any investigation of agreements (other than our examination of the Documents) to which the Borrower is a party, claims against the Borrower under the Documents will rank at least pari passu with the claims of all unsecured creditors of the Borrower except those mandatorily preferred by law;

15.                              None of the Finance Parties will be deemed to be resident, domiciled, carrying on business or subject to taxation in the Republic of Liberia solely by reason of the negotiation, preparation, execution, performance or enforcement of, and/or receipt of any payment due from the Company under, the Documents.

We qualify our opinion to the extent that (i) the enforceability of the rights and remedies provided for in the Documents (a) may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors’ rights and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or similar principles, (ii) while there is nothing in the law of the Republic of Liberia that prohibits a Liberian corporation from submitting to the jurisdiction of a forum other than the Republic of Liberia, the enforceability of such submission to jurisdiction provisions is not dependent upon Liberian law and such provisions may not be enforceable under the law of a particular jurisdiction other than the Republic of Liberia, and (iii) we express no opinion with respect to the effectiveness of Section 11.17 of the Credit Agreement in relation to the Borrower.

A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender or the Facility Agent in accordance with the provisions of the Credit Agreement. Any such Lender or Facility Agent may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such Lender or Facility Agent on the date hereof.

This opinion may not be disclosed to any person other than: (a) any Affiliate of any of the Facility Agent and the Lenders, and the employees, officers, auditors and professional advisors of any of the Facility Agent, the Lenders and their respective Affiliates, (b) those Persons (such as regulatory authorities) who, in the ordinary course of business of the Facility Agent and the Lenders, have access to their papers and records or are entitled by law to see them (including as required by the rules of any applicable stock exchange), (c) any Person as required in accordance with law, regulation or any judicial proceeding, (d) to the extent required in connection with any actual or potential dispute or claim to which an addressee of this opinion is a party and which is relating to the transaction for which this opinion is given, and, and (e) those

Persons who are considering becoming Lenders, assignees or Participants and their professional advisers, and on the basis that those Persons will make no further disclosure.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other Lender or Facility Agent who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any Lender or Facility Agent relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

Very truly yours,

Watson Farley & Williams LLP

EXHIBIT B-2
Form of Opinion of English Counsel to Facility Agent

KfW IPEX-Bank GmbH;	E:	sheila.obhrai@shlegal.com
	T:	+44 20 7809 2622
BNP Paribas Fortis SA/NV;	F:	+44 20 7003 8483
	Our ref:	822\01-56-00968
HSBC Bank plc;
[ ] 2017
HSBC Bank USA, National Association

Commerzbank AG;

Banco Santander, S.A.;

Finnish Export Credit Ltd.;

Finnvera plc;

Euler Hermes Aktiengesellschaft;

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland;

Bayerische Landesbank, New York Branch;

DZ Bank AG (Deutsche Zentral-Genossenschaftsbank);

JPMorgan Chase Bank, N.A., London Branch; and

Sumitomo Mitsui Banking Corporation Europe Limited

01-56-00968\Draft (2) 3 October 2017

Dear Sirs

Royal Caribbean Cruises Ltd. (the “Borrower”)

We have acted as English legal advisers to KfW IPEX-Bank GmbH as facility agent (the “Facility Agent”) in connection with a Finnvera and Hermes backed credit agreement dated [        ] 2017 in respect of a United States Dollar credit facility (the “Credit Agreement”) relating to the construction of Meyer Turku Oy ICON 1 hull no 1400 (the “Vessel”) made between (i) the Borrower, (ii) each of the Original FEC Lenders, the Original Hermes Lenders and the Original Finnvera Balancing Lenders, (iii) KfW IPEX-Bank GmbH as the Facility Agent, the Documentation Agent and the Hermes Agent, (iv) BNP Paribas Fortis SA/NV as the Finnvera Agent, (v) KfW IPEX-

Bank GmbH as the Initial Mandated Lead Arranger and (vi) BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG and Banco Santander S.A. as the Other Mandated Lead Arrangers.

We have been asked to give this opinion pursuant to Section 5.1.2(b) of the Credit Agreement.

Terms defined in the Credit Agreement have the same meaning in this opinion.

1                                         Documents

1.1                              We have examined copies of the following documents for the purposes of this opinion:

(a)                                 the Credit Agreement;

(b)                                the Fee Letter in relation to a syndication fee dated [ ] 2017 addressed by the Facility Agent to the Borrower and accepted and agreed by the Borrower;

(c)                                 the Fee Letter in relation to the Commitment Fees dated [ ] 2017 addressed by the Facility Agent to the Borrower and accepted and agreed by the Borrower;

(d)                                the Fee Letter in relation to an agency fee dated [ ] 2017 addressed by the Facility Agent to the Borrower and accepted and agreed by the Borrower;

(e)                                 the Fee Letter in relation to an arranger fee dated [ ] 2017 addressed by KfW IPEX-Bank GmbH as Mandated Lead Arranger to the Borrower and accepted and agreed by the Borrower;

(f)                                   the Fee Letter in relation to an arranger fee dated [ ] 2017 addressed by BNP Paribas Fortis SA/NV as Mandated Lead Arranger to the Borrower and accepted and agreed by the Borrower;

(g)                                the Fee Letter in relation to a structuring fee dated [ ] 2017 addressed by HSBC Bank plc as Mandated Lead Arranger to the Borrower and accepted and agreed by the Borrower;

(h)                                 the Fee Letter in relation to an arranger fee dated [ ] 2017 addressed by Commerzbank AG as Mandated Lead Arranger to the Borrower and accepted and agreed by the Borrower;

(i)                                     the Fee Letter in relation to an MLA fee dated [ ] 2017 addressed by Banco Santander, S.A. as Mandated Lead Arranger to the Borrower and accepted and agreed by the Borrower; and

(j)                                     the FEC Transfer Certificates dated [ ] 2017, one executed by each of the Original FEC Lenders in favour of FEC in relation to its Commitment under the Credit Agreement.

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1.2                              “Finance Document” means each document referred to in paragraphs 1.1(a) to (j).

1.3                              We have not examined any document or made any enquiries or searches except as described in this opinion.

2                                         Scope of Opinion

2.1                              Our opinion is given solely with respect to the laws of England and Wales as at the date of this letter and as currently applied by the English courts. Statements relating to taxation are also based on generally published practice of HM Revenue & Customs applying at the date of this opinion. We express no opinion as to the law of any other jurisdiction or as to any matters of fact.

2.2                              This opinion shall be governed by and interpreted in accordance with English law.

3                                         Opinion

3.1                              Subject to the assumptions and qualifications set out below, we are of the opinion that:

(a)                                 Obligations binding: the obligations of the Borrower under each Finance Document to which it is a party are legally valid, binding and enforceable obligations;

(b)                                Filings: it is not necessary for the validity, enforceability or admissibility in evidence in England of any Finance Document that it be registered or filed with any court, authority or public office;

(c)                                 Choice of law and submission to jurisdiction: the choice of English law to govern the Finance Documents will be upheld as a valid choice of law in the English courts and the submission to the jurisdiction of the English courts by the Borrower in the Finance Documents constitutes a valid submission;

(d)                                Stamp duty: no United Kingdom ad valorem stamp duty or stamp duty reserve tax or stamp or registration duty or similar United Kingdom taxes or charges are payable in England in relation to:

(i)                                          the execution, delivery or enforcement of the Finance Documents; or

(ii)                                  the transfer of Loans by way of assignment or transfer as recorded under section 11.11 of the Credit Agreement;

(e)                                 Withholding tax: the Borrower is not required to make any deduction or withholding for or on account of United Kingdom taxes from any payment of interest made by the Borrower under the Finance Documents;

3

(f)                                   No consents: no consent, authorisation, licence or approval of any governmental or public body in England and Wales is required (i) to authorise the execution, delivery, validity, enforceability or admission into evidence of any Finance Document or (ii) for the lawful performance by the Borrower of its obligations under each Finance Document to which it is a party;

(g)                                Equal ranking: the payment obligations of the Borrower under the Finance Documents to which it is a party rank at least equally with claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally; and

(h)                                 Existing law: the execution by the Borrower of the Finance Documents to which it is a party does not violate any provision of English law of general application.

4                                         Assumptions

4.1                              We have assumed that:

(a)                                 Status and capacity: each party to each Finance Document:

(i)                                     is duly incorporated and validly existing under the laws of its country of incorporation;

(ii)                                  has the necessary corporate power to enter into and perform its obligations under each Finance Document to which it is a party;

(iii)                               has obtained all necessary consents and authorisations (other than, in relation to the Borrower only, any consents or authorisations required under English law) and is qualified and empowered to enter into and perform its obligations under each Finance Document to which it is a party; and

(iv)                              has taken all action required by its constitutional documents to authorise the execution of and the performance of its obligations under each Finance Document to which it is a party;

(b)                                Execution: each Finance Document has been duly executed and delivered on behalf of each party to it;

(c)                                 Authenticity and conformity: each document described as an original is authentic and each document described as a copy conforms to its original;

(d)                                Solvency: the Borrower is able to pay its debts as they fall due, will not become unable to pay its debts as a consequence of entering into the Finance

4

Documents to which it is a party and no steps have been taken to make the Borrower the subject of any insolvency procedure or injunction;

(e)                                 No waiver: no Finance Document has been terminated or varied and no obligation has been waived;

(f)                                   Entire agreement: each Finance Document constitutes the entire agreement between the parties to it as to the matters referred to in it;

(g)                                No duress: the effect of the Finance Documents is not affected by duress, undue influence or mistake and no Finance Document has been entered into by any party in connection with any unlawful activity;

(h)                                 Other parties:  each Finance Document has been duly authorised, executed and delivered by each party to it and each such party has obtained all necessary consents and authorisations and is qualified and empowered to enter into and perform its obligations under each Finance Documents to which it is a party;

(i)                                     Other laws:  no law or public policy of any place other than England affects the opinions contained in this letter and each Finance Document constitutes legal, valid and binding obligations of the parties to it under all applicable laws other than, in the case of the Borrower, English law;

(j)                                     Facts:  all facts and documents relevant to this opinion have been disclosed to us;

(k)                                 Agent for service of process: the person specified in the Credit Agreement as agent for the service of process on behalf of the Borrower in England and Wales exists and operates at the address stated, has duly accepted its appointment and such appointment will subsist for so long as any liability is outstanding under the Finance Documents;

(l)                                     Choice of law: the choice of English law to govern the Finance Documents and the submission by the parties other than the Borrower to the jurisdiction of the English courts is, in each case, a valid choice of law and submission to jurisdiction under the rules governing choice of law and submission to jurisdiction applicable to each such party (other than the rules applicable under English law);

(m)                             Rate of Interest: the Loan does not carry interest at a rate that exceeds a reasonable commercial return or which is determined to any extent by reference to the results of any business activity or the value of any property and does not carry any right on repayment to any premium;

5

(n)                                 No Amendments: there has been no amendment or change to any Finance Document from the date on which it was signed;

(o)                                Payments not arising in the UK:  any security provided by the Borrower in relation to the Finance Documents, the Borrower’s source of funds to satisfy its obligations under the Finance Documents, and the place of payment of interest under the Credit Agreement are not located, or taken to be located, in the United Kingdom; and

(p)                                Not UK resident:  the Borrower is not resident in the United Kingdom for tax purposes and is not entering into or performing its obligations under the Finance Documents through a permanent establishment in the United Kingdom.

4.2                              We have taken no steps to verify any of these assumptions.

5                                         Qualifications

Our opinion is subject to the following qualifications:

(a)                                 Enforceability: the expression “enforceable” means that the obligations are of a type which English courts enforce and does not mean that they will be enforced in all circumstances or in accordance with their terms;

(b)                                Insolvency: the rights of the parties are subject to limitations arising from laws relating to insolvency and other laws affecting the rights of creditors generally;

(c)                                 Penalty: any provision for the forfeiture of property or the payment of an amount in the event of a breach of contract is unenforceable if it is construed as a penalty;

(d)                                Equitable remedies: equitable remedies including specific performance and injunction are granted at the discretion of the court and are not usually available where damages are considered to be an adequate remedy;

(e)                                 Time-barred claims: enforcement of the rights of any party may become time-barred;

(f)                                   Performance abroad: an obligation to be performed in a jurisdiction outside England and Wales or by a person subject to the laws of a jurisdiction outside England and Wales may not be enforceable under English law to the extent that such performance would be illegal or contrary to public policy under the laws of that other jurisdiction;

6

(g)                                Set-off: defences of set-off or counterclaim may be available even where such defence is waived;

(h)                                 Discretions: any party which is vested with a discretion or which may determine any matter in its opinion may be required to exercise such discretion reasonably or to base its opinion on reasonable grounds;

(i)                                     Certificates: any provision to the effect that a calculation, determination or certificate will be conclusive, binding or final will not prevent judicial enquiry into its accuracy;

(j)                                     Severability: any provision allowing an invalid, illegal or unenforceable provision to be severed from other provisions may be disregarded by a court;

(k)                                 Amendments: documents may be amended or waived orally despite any provision to the contrary;

(l)                                     Costs: an undertaking by one party to pay the costs of another in litigation may be unenforceable if the litigation is unsuccessful or the court makes an order for costs;

(m)                             Stamp duty: an undertaking or indemnity regarding stamp duty may be unenforceable under section 117 of the Stamp Act 1891;

(n)                                 Foreign currency: an English court may decline to give judgment in respect of an obligation under any Finance Document in any currency other than sterling and any judgment other than in sterling may be converted to sterling for enforcement purposes and, in an English liquidation, foreign currency claims must be converted into sterling at the rate prevailing at the commencement of liquidation for the purpose of proving for such claims;

(o)                                Exclusion of liability: the effectiveness of certain provisions excluding or limiting the liability of a party may be limited by law;

(p)                                Convenient forum: an English court has power to stay an action where it is shown that it can without injustice to the parties be tried in a more convenient forum except in those cases where jurisdiction is determined in accordance with EU Regulation No. 1215/2012 of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters or, in the case of Iceland, Norway and Switzerland, the Lugano Convention on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters 2007;

7

(q)                                Choice of law:  the choice of English law to govern the Finance Documents will not displace mandatory rules of law applicable in another jurisdiction with which the relevant transaction is otherwise solely connected or in which a dispute is being adjudicated and may not be recognised or upheld by the English courts where to do so would be inconsistent with Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations (Rome I) or Regulation (EC) No. 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations (Rome II);

(r)                                    Jurisdiction: the English courts may be required to or may decline jurisdiction in the circumstances set out in EU Regulation No. 1215/2012 of 12 December 2012 and the Civil Jurisdiction and Judgments Act 1982 (as amended) or in the case of Iceland, Norway and Switzerland, the Lugano Convention on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters 2007;

(s)                                 Process Agent:  If the Borrower does not maintain an agent for the service of process on its behalf in England and Wales for the purposes of the Finance Documents, the Facility Agent may require leave of the English courts to commence proceedings in connection with the Finance Documents against the Borrower in the English courts and may require an order for service of such proceedings outside the jurisdiction. We express no view as to the time or cost involved in obtaining any such leave or order nor as to the basis on which such leave or order may be obtained; and

(t)                                    Agreements to agree: an English court will not enforce a provision of any Finance Document that requires the parties to reach agreement in the future as to any matter.

6                                         Observations

We make the following observations:

(a)                                 Statements: we express no view as to the accuracy of any statement made in any Finance Document;

(b)                                Circumstances: we have not considered the particular circumstances of any party except to the extent expressly stated in this opinion; and

(c)                                 Facility Agent: we have acted for and received instructions only from the Facility Agent in respect of the Finance Documents.

7                                         Reliance

8

7.1                              This opinion is addressed to you for your sole benefit and may not be relied upon by any other person.

7.2                              You may disclose this opinion to any person, but may not file it with any person or quote or refer to it in any public document.

Yours faithfully

Stephenson Harwood LLP

9

EXHIBIT B-3

Form of Opinion of US Tax Counsel to Facility Agent for Lenders

CLIFFORD CHANCE US LLP

KfW IPEX-Bank GmbH
Palmengartenstrasse 5-9	DRAFT [•], 2017
60325 Frankfurt/Main
Federal Republic of Germany (“KfW”)

Finnish Export Credit Ltd.

P.O. Box 1010

Fl. 00101 Helsinski;

Finland (“FEC”)

For the benefit of KfW, FEC and the banks and

financial institutions listed in the Appendix

hereto (collectively the “Lenders”)

Re: Application of U.S. Withholding Tax to Royal Caribbean Cruises Ltd. Payments

Dear Sirs:

You have asked whether U.S. withholding tax will be imposed on payments made by the U.S. branch of Royal Caribbean Cruises Ltd. (“RCCL”), a corporation organized under the laws of Liberia, to any of the Lenders, under the ICON 1 Hull No. 1400 Credit Agreement dated                            between RCCL as borrower and the Lenders, KfW as Hermes Agent, Facility Agent, Documentation Agent, and Initial Mandated Lead Manager, BNP Paribas as Finnvera Agent and the Other Mandated Lead Arrangers (the “Credit Agreement”) and the FEC Transfer Certificates, one executed by each Original FEC Lender in favor of FEC and dated                     2017 (the “FEC Transfer Certificates”), and together with the Credit Agreement, the (“Documents”).

Under the Credit Agreement, the Lenders would severally lend money to RCCL to help fund the purchase of ICON 1 Hull No. 1400 at Meyer Turku Oy.

The loan advanced under the Credit Agreement will accrue interest at either a fixed rate or a floating rate in accordance with the provisions set forth in the Credit Agreement.

In connection with rendering this opinion we have reviewed the Documents and such other documents as we have deemed necessary or appropriate for purposes of rendering this opinion. We have assumed, with your consent, that: (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; (ii) the signatures on each original document are genuine; (iii) all representations and statements as to matters of fact set forth in such documents are true and correct; (iv) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (v) there are no documents relevant to this opinion to which we have not been given access. We have also assumed, with your consent, that each Lender will either be a United States person for U.S. federal income tax purposes (a “U.S. Lender”), will be claiming the benefits of an income tax treaty between the United States and its own jurisdictionion (a “Treaty Lender”) or will be booking the loan out of a branch in the United States (a “U.S. Branch Lender). We have assumed with your consent that with respect to each Treaty Lender:

(i)        the relevant Treaty Lender is eligible to claim benefits as a resident of the jurisdiction associated with it in the Appendix hereto (or, in the case of FEC, Finland) under the income tax treaty between such jurisdiction and the United States currently in force (each a “Treaty”);

(ii)        if the relevant Treaty Lender is claiming benefits under the Treaty between Spain and the United States, it is a bank or other financial institution within the meaning of and subparagraph 3(b) of Article II of such Treaty and has independently determined that this loan will be considered a long-term loan within the meaning of such subparagraph and is not seeking our review of this issue;

(iii)       no Treaty Lender will receive payments under the Credit Agreement that are attributable, for purposes of the Treaty under which it is eligible to claim benefits, to a permanent establishment of such Lender in the United States;

(iv)       no Treaty Lender has made an election, or otherwise taken steps, to be treated as other than a corporation for U.S. federal income tax purposes;

(v)        each Treaty Lender will provide RCCL or its agent with a properly completed Internal Revenue Service (“IRS”) Form W-8BEN-E representing that such Lender is eligible to claim benefits under a Treaty with respect to payments under the Credit Agreement;

(vi)       if a Treaty Lender is receiving payments for a participant, it will provide RCCL with a properly completed IRS Form W-8IMY to which it will attach its own IRS Form W-8BEN-E and a properly completed IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, from each participant representing that the participant is entitled to receive payments under the Credit Agreement free and clear of U.S. withholding;

(vii)      each Treaty Lender will be eligible to receive payments free of withholding under the provisions of Sections 1471 through 1474 of the U.S. Internal Revenue Code (“FATCA”) and will provide RCCL or its agent of either, as appropriate, with such properly completed IRS forms, certifications and other items as may be required to establish the Lender’s exemption from withholding under FATCA; and

(viii)     all of the foregoing will in relation to each Treaty Lender continue to be accurate and correct.

We have assumed, with your consent, that with respect to each U.S. Branch Lender:

(i)         the payments the U.S. Branch Lender will receive under the Credit Agreement are effectively connected with a trade or business of the U.S. Branch Lender in the United States;

(ii)        the U.S. Branch Lender will provide RCCL or its agent with a properly completed IRS Form W-8ECI accurately representing that the payments it will receive under the Credit Agreement are effective connected with such trade or business of the U.S. Branch Lender in the United States;

(iii)       the U.S. Branch Lender has not made and will not make an election, or otherwise take steps, to be treated as other than a corporation for U.S. federal income tax purposes;

(iv)       if the U.S. Branch Lender is receiving payments for a participant, it will provide RCCL with a properly completed IRS Form W-8IMY to which it will attach its own IRS Form W-8ECI and a properly completed IRS Form from each participant accurately representing that the participant is entitled to receive all payments under the Credit Agreement free and clear of U.S. withholding; and

(v)        all of the foregoing will in relation to the U.S. Branch Lender continue to be accurate and correct.

Finally, we have assumed, with your consent, that with respect to each U.S. Lender:

(i)         the U.S. Lender will provide RCCL or its agent with a properly completed and currently accurate IRS Form W-9; and

(ii)        the U.S. Lender will continue to be a United States person for U.S. federal income tax purposes.

Conclusion

We are members of the Bar of the State of New York. This opinion is limited to the U.S. federal withholding tax treatment of payments by RCCL under the Credit Agreement and does not address any other tax or legal consequences of the transactions contemplated in the Documents. This opinion is rendered solely to you and may not be relied upon by any other person, other than your legal advisors. Our opinion is based on existing authorities as of the date hereof and may change as a result of subsequent legislation, regulations, administrative pronouncements, court opinions or other legal developments, possibly with retroactive effect. We do not undertake to update this opinion based on any such developments unless specifically engaged by you to do so. Our opinion is not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or will be sustained by a court.

Based on the assumptions and limitations set forth above, we are of the view that there will be no U.S. federal withholding tax imposed on payments by RCCL to any Lender under the Credit Agreement. Payments to non-U.S. persons that are not considered to be U.S. source income for U.S. federal income tax purposes, generally are not subject to U.S. withholding tax. Payments by RCCL to a Treaty Lender under the Credit Agreement, to the extent they are U.S. source income, will be exempt from U.S. withholding tax under the Interest, Business Profits or Other Income Articles of the relevant Treaty. Payments to a U.S. Branch Lender or U.S. Lender will be subject to U.S. taxation but exempt from U.S. withholding tax. Should any of the assumptions set forth above with respect to a Lender be invalid, or cease to be valid in relation to a Lender, such Lender shall not be entitled to rely upon this opinion.

Our conclusions are expressions of our professional judgment with respect to U.S. federal income tax law and do not provide any guarantee as to the actual outcome of any U.S. federal income tax controversy.

Sincerely,

APPENDIX

Original FEC Lenders	Address of Record	Residence for Treaty Purposes
KfW IPEX-Bank GmbH	Palmengartenstrasse 5-9 D-60325 Frankfurt am Main	Germany
Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland	Neue Mainzer Strasse 28 60311 Frankfurt am Main, Germany	[Spain?]
Banco Santander S.A.	Paseo de Pereda, Numeros 9 al 12 Santander, Spain	Spain
Bayerische Landesbank, New York Branch;	560 Lexington Avenue New York, NY 10022, USA	N/A
BNP Paribas Fortis S.A./N.V.	Rue Montagne du Parc 3 1000 Brussels, Belgium	Belgium
Commerzbank AG, New York Branch	225 Liberty Street, 32nd Flr. New York, NY 10281, USA	N/A
DZ Bank AG, New York Branch	609 Fifth Avenue New York, NY 10017, USA	N/A
HSBC Bank plc	8 Canada Square London E14 5HQ, UK	UK
JPMorgan Chase Bank, N.A., London Branch	25 Bank Street Canary Wharf London E14 5JP, UK	N/A
Sumitomo Mitsui Banking Corporation Europe Limited	99 Queen Victoria Street London EC4V 4EH, UK	[?]

Original Hermes and Finnvera Balancing Lenders	Address of Record	Residence for Treaty Purposes
KfW IPEX-Bank GmbH	Palmengartenstrasse 5-9 D-60325 Frankfurt am Main	Germany
Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland	Neue Mainzer Strasse 28 60311 Frankfurt am Main, Germany	[Spain?]
Banco Santander S.A.	Paseo de Pereda, Numeros 9 al 12 Santander, Spain	Spain
Bayerische Landesbank, New York Branch	560 Lexington Avenue New York, NY 10022, USA	N/A
BNP Paribas Fortis S.A./N.V.	Rue Montagne du Parc 3 1000 Brussels, Belgium	Belgium
Commerzbank AG, New York Branch	225 Liberty Street, 32nd Flr. New York, NY 10281, USA	N/A
DZ Bank AG, New York Branch	609 Fifth Avenue New York, NY 10017, USA	N/A
HSBC Bank USA, National Association	[ ]	N/A
JPMorgan Chase Bank, N.A., London Branch	25 Bank Street, Canary Wharf London E14 5JP, UK	N/A
Sumitomo Mitsui Banking Corporation Europe Limited	99 Queen Victoria Street London EC4V 4EH, UK	[?]

EXHIBIT B-4

Form of Opinion of Finnish Counsel to Facility Agent for Lenders

Final draft (2) 051017

To:  The addressees listed in Schedule A (the “Addressees”)

[•] 2017

FINNVERA AND HERMES BACKED TERM LOAN FACILITY IN RESPECT OF VESSEL ICON 1 HULL NO. 1400

Dear Sirs,

We have acted as special Finnish counsel in connection with a Finnvera and Hermes backed term facility agreement dated [•] 2017 (the “Facility Agreement”) relating to a loan facility up to the US Dollar Maximum Loan Amount (as defined in the Facility Agreement) entered into between, among others, Royal Caribbean Cruises Ltd. (“RCCL”) as the Borrower, KfW IPEX-Bank GmbH (“KfW”) as Initial Mandated Lead Arranger, Original FEC Lender, Original Hermes Lender, Original Finnvera Balancing Lender, Facility Agent, Documentation Agent and Hermes Agent and BNP Paribas Fortis SA/NV (“BNP”) as Other Mandated Lead Arranger, Original FEC Lender, Original Hermes Lender, Original Finnvera Balancing Lender and Finnvera Agent under the Facility Agreement, and in such capacity we have been requested to render this opinion (the “Opinion”) to the Addressees.

Terms defined in the Facility Agreement shall have the same meaning when used in this Opinion unless otherwise defined herein or the context otherwise requires.

I.                                      DOCUMENTS

For the purposes of this Opinion we have examined the following documents:

(a)                               a copy of the executed Facility Agreement;

(b)                              a copy of the executed buyer credit guarantee agreement BC 49-16 / 1 dated [•] 2017 (the “Finnvera Guarantee”) entered into between Finnvera plc (“Finnvera”) and KfW as the Guarantee Holder (as defined therein, the “Guarantee Holder”) under

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which Finnvera has issued, in accordance with the Act on the State’s Export Credit Guarantees (Fi: laki valtion vientitakuista (422/2001), as amended), a buyer credit guarantee to the Guarantee Holder as security for the credit made available to the Borrower under the Facility Agreement. The Finnvera Guarantee includes the General Conditions for Buyer Credit Guarantees dated 1 March 2004 issued by Finnvera (the “General Conditions”) which are incorporated in the Finnvera Guarantee;

(c)                               a copy of the executed Transfer Certificates, each dated [•] 2017 and separately issued by KfW, BNP, HSBC Bank plc, Commerzbank AG, New York Branch, Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG (Deutsche Zentral-Genossenschaftsbank), New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as the Original FEC Lenders and Finnish Export Credit Ltd (“FEC”) as New Lender (each as defined therein) (the “FEC Transfer Certificate” and collectively the “FEC Transfer Certificates”) whereby the Existing Lenders have transferred their Commitments under the Facility Agreement to FEC;

(d)                              a copy of the executed supplemental assignment agreement dated [•] 2017 (the “Supplemental Assignment Agreement”) entered into between FEC and KfW, BNP, HSBC Bank plc, Commerzbank AG, New York Branch, Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG (Deutsche Zentral-Genossenschaftsbank), New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as Transferring Lenders, KfW as Guarantee Holder and Facility Agent and BNP as Finnvera Agent (each as defined therein);

(e)                               a copy of the executed Finnvera guarantee assignment agreement (the “Finnvera Guarantee Assignment”) dated [•] 2017 entered into between FEC as Assignee and KfW as Guarantee Holder (each as defined therein);

(f)                                a commitment fee letter (the “Fee Letter”) dated [•] 2017 entered into between KfW as Facility Agent and RCCL as Borrower;

(g)                               a copy of the extract from the minutes of the meeting of the Boards of Directors of Finnvera, number [•], held on [•];

(h)                              a copy of the extract from the minutes of the meeting of the Boards of Directors of FEC, number [•], held on [•];

(i)                                  an extract from the Trade Register in respect of Finnvera dated [•] 2017 and a copy of the Articles of Association of Finnvera dated [•];

(j)                                  an extract from the Trade Register in respect of FEC dated [•] 2017 and a copy of the Articles of Association of FEC dated [•];

(k)                              a copy of the certificate of:

(i)                                  Finnvera dated [•] 2017 signed by authorised representatives of Finnvera and certifying that (i) the decision of the Board of Directors of Finnvera referred to in paragraph (g) above remains in full force and effect and has not been  revoked,  amended,  modified  or  superseded,  subject to  any

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subsequent amendments or modifications made in accordance with the internal instructions and policies of Finnvera, (ii) all corporate and other approvals, including the approval of the Finnish Ministry of Economic Affairs and Employment, if applicable, have been obtained and all corporate and other action have been taken as required by Finnvera to execute, deliver and perform the Finnvera Guarantee and such approvals and action have not been amended or revoked and are in full force and effect, and (iii) there are no contractual restrictions, judgments, orders or similar restrictions binding on Finnvera which would affect the terms of the Finnvera Guarantee or entering into it by Finnvera;

(ii)                              FEC dated [•] 2017 signed by authorised representatives of FEC and certifying that (i) the decision of the Board of Directors of FEC referred to in paragraph (h) above remains in full force and effect and has not been revoked, amended, modified or superseded, subject to any subsequent amendments or modifications made in accordance with the internal instructions and policies of FEC, (ii) all corporate and other approvals, including the approval of the Finnish Ministry of Economic Affairs and Employment, if applicable, have been obtained and all corporate and other action have been taken as required by FEC to make the decision regarding the financing to be granted by FEC in respect of the Facility Agreement and such approvals and action have not been amended or revoked and are in full force and effect, and (iii) there are no contractual restrictions, judgments, orders or similar restrictions binding on FEC which would affect the terms of the FEC Transfer Certificates, the Supplemental Assignment Agreement or the Finnvera Guarantee Assignment Agreement or entering into such documents by FEC; and

(l)                                  such other documents we have considered necessary or desirable for the purposes of this Opinion.

The Finnvera Guarantee, the FEC Transfer Certificates, the Supplemental Assignment Agreement, the Finnvera Guarantee Assignment, and the Fee Letter are hereinafter collectively referred to as the “Opinion Documents”. Finnvera and FEC are hereinafter collectively referred to as the “Finnish ECAs”.

With respect to certain relevant questions of fact, we have relied on the extracts and certificates referred to in paragraphs (g) - (k) above and have not independently verified their accuracy.

We have, for the purposes of this Opinion, made on [•] 2017 at approximately [•] am/pm. (Helsinki time) an oral enquiry with the Register of Bankruptcy and Reorganisation Proceedings (Fi: Konkurssi- ja yrityssaneerausrekisteri) (the “Insolvency Register”) in respect of the Finnish ECAs.

For the purposes of this Opinion, we have not reviewed and express no opinion on any factual matters, including the assets, business or affairs of the Finnish ECAs.

This Opinion is issued and may only be relied upon by the Addressees on the express condition that it shall be governed by and that all terms, words and expressions herein shall be construed and interpreted in accordance with Finnish law as in force at the date hereof. We have not investigated the laws of any other country than Finland and express no opinion as to any matter governed by any law other than the laws of Finland. By issuing this Opinion we

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do not assume any obligation to notify or inform you of any developments subsequent to the date of this Opinion that might render the opinions expressed herein wholly or partly inaccurate.

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II.                                ASSUMPTIONS

For the purposes of this Opinion, we have assumed:

(i)                                the genuineness of all signatures, the completeness and conformity to originals of all documents submitted to us as copies or extracts and the authenticity of the originals of such documents;

(ii)                            that, other than in respect of the Finnish ECAs, the Opinion Documents have been duly authorised by, duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of all of the parties thereto;

(iii)                        that each of the FEC Transfer Certificates and Fee Letter have been duly authorised, executed and delivered by the parties thereto (other than FEC) and constitute legal, valid, binding and enforceable obligations of the parties thereto under the laws of England by which they are stated to be governed;

(iv)                        that the Facility Agreement has been duly authorised, executed and delivered by the parties thereto and constitutes legal, valid, binding and enforceable obligations of the parties thereto under the laws of England by which it is stated to be governed;

(v)                            that the terms of the Facility Agreement and the Construction Contract meet the provisions of the OECD Arrangement on Officially Supported Export Credits, approved by the participants of such OECD Arrangement within the Organisation for Economic Co-Operation and Development (OECD), as published by the OECD from time to time;

(vi)                        that the terms of the Facility Agreement and other Loan Documents do not contravene or conflict with any provision of the Finnvera Guarantee or the Supplemental Assignment Agreement and all provisions required to be complied with by the Finnvera Guarantee and the Supplemental Assignment Agreement have been duly complied with in the Facility Agreement and other Loan Documents; and

(vii)                    that the Guarantee Holder and other parties to the Loan Documents duly perform and comply with all of their obligations towards the Finnish ECAs under the Opinion Documents and that the information given at any time by the Guarantee Holder or other parties to the Loan Documents to the Finnish ECAs in connection with the Opinion Documents is true and accurate in all material respects and not misleading and does not omit any material facts so that full details of all facts and circumstances which are or might be material in relation to the Opinion Documents have been disclosed to the Finnish ECAs.

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III.                          OPINIONS

On the basis of the foregoing assumptions and subject to the qualifications set forth below, we are of the opinion that under the laws of Finland as of the date hereof:

1                                        Status

Each of the Finnish ECAs is a limited liability company (Fi: osakeyhtiö) duly incorporated, duly organised and validly existing under the laws of Finland, with the capacity to sue and be sued in its own name and has the power to own assets and conduct business as set forth in its Articles of Association and the searches with the Insolvency Register reveal no initiation of bankruptcy (Fi: konkurssi) or restructuring (Fi: yrityssaneeraus) proceedings.

2                                        Powers and authority

Each of the Finnish ECAs has the power and authority to enter into, execute and deliver the Opinion Documents to which it is a party, to exercise its rights and perform its obligations thereunder, and has taken all corporate or other action necessary or desirable to approve and authorise the same.

3                                        Due execution and legal validity

The Opinion Documents have been validly and properly executed and delivered by the relevant Finnish ECA and constitute legal, valid, binding and enforceable obligations of the Finnish ECA being a party thereto.

4                                        Legal form

The Opinion Documents are in an acceptable and proper legal form for enforcement in Finland.

5                                        No conflict

The execution, delivery and performance by the relevant Finnish ECA of the Opinion Document to which it is a party do not conflict with or violate any provision of the laws and regulations of Finland, the Finnish ECA’s Articles of Association or any other constitutional documents of the Finnish ECA.

6                                        Consents and authorisations

All authorisations, licenses, consents and approvals required or advisable by the Finnish ECAs in Finland for or in connection with the execution, delivery, performance and validity of the Opinion Documents have been obtained and are in full force and effect.

7                                        No registration

It is not necessary or advisable in order to ensure the legality, validity, enforceability or admissibility in evidence in proceedings and priority of the obligations of the Finnish ECAs under the Opinion Documents, or the rights, powers of the relevant Finance Parties thereunder, that the Opinion Documents are notarised, filed, registered or recorded in Finland.

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8                                        Taxes on payments

There is no Finnish withholding or other tax to be deducted from any payment of any items characterised as interest to be made by the Finnish ECAs pursuant to the Opinion Documents assuming that the relevant payee is considered a non-resident of Finland (Fi: rajoitetusti verovelvollinen) for purposes of the Finnish Income Tax Act (Fi: tuloverolaki, 1535/1992, as amended), i.e. the payee is formed and registered under the laws of a jurisdiction other than Finland, provided that such payee does not have a permanent establishment in Finland to which such payments are effectively connected.

9                                        Stamp duties

No stamp, registration, documentary or other similar ad valorem taxes, duties or assessments of whatever nature are imposed by or payable in Finland upon or in connection with the execution, delivery or performance of the Opinion Documents, or the enforcement or admissibility in evidence of the Opinion Documents in Finland.

10                                No residency

None of the Finance Parties is or will be deemed to be resident, domiciled, carrying on business or subject to taxation in Finland by reason only of receipt of any payments due from the Finnish ECAs under the Opinion Documents and it is not necessary for any of the Finance Parties to be licensed, resident, domiciled or carrying on business or subject to taxation in Finland in order to enforce or receive payments due under the Opinion Documents.

11                                No immunity

Each of the Finnish ECAs is subject to civil and commercial law with respect to its obligations under the Opinion Documents to which it is a party and the entry into and exercise of rights and performance of obligations by each of the Finnish ECAs under the Opinion Documents to which it is a party constitute private and commercial acts for private and commercial purposes. Subject to the provisions of the Restructuring of Companies Act (Fi: laki yrityksen saneerauksesta (47/1993), as amended) and its effects on execution, in any proceedings taken in Finland, neither the Finnish ECAs nor the Republic of Finland (should Finnvera not be able to honour its obligations under the Finnvera Guarantee) or any of their properties or assets have any immunity against the jurisdiction of the courts of Finland for suit, execution, attachment or other legal process.

12                                Ranking of claims

The claims of the Finance Parties against the Finnish ECAs under the Opinion Documents will rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of the Finnish ECAs save for those whose claims are preferred solely by any mandatory bankruptcy, insolvency, restructuring, liquidation or other similar laws of general application.

13                                Liability of the Republic of Finland

Pursuant to the Act on the State Guarantee Fund (Fi: laki valtiontakuurahastosta (444/1998), as amended), the Republic of Finland is (through a separate fund) responsible for the Finnvera Guarantee should Finnvera not be able to honour its obligations or commitments under the Finnvera Guarantee.

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14                                Choice of law

The choice of English law as the governing law of the Facility Agreement, the Fee Letter and the FEC Transfer Certificates is legal, valid and binding upon FEC.

In any proceedings for the enforcement of the obligations of FEC, the Finnish courts would uphold as valid and give effect to the choice of English law as the governing law of the Facility Agreement, the Fee Letter and the FEC Transfer Certificates and all non-contractual obligations arising from or in connection with the Facility Agreement and the FEC Transfer Certificates, subject to the limitations and exceptions set out in Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I) and in Regulation (EC) No 864/2007 of the European Parliament and of the Council of 11 July 2007 on the law applicable to non-contractual obligations (Rome II).

In any proceedings for the enforcement of the obligations of Finnvera, the Finnish courts would uphold as valid and give effect to the choice of Finnish law as the governing law of the Finnvera Guarantee and any non-contractual obligations arising out of or in connection with it.

15                                Submission to the jurisdiction

The submission to the exclusive jurisdiction of the courts of England in connection with the Facility Agreement is valid and binding upon FEC and Finnish courts would enforce a judgment in respect of the Facility Agreement given by an English court without examination of the merits of the case in accordance with the provisions of Council Regulation (EC) No 1215/2012 dated 12 December 2012 on Jurisdiction, Recognition and Enforcement of Judgments in Civil and Commercial Matters.

The submission to the exclusive jurisdiction of the courts of Finland (Helsinki District Court, Fi: Helsingin käräjäoikeus, as the court of first instance) in connection with the Finnvera Guarantee, Supplemental Assignment Agreeement and Finnvera Guarantee Assignment is valid and binding upon Finnvera and FEC.

IV.                           QUALIFICATIONS

The opinions set forth above are subject to the following qualifications:

a)                                    In order for Finnvera to be obliged to make payment of any claim(s) under the Finnvera Guarantee it is required that the conditions on the basis of which the Finnvera Guarantee has been issued are duly performed and observed by the Guarantee Holder any other relevant parties to the Loan Documents as specified in the Finnvera Guarantee. In addition, we note that although Finnvera has not confirmed that the Facility Agreement is in form and substance acceptable to it (it being Finnvera’s normal practice not to give such a confirmation), in our opinion, there are no material provisions in the Facility Agreement which on their face contravene or conflict with the provisions of the Finnvera Guarantee and such provisions generally required to be complied with by the Finnvera Guarantee have been complied with in the Facility Agreement.

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b)                                   We note that according to Clause 22 (Applicable Law and Dispute Settlement) of the General Conditions, the Act on Guarantees and Third Party Pledges (Fi: laki takauksesta ja vierasvelkapanttauksesta (361/1999), as amended, the “Act”) shall not apply to the Finnvera Guarantee. However, in case a Finnish court would, despite the explicit provision of such Clause 22 decide to apply the Act, the below qualifications should be noted:

(i)                                  under the Act, a creditor must notify the guarantor of the debtor’s default no later than one (1) month after the default and in a case such notice is made after such period, the guarantor is only liable for the interest, penalty interest or other time based compensation that has accrued after the notice was issued or sent, provided, however, that in a case where the creditor is able to prove that the guarantor had otherwise become aware of the default, the guarantor is liable for the said compensation from the moment it received information on the default;

(ii)                              under the Act and the Finnish legal practice, the illegality, invalidity or unenforceability of or any similar defect in any provision of the guaranteed obligations or the alteration, amendment or supplement of any condition agreed therein, including the granting of any time or other indulgence, the release of any security or other debtor or guarantee or the waiver of any right or obligation of the debtor under the guaranteed obligations without consent of the guarantor, or the absence of any enforcement may affect the validity of the guarantor’s obligations under the guarantee; and

(iii)                          under the Act, if the guarantee is given also for obligations of the debtor other than the specified main debt (Fi: yleistakaus), the guarantor is responsible under the guarantee for the guaranteed obligations of the debtor created subsequent to a merger or a division of the creditor only provided that the guarantor has been notified about that merger or division and about the guarantor’s statutory right in that case to limit its liability, and the guarantor has not responded within a time period stated in that notification, such time period not being less than one (1) month, that it shall restrict its aforesaid liability.

c)                                    In addition to item (i) in paragraph IV. (b) above, the General Conditions contain a special prescription period of sixty (60) days from the respective due dates for the filing of a claim against Finnvera.

d)                                   We note that Finnvera’s liability under the Finnvera Guarantee shall be limited to the Guaranteed Receivables as defined in Clause 4.1 (Guaranteed Receivables) of the Finnvera Guarantee only and in addition, that the Finnvera Guarantee includes provisions which restrict any indemnity payable for default interest and therefore Finnvera’s liability under the Finnvera Guarantee may not cover the entire default interest as determined and calculated pursuant to the relevant provisions of the Facility Agreement.

e)                                    We note that the obligations and liability of the Transferring Lenders (as defined in the Supplemental Assignment Agreement) towards FEC, including the liability in case of termination the application of the fixed interest rate based on the CIRR by FEC, shall be determined according to the terms of the Supplemental Assignment Agreement notwithstanding anything otherwise agreed in the Credit Agreement.

f)                                     Under Finnish law, it is required that in connection with the bankruptcy, reorganisation or winding-up or insolvency proceedings of a debtor, the creditor has

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to file its claim against the debtor within a certain time limit, and failing this, the guarantor shall be free from any liability under the guarantee to the extent the creditor could have recovered by filing its claim.

g)                                    The terms and conditions of the Opinion Documents and the Facility Agreement are subject to bankruptcy, moratorium, reorganisation, insolvency and other laws affecting creditors’ rights generally and may pursuant to the Contracts Act (Fi: laki varallisuusoikeudellisista oikeustoimista (228/1929), as amended) be set aside or modified if adjudged to be unreasonable and may also be subject to limitation of action by passage of time.

h)                                   Enforcement of the Opinion Documents and the Facility Agreement may be limited by general principles of equity; in particular, equitable remedies (such as an order for specific performance or an injunction) are discretionary remedies and may not be available under the laws of Finland where damages are considered to be an adequate remedy, and nothing in this Opinion should be taken to indicate that any particular remedy necessarily would be available with respect to any particular provision of the Opinion Documents or the Facility Agreement in any particular instance.

i)                                       The term “enforceable”, where used herein, means that the obligations assumed by the relevant party under the relevant document are of a type which Finnish law and the courts of Finland generally enforce or recognise; however, enforcement before the courts of Finland will in any event be subject to the acceptance of such courts of jurisdiction, the powers of such courts to stay proceedings and other principles of law and procedure of general application (some of which may be discretionary in nature) and to the availability of defences such as set-off, abatement, counter-claim and force majeure.

j)                                       We express no opinion on the enforceability of the Opinion Documents in any jurisdiction outside Finland.

k)                                   Other than the opinions expressed in paragraph III. 8 (Taxes on payment of interest), paragraph III. 9 (Stamp duties) and paragraph III. 10 (No residency) above, we express no opinion on any matters relating to taxes or any tax consequences in relation to the execution, delivery or enforcement of the Second Finnvera Guarantee.

l)                                       Any person who is not party to an agreement referred to in this Opinion may not be able to enforce any provisions of that agreement which are expressed to be for the benefit of that person.

m)                               Any provision in the Opinion Documents or the Facility Agreement which involves or indicates an indemnity for legal costs or costs of litigation or arbitration is subject to the discretion of the court or arbitrators to decide whether and to what extent a party to litigation or arbitration, as the case may be, should be awarded the legal costs incurred by it in connection with the litigation or arbitration or otherwise.

n)                                   Whereas judgments may be awarded by the Finnish courts in currencies other than the euro, judgments may be enforced in the euro only, generally at the rate of exchange prevailing at the date of enforcement rather than at the date of judgment.

o)                                   A court in Finland may not treat as conclusive those certificates, determinations, records and opinions which the Opinion Document or the Facility Agreement state are

10

so to be treated since a Finnish court is free to consider any evidence presented to it in the discretion of the court.

p)                                   Finnish courts may require that documents drawn up in English or any other language than Finnish or Swedish and presented to the court shall be translated into Finnish or Swedish.

q)                                   The files in respect of the Finnish ECAs maintained by the Trade Register or by the Insolvency Register may not be up to date and documents required to be filed with the Trade Register or Insolvency Register may not be filed immediately or may not be available for immediate inspection.

This Opinion is limited solely to the laws of Finland as in force on the date of this Opinion and we have not made an investigation and no opinion is expressed or implied as to the laws of any other jurisdiction, and furthermore we have assumed that there is nothing in any other law that affects the opinions presented herein.

This Opinion shall be construed in accordance with Finnish law. It is rendered by us to you in the matter and context specified herein and is not to be disclosed to or relied upon by any other person or for any other purpose without our prior written consent, provided however, that this Opinion may be disclosed to but not relied upon by (i) your affiliates and yours and their professional advisors, auditors, employees and officers; (ii) your potential successors, assignees and transferees and their professional advisers; (iii) to the extent required in connection with any actual or potential dispute or claim to which any of you are party and which is relating to the transaction for which this opinion is given, the competent court or arbitration institute in respect of such dispute or claim, and (iv) to the extent required by any regulatory authority to whose jurisdiction such person is subject or pursuant to the rules of any recognised stock exchange on which such person’s securities are listed, such regulatory authority or stock exchange of the Addressees (provided such person must promptly notify us, where lawful to do so, before the disclosure to the relevant regulatory authority or stock exchange occurs, except where the disclosure is made in the ordinary course of such person’s supervisory or regulatory function), or (v) where required by law, regulation or court order, and in each case on the basis that those persons will make no further disclosure.

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Very truly yours,

ASIANAJOTOIMISTO DLA PIPER FINLAND OY

12

Schedule A

Addressees:

1.           KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger, Original FEC Lender, Facility Agent and Documentation Agent under the Facility Agreement, as the Guarantee Holder under the Finnvera Guarantee, as Transferring Lender, Guarantee Holder and Facility Agent under the Supplemental Assignment Agreement;

2.           BNP Paribas Fortis SA/NV as Other Mandated Lead Arranger, Original FEC Lender and Finnvera Agent under the Facility Agreement, and as Transferring Lender and Finnvera Agent under the Supplemental Assignment Agreement;

3.           HSBC Bank plc as Other Mandated Lead Arranger and Original FEC Lender under the Facility Agreement, as Transferring Lender under the Supplemental Assignment Agreement;

4.           Commerzbank AG, New York Branch as Other Mandated Lead Arranger and Original FEC Lender under the Facility Agreement, and as Transferring Lender under the Supplemental Assignment Agreement;

5.           Banco Santander, S.A. as Other Mandated Lead Arranger and Original FEC Lender under the Facility Agreement, and as Transferring Lender under the Supplemental Assignment Agreement;

6.           Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland as Lead Arranger and Original FEC Lender under the Facility Agreement, and as Transferring Lender under the Supplemental Assignment Agreement;

7.           Bayerische Landesbank, New York Branch as Lead Arranger and Original FEC Lender under the Facility Agreement, and as Transferring Lender under the Supplemental Assignment Agreement;

8.           DZ Bank AG (Deutsche Zentral-Genossenschaftsbank), New York Branch as Lead Arranger and Original FEC Lender under the Facility Agreement, and as Transferring Lender under the Supplemental Assignment Agreement;

9.           JPMorgan Chase Bank, N.A., London Branch as Lead Arranger and Original FEC Lender under the Facility Agreement, and as Transferring Lender under the Supplemental Assignment Agreement;

10.   Sumitomo Mitsui Banking Corporation Europe Limited as Lead Arranger and Original FEC Lender under the Facility Agreement, and as Transferring Lender under the Supplemental Assignment Agreement.

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Asianajotoimisto DLA Piper Finland Oy Fabianinkatu 23 FI-00130 Helsinki Finland T +358 9 4176 030 F +358 9 4176 0417 W www.dlapiper.com

Final Draft (2) 051017

To:  The addressees listed in Schedule A (the “Addressees”)

[•] 2017

FINNVERA BUYER CREDIT GUARANTEE AGREEMENT [•] – ICON 1 HULL NO. 1400

Dear Sirs,

We have acted as special Finnish counsel to you in connection with the Second Finnvera Guarantee (as defined below) granted by Finnvera plc (“Finnvera”) as security for the credit made available under the facility agreement dated [•] 2017 (the “Facility Agreement”) entered into between, among others, Royal Caribbean Cruises Ltd. as the Borrower, KfW IPEX-Bank GmbH (“KfW”) as Initial Mandated Lead Arranger, Original FEC Lender, Original Hermes Lender, Original Finnvera Balancing Lender, Facility Agent, Documentation Agent and Hermes Agent and BNP Paribas Fortis SA/NV (“BNP”) as Other Mandated Lead Arranger, Original FEC Lender, Original Hermes Lender, Original Finnvera Balancing Lender and Finnvera Agent under the Facility Agreement, and in such capacity we have been requested to render this opinion (the “Opinion”) to the Addressees.

Terms defined in the Facility Agreement shall have the same meaning when used in this Opinion unless otherwise defined herein or the context otherwise requires.

I.                                      DOCUMENTS

For the purposes of this Opinion we have examined the following documents:

(a)                               a copy of the executed buyer credit guarantee agreement BC [•] dated [•] 20[•] (the “Second Finnvera Guarantee”) entered into between Finnvera and KfW as the Guarantee Holder (as defined therein, the “Guarantee Holder”) under which Finnvera has issued, in accordance with the Act on the State’s Export Credit Guarantees (Fi: laki valtion vientitakuista (422/2001), as amended), a buyer credit guarantee to the Guarantee Holder as security for the credit made available to the Borrower under the

Facility Agreement. The Second Finnvera Guarantee includes the General Conditions for Buyer Credit Guarantees dated 1 March 2004 issued by Finnvera (the “General Conditions”) which are incorporated in the Second Finnvera Guarantee;

(b)                              for the purposes only of terms used in the Second Finnvera Guarantee defined by reference to, or provisions incorporated in the Second Finnvera Guarantee by reference to, the Facility Agreement, an executed copy of the Facility Agreement;

(c)                               a copy of the extract from the minutes of the meeting of the Board of Directors of Finnvera number [•], held on [•];

(d)                              a copy of the certificate dated [•] 20[•] signed by authorised representatives of Finnvera and certifying that (i) the decision of the Board of Directors of Finnvera referred to in paragraph (c) above remains in full force and effect and has not been revoked, amended, modified or superseded, subject to any subsequent amendments or modifications made in accordance with the internal instructions and policies of Finnvera, (ii) all corporate and other approvals, including the approval of the Finnish Ministry of Economic Affairs and Employment, if applicable, have been obtained and all corporate and other action have been taken as required by Finnvera to execute, deliver and perform the Finnvera Guarantee and such approvals and action have not been amended or revoked and are in full force and effect, and (iii) there are no contractual restrictions, judgments, orders or similar restrictions binding on Finnvera which would affect the terms of the Second Finnvera Guarantee or entering into it by Finnvera;

(e)                               an extract from the Trade Register in respect of Finnvera dated [•] 20[•] and a copy of the Articles of Association of Finnvera dated [•] 20[•]; and

(f)                                such other documents we have considered necessary or desirable for the purposes of this Opinion.

With respect to certain relevant questions of fact, we have relied on the documents referred to in paragraphs (c) to (e) above and have not independently verified their accuracy.

We have, for the purposes of this Opinion, made on [•] 20[•] at approximately [•] am/pm. (Helsinki time) an oral enquiry with the Register of Bankruptcy and Reorganisation Proceedings (Fi: Konkurssi- ja yrityssaneerausrekisteri) (the “Insolvency Register”) in respect of Finnvera.

For the purposes of this Opinion, other than as specified in paragraph (b) above, we have not reviewed and express no opinion on the Facility Agreement or any other Loan Document or any factual matters, including the assets, business or affairs of Finnvera.

This Opinion is issued and may only be relied upon by the Addressees on the express condition that it shall be governed by and that all terms, words and expressions herein shall be construed and interpreted in accordance with Finnish law as in force at the date hereof. We have not investigated the laws of any other country than Finland and express no opinion as to any matter governed by any law other than the laws of Finland. By issuing this Opinion we do not assume any obligation to notify or inform you of any developments subsequent to the date of this Opinion that might render the opinions expressed herein wholly or partly inaccurate.

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II.                                ASSUMPTIONS

For the purposes of this Opinion, we have assumed:

(i)                                  the genuineness of all signatures, the completeness and conformity to originals of all documents submitted to us as copies or extracts and the authenticity of the originals of such documents;

(ii)                              that, other than in respect of Finnvera, the Second Finnvera Guarantee has been duly authorised by, duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of all of the parties thereto;

(iii)                          that the Facility Agreement has been duly authorised, executed and delivered by the parties thereto and constitutes legal, valid, binding and enforceable obligations of the parties thereto under the laws of England by which it is stated to be governed;

(iv)                          that the terms of the Facility Agreement and the Construction Contract meet the provisions of the OECD Arrangement on Officially Supported Export Credits, approved by the participants of such OECD Arrangement within the Organisation for Economic Co-Operation and Development (OECD), as published by the OECD from time to time;

(v)                              that the terms of the Facility Agreement and other Loan Documents do not contravene or conflict with any provision of the Second Finnvera Guarantee and all provisions required to be complied with by the Second Finnvera Guarantee have been duly complied with in the Facility Agreement and other Loan Documents; and

(vi)                          that the Guarantee Holder duly performs and complies with all of its obligations towards Finnvera under the Second Finnvera Guarantee and that the information given at any time by the Guarantee Holder or other parties to the Facility Agreement to Finnvera in connection with the Second Finnvera Guarantee is true and accurate in all material respects and not misleading and does not omit any material facts so that full details of all facts and circumstances which are or might be material in relation to the issue by Finnvera of the Second Finnvera Guarantee have been disclosed to Finnvera.

III.                          OPINIONS

On the basis of the foregoing assumptions and subject to the qualifications set forth below, we are of the opinion that under the laws of Finland as of the date hereof:

1                                        Status

Finnvera is a limited liability company (Fi: osakeyhtiö) duly incorporated, duly organised and validly existing under the laws of Finland, with the capacity to sue and be sued in its own name and has the power to own assets and conduct business as set forth in its Articles of Association and the searches with the Insolvency Register reveal no initiation of bankruptcy (Fi: konkurssi) or restructuring (Fi: yrityssaneeraus) proceedings.

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2                                        Powers and authority

Finnvera has the power and authority to enter into, execute and deliver the Second Finnvera Guarantee, to exercise its rights and perform its obligations under the Second Finnvera Guarantee, and has taken all corporate or other action necessary or desirable to approve and authorise the same.

3                                        Due execution and legal validity

The Second Finnvera Guarantee has been validly and properly executed and delivered by Finnvera and constitutes legal, valid and binding obligations of Finnvera, enforceable in accordance with its terms.

4                                        Legal form

The Second Finnvera Guarantee is in an acceptable and proper legal form for enforcement in Finland.

5                                        No conflict

The execution, delivery and performance of the Second Finnvera Guarantee by Finnvera do not conflict with or violate any provision of the laws and regulations of Finland, Finnvera’s Articles of Association or any other constitutional documents of Finnvera.

6                                        Consents and authorisations

All authorisations, licenses, consents and approvals required or advisable by Finnvera in Finland for or in connection with the execution, delivery, performance and validity of the Second Finnvera Guarantee have been obtained and are in full force and effect.

7                                        No registration

It is not necessary or advisable in order to ensure the legality, validity, enforceability or admissibility in evidence in proceedings and priority of the obligations of Finnvera under the Second Finnvera Guarantee, or the rights, powers of the Guarantee Holder thereunder, that the Second Finnvera Guarantee is notarised, filed, registered or recorded in Finland.

8                                        Taxes on payment of interest

There is no Finnish withholding or other tax to be deducted from any payment of any items characterised as interest to be made by the Finnish ECAs pursuant to the Opinion Documents assuming that the relevant payee is considered a non-resident of Finland (Fi: rajoitetusti verovelvollinen) for purposes of the Finnish Income Tax Act (Fi: tuloverolaki, 1535/1992, as amended), i.e. the payee is formed and registered under the laws of a jurisdiction other than Finland, provided that such payee does not have a permanent establishment in Finland to which such payments are effectively connected.

9                                        Stamp duties

No stamp, registration, documentary or other similar ad valorem taxes, duties or assessments of whatever nature are imposed by or payable in Finland upon or in connection with the execution, delivery or performance of the Second Finnvera Guarantee or the enforcement or admissibility in evidence of the Second Finnvera Guarantee in Finland.

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10                                No residency

The Guarantee Holder is not nor will it be deemed to be resident, domiciled, carrying on business or subject to taxation in Finland by reason only of the execution of or performance of its obligation under the Second Finnvera Guarantee and it is not necessary for the Guarantee Holder to be licensed, resident, domiciled or carrying on business or subject to taxation in Finland in order to enforce or receive payments due under the Second Finnvera Guarantee.

11                                No immunity

Finnvera is subject to civil and commercial law with respect to its obligations under the Second Finnvera Guarantee and the entry into and exercise of rights and performance of obligations under the Second Finnvera Guarantee by Finnvera constitute private and commercial acts for private and commercial purposes. Subject to provisions of the Restructuring of Companies Act (Fi: laki yrityksen saneerauksesta (47/1993), as amended) and its effects on execution, in any proceedings taken in Finland, neither Finnvera nor the Republic of Finland (should Finnvera not be able to honour its obligations under the Second Finnvera Guarantee) or any of their properties or assets have any immunity against the jurisdiction of the courts of Finland for suit, execution, attachment or other legal process.

12                                Ranking of claims

The claims of the Guarantee Holder against Finnvera under the Second Finnvera Guarantee will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save for those whose claims are preferred solely by any mandatory bankruptcy, insolvency, restructuring, liquidation or other similar laws of general application.

13                                Liability of the Republic of Finland

Pursuant to the Act on the State Guarantee Fund (Fi: laki valtiontakuurahastosta (444/1998), as amended), the Republic of Finland is (through a separate fund) responsible for the Second Finnvera Guarantee should Finnvera not be able to honour its obligations or commitments under the Second Finnvera Guarantee.

14                                Choice of law

In any proceedings for the enforcement of the obligations of Finnvera under the Second Finnvera Guarantee, the Finnish courts would uphold as valid and give effect to the choice of Finnish law as the governing law of the Second Finnvera Guarantee and any non-contractual obligations arising out of or in connection with it.

15                                Submission to jurisdiction

The submission to the jurisdiction of the courts of Finland (Helsinki District Court, Fi: Helsingin käräjäoikeus, as the court of first instance) in connection with the Second Finnvera Guarantee is valid and binding upon Finnvera.

5

IV.                           QUALIFICATIONS

The opinions set forth above are subject to the following qualifications:

a)                                    In order for Finnvera to be obliged to make payment of any claim(s) under the Second Finnvera Guarantee it is required that the conditions on the basis of which the Second Finnvera Guarantee has been issued are duly performed and observed by the Guarantee Holder and any other relevant parties to the Loan Documents as specified in the Second Finnvera Guarantee. In addition, we note that although Finnvera has not confirmed that the Facility Agreement is in form and substance acceptable to it (it being Finnvera’s normal practice not to give such a confirmation), in our opinion, there are no material provisions in the Facility Agreement which on their face contravene or conflict with the provisions of the Second Finnvera Guarantee and such provisions generally required to be complied with by the Second Finnvera Guarantee have been complied with in the Facility Agreement.

b)                                   We note that according to Clause 22 (Applicable Law and Dispute Settlement) of the General Conditions, the Act on Guarantees and Third Party Pledges (Fi: laki takauksesta ja vierasvelkapanttauksesta (361/1999), as amended, the “Act”) shall not apply to the Second Finnvera Guarantee. However, in case a Finnish court would, despite the explicit provision of such Clause 22 decide to apply the Act, the following qualifications should be noted:

(i)                                  under the Act, a creditor must notify the guarantor of the debtor’s default no later than one (1) month after the default and in a case such notice is made after such period, the guarantor is only liable for the interest, penalty interest or other time based compensation that has accrued after the notice was issued or sent, provided, however, that in a case where the creditor is able to prove that the guarantor had otherwise become aware of the default, the guarantor is liable for the said compensation from the moment it received information on the default;

(ii)                              under the Act and the Finnish legal practice, the illegality, invalidity or unenforceability of or any similar defect in any provision of the guaranteed obligations or the alteration, amendment or supplement of any condition agreed therein, including the granting of any time or other indulgence, the release of any security or other debtor or guarantee or the waiver of any right or obligation of the debtor under the guaranteed obligations without consent of the guarantor, or the absence of any enforcement may affect the validity of the guarantor’s obligations under the guarantee; and

(iii)                          under the Act, if the guarantee is given also for obligations of the debtor other than the specified main debt (Fi: yleistakaus), the guarantor is responsible under the guarantee for the guaranteed obligations of the debtor created subsequent to a merger or a division of the creditor only provided that the guarantor has been notified about that merger or division and about the guarantor’s statutory right in that case to limit its liability, and the guarantor has not responded within a time period stated in that notification, such time period not being less than one (1) month, that it shall restrict its aforesaid liability.

c)                                    In addition to item (i) in paragraph IV. (b) above, the General Conditions contain a special prescription period of sixty (60) days from the respective due dates for the filing of a claim against Finnvera.

6

d)                                   We note that that Finnvera’s liability under the Second Finnvera Guarantee shall be limited to the Guaranteed Receivables as defined in Clause 4.1 (Guaranteed Receivables) of the Second Finnvera Guarantee only and in addition, that the Second Finnvera Guarantee includes provisions which restrict any indemnity payable for default interest and therefore Finnvera’s liability under the Second Finnvera Guarantee may not cover the entire default interest as determined and calculated pursuant to the relevant provisions of the Facility Agreement.

e)                                    Under Finnish law, it is required that in connection with the bankruptcy, reorganisation or winding-up or insolvency proceedings of a debtor, the creditor has to file its claim against the debtor within a certain time limit, and failing this, the guarantor shall be free from any liability under the guarantee to the extent the creditor could have recovered by filing its claim.

f)                                     The terms and conditions of the Second Finnvera Guarantee are subject to bankruptcy, moratorium, reorganisation, insolvency and other laws affecting creditors’ rights generally and may pursuant to the Contracts Act (Fi: laki varallisuusoikeudellisista oikeustoimista (228/1929), as amended) be set aside or modified if adjudged to be unreasonable and may also be subject to limitation of action by passage of time.

g)                                    Enforcement of the Second Finnvera Guarantee may be limited by general principles of equity; in particular, equitable remedies (such as an order for specific performance or an injunction) are discretionary remedies and may not be available under the laws of Finland where damages are considered to be an adequate remedy, and nothing in this Opinion should be taken to indicate that any particular remedy necessarily would be available with respect to any particular provision of the Second Finnvera Guarantee in any particular instance.

h)                                   The term “enforceable”, where used herein, means that the obligations assumed by the relevant party under the relevant document are of a type which Finnish law and the courts of Finland generally enforce or recognise; however, enforcement before the courts of Finland will in any event be subject to the acceptance of such courts of jurisdiction, the powers of such courts to stay proceedings and other principles of law and procedure of general application (some of which may be discretionary in nature) and to the availability of defences such as set-off, abatement, counter-claim and force majeure.

i)                                       We express no opinion on the enforceability of the Second Finnvera Guarantee in any jurisdiction outside Finland.

j)                                       Other than the opinions expressed in paragraph III. 8 (Taxes on payment of interest), paragraph III. 9 (Stamp duties) and paragraph III. 10 (No residency) above, we express no opinion on any matters relating to taxes or any tax consequences in relation to the execution, delivery or enforcement of the Second Finnvera Guarantee.

k)                                   Any person who is not party to an agreement referred to in this Opinion may not be able to enforce any provisions of that agreement which are expressed to be for the benefit of that person.

l)                                       Any provision in the Second Finnvera Guarantee which involves or indicates an indemnity for legal costs or costs of litigation or arbitration is subject to the discretion of the court or arbitrators to decide whether and to what extent a party to litigation or

7

arbitration, as the case may be, should be awarded the legal costs incurred by it in connection with the litigation or arbitration or otherwise.

m)                               Whereas judgments may be awarded by the Finnish courts in currencies other than the euro, judgments may be enforced in the euro only, generally at the rate of exchange prevailing at the date of enforcement rather than at the date of judgment.

n)                                   A court in Finland may not treat as conclusive those certificates, determinations, records and opinions which the Second Finnvera Guarantee state are so to be treated since a Finnish court is free to consider any evidence presented to it in the discretion of the court.

o)                                   Finnish courts may require that documents drawn up in English or any other language than Finnish or Swedish and presented to the court shall be translated into Finnish or Swedish.

p)                                   The files in respect of Finnvera maintained by the Trade Register or by the Insolvency Register may not be up to date and documents required to be filed with the Trade Register or Insolvency Register may not be filed immediately or may not be available for immediate inspection.

This Opinion is limited solely to the laws of Finland as in force on the date of this Opinion and we have not made an investigation and no opinion is expressed or implied as to the laws of any other jurisdiction, and furthermore we have assumed that there is nothing in any other law that affects the opinions presented herein.

This Opinion shall be construed in accordance with Finnish law. It is rendered by us to you in the matter and context specified herein and is not to be disclosed to or relied upon by any other person or for any other purpose without our prior written consent, provided however, that this Opinion may be disclosed to but not relied upon by (i) your affiliates and yours and their professional advisors, auditors, employees and officers; (ii) your potential successors, assignees and transferees and their professional advisers; (iii) to the extent required in connection with any actual or potential dispute or claim to which any of you are party and which is relating to the transaction for which this opinion is given, the competent court or arbitration institute in respect of such dispute or claim, and (iv) to the extent required by any regulatory authority to whose jurisdiction such person is subject or pursuant to the rules of any recognised stock exchange on which such person’s securities are listed, such regulatory authority or stock exchange of the Addressees (provided such person must promptly notify us, where lawful to do so, before the disclosure to the relevant regulatory authority or stock exchange occurs, except where the disclosure is made in the ordinary course of such person’s supervisory or regulatory function), or (v) where required by law, regulation or court order, and in each case on the basis that those persons will make no further disclosure.

8

Very truly yours,

ASIANAJOTOIMISTO DLA PIPER FINLAND OY

9

Schedule A

Addressees:

1.         KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger, Original Finnvera Balancing Lender, Facility Agent and Documentation Agent under the Facility Agreement, and as the Guarantee Holder under the Second Finnvera Guarantee;

2.         BNP Paribas Fortis SA/NV as Other Mandated Lead Arranger, Original Finnvera Balancing Lender and Finnvera Agent under the Facility Agreement;

3.         HSBC Bank USA, National Association as Original Finnvera Balancing Lender under the Facility Agreement;

4.         Commerzbank AG, New York Branch as Other Mandated Lead Arranger and Original Finnvera Balancing Lender under the Facility Agreement;

5.         Banco Santander, S.A. as Other Mandated Lead Arranger and Original Finnvera Balancing Lender under the Facility Agreement;

6.         Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland as Lead Arranger and Original Finnvera Balancing Lender under the Facility Agreement;

7.         Bayerische Landesbank, New York Branch as Lead Arranger and Original Finnvera Balancing Lender under the Facility Agreement;

8.         DZ Bank AG (Deutsche Zentral-Genossenschaftsbank), New York Branch as Lead Arranger and Original Finnvera Balancing Lender under the Facility Agreement;

9.         JPMorgan Chase Bank, N.A., London Branch as Lead Arranger and Original Finnvera Balancing Lender under the Facility Agreement; and

10. Sumitomo Mitsui Banking Corporation Europe Limited as Lead Arranger and Original Finnvera Balancing Lender under the Facility Agreement.

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EXHIBIT C
Form of Lender Assignment Agreement

To:         Royal Caribbean Cruises Ltd.

To:         KfW IPEX-Bank GmbH, as Facility Agent (as defined below)

ROYAL CARIBBEAN CRUISES LTD.

Gentlemen and Ladies:

We refer to clause (b) of Section 11.11.1 of the ICON 1 Hull No. 1400 Credit Agreement dated [                           ] 2017 (together with all amendments and other modifications,  if any, from time to time thereafter made thereto, the “Agreement”) among Royal Caribbean Cruises Ltd. (the “Borrower”), KfW IPEX-Bank GmbH as Facility Agent (in such capacity, the “Facility Agent”), Documentation Agent and as Hermes agent, KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger, BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG and Banco Santander, S.A. as Other Mandated Lead Arrangers and the various other financial institutions from time  to time party thereto as Lenders. Unless otherwise defined herein or the context  otherwise requires, terms used herein have the meanings provided in the Agreement.

This agreement is delivered to you pursuant to clause (b) of Section 11.11.1 of the Agreement and also constitutes notice to each of you, pursuant to clause (a) of Section 11.11.1 of the Agreement, of the assignment and transfer (including by way of novation) by the undersigned “Assignor” (the “Assignor”) to the undersigned “Assignee” (the “Assignee”) of [  ]% of the Assignor’s [Commitment]1[portion of the Loan held by the Assignor]2 which assigned amount is on the date hereof equal to [         ].   After giving effect to the foregoing assignment and transfer, the amounts of the Assignor’s and the Assignee’s respective shares of the [Commitment][portion of the Loan held by the Assignor] for the purposes of the Agreement are set forth opposite each such Person’s name on the signature pages hereof.

The Assignee hereby acknowledges and confirms that it has received a copy of  the Agreement and the exhibits related thereto, together with copies of any documents which have been required to be delivered under the Agreement as a condition to the making of the Loan thereunder. The Assignee further confirms and agrees that in becoming a Lender and in making its contribution to the Loan under the Agreement, such actions have and will be made without recourse to, or representation or warranty by the Facility Agent.

Except as otherwise provided in the Agreement, effective as of the date of acceptance hereof by the Borrower and the Facility Agent:

(a)  the Assignee:

1  Insert prior to the date on which the Loan is made

2  Insert on and after the date on which the Loan is made

(i)   shall be deemed automatically to have become a party to the Agreement, have all the rights and obligations of a “Lender” under the Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and

(ii)  agrees to be bound by the terms and conditions set forth in the Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)  the Assignor shall be released from its obligations under the Agreement and the other Loan Documents to the extent of the relevant percentage of the [Commitment][Loan] specified in the second paragraph hereof.

The Assignor and the Assignee hereby agree that the [Assignor][Assignee] will pay to the Facility Agent the processing fee and expenses referred to in Section 11.11.1  of the Agreement upon delivery hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loan/Commitment and requests the Borrower to acknowledge receipt of this document:

(A)                                            Address for Notices:

Institution Name:

Attention:

Domestic Office:

Telephone:

Facsimile:

Email:

Lending Office:

Telephone:

Facsimile:

Email:

(B)                                                   Payment Instructions:

The Assignee agrees to furnish the tax form required by last paragraph of  Section 4.6 (if so required) of the Agreement no later than the date of acceptance hereof by the Borrower and the Facility Agent.

This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

Amount
of the [Commitment]
[portion of the Loan]
after giving effect to
the assignment
contemplated hereby:

[ ]	[ASSIGNOR]

By:

Title:

[ ]	[ASSIGNEE]

By:

Title:

Accepted and Acknowledged this

          day of                    ,         .

Royal Caribbean Cruises Ltd.

By:

Name:

Title:

KfW IPEX-Bank GmbH, as Facility Agent

By:

Name:

Title:

EXHIBIT D-1
Finnvera Premium Pricing Grid for FEC Loan

	Level 1	Level 2	Level 3	Level 4	Level 5
Basis for Pricing	Senior Debt Rating of A-by Standard & Poor’s or A3 by Moody’s (or higher)	Senior Debt Rating of BBB+ by Standard & Poor’s or Baa1 by Moody’s	Senior Debt Rating of BBB by Standard & Poor’s or Baa2 by Moody’s.	Senior Debt Rating of BBB- by Standard & Poor’s or Baa3 by Moody’s	Senior Debt Rating lower than Level 4
Premium Rate	2.63%	2.88%	3.15%	3.46%	3.81%

EXHIBIT D-2
Finnvera Balancing Premium Pricing Grid for Finnvera Balancing Loan

	Level 1	Level 2	Level 3	Level 4	Level 5
Basis for Pricing	Senior Debt Rating of A-by Standard & Poor’s or A3 by Moody’s (or higher)	Senior Debt Rating of BBB+ by Standard & Poor’s or Baa1 by Moody’s	Senior Debt Rating of BBB by Standard & Poor’s or Baa2 by Moody’s.	Senior Debt Rating of BBB- by Standard & Poor’s or Baa3 by Moody’s	Senior Debt Rating lower than Level 4
Premium Rate	2.00%	2.25%	2.52%	2.83%	3.18%

EXHIBIT E
Form of Pledge Agreement

CONFIDENTIAL

Dated [•]

ACCOUNT PLEDGE AGREEMENT

(Kontoverpfändung) in relation to the

Hull No. S-700 Credit Agreement

Royal Caribbean Cruises Ltd.
as Pledgor

KfW IPEX-Bank GmbH

as Facility Agent

and

[•]

as Lenders

Contents

Clause		Page

1	Headings, Capitalised Terms, References, and Language	2

2	Abstract Acknowledgement of Debt	4

3	Grant of Pledges	4

4	Operation of Accounts	4

5	Secured Obligations	5

6	Representations and Warranties	5

7	Protection of Collateral	5

8	Enforcement of Collateral	6

9	Release of Collateral	7

10	Waivers of Pledgor	7

11	Assignment and Transfer	7

12	Substitution of a Pledgee	8

13	Further Assurance	8

14	Costs and Expenses	8

15	Severability, Duration and other Matters	8

16	Notification	9

17	Notices and Other Matters	9

18	Partial Invalidity	10

19	Changes and Amendments	10

20	Choice of Law and Jurisdiction	10

21	Entire Agreement	10

22	Process Agent	11

Schedule 1 Address details of the parties		12

Schedule 2 The Pledged Accounts		13

Schedule 3 Notification Letter		14

Schedule 4 Acknowledgement Letter		16

Schedule 5 Instruction to Account Bank		17

THIS ACCOUNT PLEDGE AGREEMENT (hereinafter referred to as the Account Pledge Agreement) is made on                .

BETWEEN:

(1)          ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation incorporated under the laws of Liberia and registered in the Register of Companies of Liberia under C-38863, whose registered office is at 80 Broad Street, Monrovia, Liberia, as pledgor (hereinafter referred to as the Pledgor);

(2)         KFW IPEX-BANK GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany (Germany), whose registered office is at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany, in its capacity as facility agent (hereinafter referred to as the Facility Agent); and

(3)         [•], each in their capacity as lender (hereinafter referred to as the Lenders, and together with the Facility Agent the Pledgees). [Note: update to include all Lenders as at the time of execution and adapt the rest of the pledge agreement accordingly.]]

WHEREAS

(A)                            The Pledgor and KfW IPEX-Bank GmbH as [•] Agent and [•] each as a Lender have entered into a loan agreement dated [•] (as amended, varied, novated, supplemented, superseded or extended from time to time, hereinafter referred to as the Credit Agreement), pursuant to which the Lenders have agreed to make available to the Borrower a loan facility in US dollars in connection with the financing of a passenger cruise vessel bearing Meyer [•] hull number [•] (the Vessel) (the Transaction).

(B)                            The Pledgor has opened or will open a Euro-denominated and US dollar-denominated bank account at the Account Bank for certain payments to be made to it in Euros or US dollars in relation to the Transaction.

(C)                           The pledge provided for in this Account Pledge Agreement is a condition precedent to the utilisation of the US dollar loan facility by the Pledgor under the Credit Agreement.

NOW, THEREFORE IT IS HEREBY AGREED as follows:

1                             Headings, Capitalised Terms, References, and Language

1.1                            Headings are for ease of reference only and shall not affect the construction of this Account Pledge Agreement.

1.2                            Unless otherwise defined herein or unless the context otherwise requires, capitalised terms defined in the Credit Agreement shall have the same meaning when used in this Account Pledge Agreement.

1.3                            In addition, in this Account Pledge Agreement

Abstract Acknowledgement has the meaning given to such term in Clause 2 (Abstract Acknowledgement of Debt);

Account Bank means [•], a financial institution organised and existing under the laws of [•] acting through its office at [•] [NB Account Bank to be confirmed];

Builder means Meyer [•];

Collateral has the meaning given to such term in clause 3.1;

Discharge Date has the meaning given to such term in clause 9.1;

Enforcement Event has the meaning given to such term in clause 8.1;

Finance Parties means the Lenders, the Hermes Agent and the Facility Agent each of such terms as defined in the Credit Agreement, each of them individually a Finance Party;

Security Grantor means any person granting a security for the Secured Obligations;

Pledges means the pledges created by clause 3 (Grant of Pledges);

Pledged Accounts has the meaning given to such term in clause 3.1 (and being the EUR Pledged Account and the Dollar Pledged Account referred to in the Credit Agreement);

Purchased Vessel means the passenger cruise vessel bearing Builder’s hull number [•];

Secured Obligations means all financial obligations, promises and other liabilities, owing or incurred by the Pledgor vis-à-vis the Pledgees, whether due or hereinafter to become due, including, but not limited to, all future and contingent obligations, promises and other liabilities, of whatever nature (including claims for unjust enrichment (ungerechtfertigte Bereicherung)), under or in connection with the Loan Documents (including but not limited to the Abstract Acknowledgement of Debt pursuant to clause 2); and

Security Period means the period from the date of this Account Pledge Agreement to and including the earliest of (a) the date on which the Commitments have reduced to zero and all Indebtedness under the Loan Documents has been fully paid and discharged, (b) the date on which the proceeds of the Loan shall have been paid out pursuant to clause 4.1(a) and (c) the later of (i) the date on which amounts standing to the credit of the Pledged Accounts shall have been paid or transferred to the relevant account or accounts designated by the Facility Agent pursuant to clause 4.1(b) or,(ii) where a prepayment of the Loan in full has occurred under section 3.7 of the Credit Agreement, the date (if any) upon which the Commitments are subsequently cancelled, terminated or otherwise come to an end .

1.4                            Words importing the plural shall include the singular and vice versa.

1.5                            This Account Pledge Agreement is made in the English language. For the avoidance of doubt, the English language version of this Account Pledge Agreement shall prevail over any translation of this Account Pledge Agreement. However, where a German translation of a word or phrase appears in the text of this Account Pledge Agreement, the German translation of such word or phrase shall prevail.

1.6                            In this Account Pledge Agreement, any reference to:

(a)                              a defined document is a reference to that defined document as from time to time amended, varied, novated, restated, supplemented or extended;

(b)                              promptly means without undue delay (unverzüglich) as contemplated by Section 121 of the German Civil Code (Bürgerliches Gesetzbuch - BGB); and

(c)                              clauses and schedules are to be construed as references to clauses of and schedules to this Account Pledge Agreement.

2                             Abstract Acknowledgement of Debt

The Pledgor acknowledges by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) (the Abstract Acknowledgement), that each and every obligation of the Pledgor towards a Finance Party under this Agreement, the Credit Agreement, the other Loan Documents and any ancillary document thereto (together, but for the avoidance of doubt excluding the Abstract Acknowledgment, hereinafter referred to as the Original Obligations) shall also be owing in full to the Facility Agent and that, accordingly, the Facility Agent will have its own independent right to demand performance by the Pledgor of those obligations. Without in any way prejudicing the legally independent nature of the Abstract Acknowledgement, the Parties hereto agree that (a) payment by the Pledgor of the obligations under the Abstract Acknowledgement shall to the same extent be deemed to decrease and discharge the Original Obligations owing to the relevant Finance Parties and (b) payment by the Pledgor of its Original Obligations to the relevant Finance Parties shall to the same extent be deemed to decrease and discharge the amounts owed under the Abstract Acknowledgement owing by it to the Facility Agent. For the avoidance of doubt, the obligations under the Abstract Acknowledgement shall only be due and payable when the obligations under the Original Obligations are due and payable.

3                             Grant of Pledges

3.1                            The Pledgor hereby pledges (verpfändet) to each of the Pledgees all of its rights and claims in the current and future amounts standing to the credit of its accounts stated in Schedule 2 (The Pledged Accounts) hereto (including all sub-accounts thereto), (hereinafter together referred to as the Pledged Accounts), in particular, but not limited to, the right to claim payment from the Account Bank, and in each case including all interest accruing thereon (together the Collateral).

3.2                            Each of the Pledgees hereby accepts the Pledges created under clause 3.1 above.

3.3                            For the avoidance of doubt, the Parties agree that nothing in this Account Pledge Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the assignment or transfer (including by way of assignment and assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee in accordance with the Loan Documents.

4                             Operation of Accounts

4.1                            Unless the Facility Agent has notified the Account Bank that an Event of Default has occurred and is continuing, the Pledgor shall be entitled on and after the commencement of the Security Period, without the consent of the Pledgees, to request that the Facility Agent instructs the Account Bank (which the Facility Agent agrees to do) in the form set out in Schedule 5 or in such other form the Facility Agent and Account Bank may agree to disburse all of the moneys standing to the credit of the Pledged Accounts, either :

(a)                              on the Delivery Date, in accordance with the provisions of section 2.5(d) (i) and (ii) of the Credit Agreement; or

(b)                              to such account or accounts as the Facility Agent may specify as prepayment, in whole or in part, of the Loan in accordance with section 3.2, 3.7 or 9.2 of the Credit Agreement. For the purposes of this clause 4.1(b), if the Pledgor shall be obliged to prepay the Loan in whole or in part pursuant to sections 3.2, 3.7 or 9.2 of the Credit Agreement, the Facility Agent, on behalf of the Pledgees, will, if and to the extent that there are EUR funds standing to the credit of the EUR Pledged Account, consent to the disbursement of such EUR funds to third party counterparties for the purpose of foreign exchange into Dollars, so long as such exchanged Dollar funds are paid directly to such account as may be designated by the Facility Agent for application in or towards such prepayment.

4.2                            Unless the Facility Agent has notified the Account Bank that an Event of Default has occurred and is continuing, all interest earned on the Pledged Accounts shall, at such times as the Pledgor may in its discretion request and, in any event, at the end of the Security Period, be paid to the Pledgor or to its order to such account as the Pledgor may direct and the Pledgor shall be entitled to instruct the Account Bank accordingly.

5                             Secured Obligations

The Collateral shall serve as security for the Secured Obligations.

6                             Representations and Warranties

The Pledgor represents and warrants to each of the Pledgees that:

6.1                            it is duly organised and validly existing under the laws of Liberia, it has obtained all licenses and authorisations to carry out its business as it is now being conducted, all necessary or recommendable corporate action authorising the conclusion and performance of this Account Pledge Agreement has been taken, all consents, approvals or permits which are required or recommendable in connection with the conclusion and performance of this Account Pledge Agreement have been obtained and this Account Pledge Agreement constitutes legal, valid and binding obligations of the Pledgor enforceable in accordance with its terms;

6.2                            subject to the provisions in the general terms and conditions of the Account Bank, it is the sole legal and beneficial owner of the Collateral, has full title thereto and is entitled to pledge the Collateral to the Pledgees; and

6.3                            subject to the provisions in the general terms and conditions of the Account Bank, this Account Pledge Agreement constitutes a first priority right in the Collateral and the Collateral is not subject to any prior or pari passu rights, including, but not limited to, rights of pledge, rights of usufruct and attachment.

7                             Protection of Collateral

During the term of this Account Pledge Agreement, the Pledgor undertakes towards each of the Pledgees:

7.1                            not to assign, encumber or otherwise dispose of any of the Collateral or any interest therein or offer to do so, except as herein provided and subject to the provisions in the general terms and conditions of the Account Bank;

7.2                            to refrain from any acts or omissions which would result in the Collateral being encumbered or further encumbered, except as herein provided and subject to the provisions in the general terms and conditions of the Account Bank;

7.3                            to record the Pledges immediately in its books and records and to refrain from any acts or omissions which could prevent third parties who may have a legitimate interest in obtaining knowledge of the Pledges from obtaining knowledge thereof;

7.4                            not to otherwise defeat or impair the rights of the Pledgees under or in connection with this Account Pledge Agreement;

7.5                            to open a new account (other than any Pledged Accounts in existence at the date of this Account Pledge Agreement) to hold the proceeds of the Loan disbursed or to be disbursed under the Credit Agreement only with prior written consent of the Facility

Agent, and in accordance with the Credit Agreement. In such a case, the Pledgor shall grant a corresponding account pledge to the Pledgees over the newly established account;

7.6                            to inform the Pledgees, by written notice to the Facility Agent, as soon as possible in the case the Pledgees’ rights in respect of the Collateral are prejudiced or jeopardised by attachment or are prejudiced or jeopardised by other material actions of third parties. Such information shall be accompanied, in the case of any attachment, by a copy of the order for attachment as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have been or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. The Pledgor shall further be obliged to inform as soon as possible the attaching creditors or other third parties asserting rights with respect to the Collateral in writing of the Pledgees’ rights in respect of the Collateral. All reasonable and adequately documented costs and expenses for countermeasures of the Pledgees shall be borne by the Pledgor. This shall also apply to the institution of legal action which any of the Pledgees reasonably considers necessary;

7.7                            to inform the Pledgees, by written notice to the Facility Agent, promptly of any subsequent material changes in the value of the Pledged Accounts resulting from any set off or other reasons, after becoming aware of such changes other than in the ordinary course of business; and

7.8                            to notify the Pledgees, by written notice to the Facility Agent, promptly of any event or circumstance which might be expected to have a material adverse effect on the validity or enforceability of this Account Pledge Agreement.

8                             Enforcement of Collateral

8.1                            Following the occurrence of an Event of Default and, in addition, if and when the requirements of Section 1204 et seq. of the German Civil Code (BGB) (Pfandreife) are met in respect of the Secured Obligations (or any part thereof) (an Enforcement Event), the Pledgees, acting through the Facility Agent, shall be entitled, after having given one week’s notice to the Pledgor and if such Event of Default is then still continuing, to avail themselves of all rights and remedies of a pledgee (Pfandgläubiger) hereunder without prior court ruling and released from Section 1277 of the German Civil Code (BGB). However, the Pledgees will only make use of their rights to the extent necessary to cover the Secured Obligations.

8.2                            In the case of the occurrence and (having regard to clause 8.1) continuation of an Enforcement Event, the Pledgees, acting through the Facility Agent, shall in particular be entitled to

(a)                              collect the monies standing to the credit of the Pledged Accounts;

(b)                              request that all documents relating to the Pledges be handed over to the Facility Agent and the Pledgor hereby agrees to comply promptly with any such request; and

(c)                              take any other actions not mentioned in clauses (a) and (b) above which are necessary or appropriate for the purpose of realising the security granted by the Pledgor in accordance with this Account Pledge Agreement, to the extent that such actions are permissible under the applicable law and not restricted by any other Loan Document.

8.3                            The Facility Agent shall apply such amounts in accordance with the provisions of the Credit Agreement and the other Loan Documents.

9                             Release of Collateral

9.1                            Upon (a) complete and irrevocable satisfaction of the Secured Obligations or (b) the end of the Security Period, the Pledgees, acting through the Facility Agent, will, upon request of the Pledgor, declare the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the Parties are aware that upon complete and irrevocable satisfaction of the Secured Obligations or, if earlier, the ending of the Security Period, the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of law (the Discharge Date).

9.2                            At any time when the total value of the aggregate security granted by the Pledgor and any of the other Security Grantors to secure the Secured Obligations which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) not only temporarily exceeds 110% of the Secured Obligations (hereinafter referred to as the Limit), the Facility Agent, acting on behalf of the Pledgees, shall on demand of the Pledgor release such part of the security (Sicherheitenfreigabe) as the Facility Agent may in its reasonable discretion determine so as to reduce the realisable value of the security to the Limit.

9.3                            If the Pledgees are required to release any security prior to the Discharge Date, they shall be free to select the security to be released, taking into consideration the legitimate interest of the Pledgor.

10                    Waivers of Pledgor

10.1                    The Pledgor hereby expressly waives, to the fullest extent legally admissible, all defences of voidability (Anfechtbarkeit, Sections 1211, 770 of the German Civil Code (BGB)) and set-off (Aufrechenbarkeit, Sections 1211, 770 of the German Civil Code (BGB)) and any other defences that a pledgor may have under German law, including, but not limited to, all defences, to the fullest extent possible, in terms of Section 1211 of the German Civil Code (BGB), with the exception that the waiver shall not apply to set-offs or counterclaims that are (i) uncontested, or (ii) based on an unappealable court decision.

10.2                    In case of enforcement of the Pledges under this Account Pledge Agreement, as long as any of the Secured Obligations remain outstanding, no rights of the Pledgees shall pass to the Pledgor or third parties by subrogation or otherwise, such rights being hereby waived by the Pledgor under this Account Pledge Agreement and relating to all forms of subrogation and all kind of security interest, including, but not limited to, pledges and guarantees (Bürgschaften). In particular, but not limited to, the Pledgor hereby waives, to the fullest extent legally admissible, any rights to subrogation in terms of Section 1225 of the German Civil Code (BGB).

11                    Assignment and Transfer

11.1                    Each of the Pledgees shall, at any time have the right to assign, to transfer, or to dispose of its rights in the Secured Obligations together with the rights and obligations under this Account Pledge Agreement (other than the Pledges which will be transferred by operation of law in the event the Secured Obligations are transferred) to any person who is, or may become, any Lender pursuant to and in accordance with the Credit Agreement. The Pledgor hereby already explicitly and irrevocably consents to such assignment, transfer or disposal.

11.2                    The Facility Agent shall, at any time have the right to assign, to transfer, or to dispose of its rights and obligations under this Account Pledge Agreement to any person who becomes a Facility Agent pursuant to and in accordance with the Credit Agreement. The Pledgor hereby already explicitly and irrevocably consents to such assignment, transfer or disposal.

11.3                    The Pledgor shall not be entitled to assign, to transfer, or to dispose of all or any part of its rights or obligations or both hereunder.

12                    Substitution of a Pledgee

The Pledgor undertakes to enter into any agreement reasonably required by the relevant Pledgee and otherwise to do whatever is reasonably required by the relevant Pledgee in case such Pledgee legitimately transfers its rights and obligations under the Loan Documents in accordance with the Loan Documents wholly or partially to a third party by creating new pledges over the Collateral or agreeing to mechanics of distribution of proceeds on an equal basis or otherwise.

13                    Further Assurance

13.1                    Should any further actions and/or declarations be necessary in order to validly pledge the Collateral or any part thereof to the Pledgees, the Pledgor undertakes to take such actions and/or to provide such declarations upon the Pledgees’ demand.

13.2      The Pledgor herewith irrevocably authorises (bevollmächtigt unwiderruflich) the Facility Agent (including the right to grant sub-power of attorney (Untervollmacht)) to perform actions and declarations set out in clauses 12 and 13.1 above also in the Pledgor’s name. The Facility Agent is herewith exempted from the restrictions of Section 181 of the German Civil Code (BGB).

14                    Costs and Expenses

All costs and expenses arising from the execution of this Account Pledge Agreement, from amendments or prolongations thereof or any costs arising from the enforcement or preservation of the Pledgees’ rights hereunder shall be borne by the Pledgor, whereby the Facility Agent, acting on behalf of the Pledgees, is entitled to mandate a third party to perform such actions in its own name but for the Pledgor’s account.

15                    Severability, Duration and other Matters

15.1                    The validity and effect of each of the Pledges created hereunder shall be independent from the validity and the effect of any of the other Pledges created hereunder.

15.2                    This Account Pledge Agreement shall remain in full force and effect until the Secured Obligations have been completely satisfied. The Pledges shall not cease to exist if the Secured Obligations have only temporarily been satisfied.

15.3                    As long as the Secured Obligations are not completely satisfied and not all facilities which may give rise to the Secured Obligations have been terminated, the Pledgor shall not assert any claims against any other person which might arise from the fulfilment of its obligations according to this Account Pledge Agreement, either contractual or statutory. The monies which are transferred to or debited by the Pledgor from such other person shall be received by the Pledgor on trust (treuhänderisch) and transferred by it on trust to the Facility Agent.

15.4                    This Account Pledge Agreement shall create a continuing security and no change or amendment in the Transaction Documents shall affect the validity and the scope of this Account Pledge Agreement or the obligations which are imposed on the Pledgor pursuant to it.

15.5                    Subject to anything expressed to the contrary in this Account Pledge Agreement, the Pledges are independent from and granted in addition to any other security or guarantee which may have been given to the Pledgees with respect to any of the Secured Obligations. None of such other security interests shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Account Pledge Agreement.

15.6                    This Account Pledge Agreement shall inure to the benefit of the Pledgees, their respective successors and permitted assigns.

16                    Notification

16.1                    In order to comply with the requirement of Section 1280 of the German Civil Code (BGB) the Pledgor shall notify the Account Bank of the Pledge created hereunder by delivery to the Account Bank of a notification letter as set out in Schedule 3 to this Account Pledge Agreement on the date of this Account Pledge Agreement.

16.2                    The Pledgor shall use all reasonable endeavours to procure that the Account Bank confirms receipt of the notification letter by signing the acknowledgement letter as set out in Schedule 4 of this Account Pledge Agreement.

17                    Notices and Other Matters

17.1                    Notices

(a)                              Any notice or communication to be made under or in connection with this Account Pledge Agreement shall be made in writing and, unless otherwise stated, may be made by prepaid letter or fax.

(b)                              Addresses for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Account Pledge Agreement for any communication or document to be made or delivered under or in connection with this Account Pledge Agreement is as set out in Schedule 1 (Address details of the Parties) or any such substitute address, fax number, or department or officer as the relevant party to this Account Pledge Agreement may notify to the Facility Agent (or the Facility Agent may notify to the other parties to this Account Pledge Agreement, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

(c)                              Delivery of notices

Any communications or document made or delivered by one party to another under or in connection with this Account Pledge Agreement will only be regarded as effective

(i)                                   if by way of fax, when received in complete and legible form; or

(ii)                                if by way of letter, when received by its addressee,

and, if a particular department or officer is specified as part of its address details provided under clause (b) above, if addressed to that department or officer.

17.2                    No implied waiver, remedies cumulative

No failure or delay on the part of a Pledgee or the Facility Agent to exercise any power, right or remedy under this Account Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by a Pledgee or the Facility Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any power, right or remedy. The remedies provided in this Account Pledge Agreement are cumulative and are not exclusive of any remedies provided by law.

17.3                    English translations

All documents to be delivered under or supplied in connection with this Account Pledge Agreement shall be in the English language or shall be accompanied by a certified translation into English upon which the recipient shall be entitled to rely.

17.4                    Counterparts

This Account Pledge Agreement may be executed in any number of counterparts (whether by facsimile or otherwise, but, if by facsimile, with the original signed pages being promptly sent to the Facility Agent by prepaid letter (and the Facility Agent is hereby authorised to incorporate such pages into bound originals)) and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same agreement.

  18                      Partial Invalidity

If at any time, any one or more of the provisions of this Account Pledge Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should an omission (Regelungslücke) become evident in this Account Pledge Agreement, such omission shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of parties.

  19                      Changes and Amendments

Changes to and amendments of this Account Pledge Agreement including this clause 19 (Changes and Amendments) must be made in writing, signed by all of the parties hereto.

  20                      Choice of Law and Jurisdiction

20.1                    This Account Pledge Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

20.2                    The place of jurisdiction shall be Frankfurt am Main, Germany, provided, however, that each of the Pledgees shall also be entitled to take legal action against the Pledgor before any other court of competent jurisdiction.

  21                      Entire Agreement

This Account Pledge Agreement constitutes the entire agreement of the parties hereto with regard to the pledges contemplated under this Account Pledge Agreement and supersedes all oral, written or other type of agreements thereon.

  22                      Process Agent

22.1                    For the purpose of any suit, action, proceeding or settlement of dispute in the German courts, the Pledgor hereby undertakes to appoint (zu bestellen) and to authorise (bevollmächtigen) [Note: Address details of Process Agent to be added] Germany, as process agent (Zustellungsbevollmächtigten) to accept service of process in respect of any such suit, action, proceeding or settlement of dispute in connection with this Account Pledge Agreement. The Pledgor shall furnish the Facility Agent with written confirmation from the process agent that the process agent has accepted such appointment.

22.2                    If for any reason, such process agent no longer serves as agent to receive process in the Federal Republic of Germany, the Pledgor shall promptly notify the Facility Agent and within a period of 30 days appoint a substitute process agent acceptable to the Facility Agent.

Schedule 1

Address details of the parties

Party	Name	Details

Pledgor	Royal Caribbean	Address for notices:
Cruises Ltd.
1050 Caribbean Way

Florida 33132, Miami

United States of America

		Attention:	General Counsel

B. Stein

		Facsimile:	+1 (305) 539-64 00

		Email:	bstein@rccl.com

Facility Agent	KfW IPEX-Bank GmbH	Address for notices:

Palmengartenstraße 5-9

60325 Frankfurt am Main

Germany

		Attention:	Maritime Industries

Mrs. Claudia Wenzel

		E-mail:	claudia.wenzel@kfw.de

		Fax:	+49 (69) 7431 3768

		With a copy to:	Credit Operations

		Fax:	+49 (69) 7431 2944

Schedule 2

The Pledged Accounts

Account	Account Bank	Account	Account	IBAN
name		Holder	Number

[ ] (EUR Account)	[•]	Borrower	[ ]	[ ]

[ ] (Dollar Account)	[•]	Borrower	[ ]	[ ]

[NB Account details and Account Bank to be provided]

Schedule 3

Notification Letter

[•]

Attn. [   ]

[NB to be confirmed]

[•]

Dear Sirs,

1          Royal Caribbean Cruises Ltd. (the Pledgor) hereby gives you notice in accordance with Section 1280 German Civil Code (BGB) that by an accounts pledge agreement dated [•] it has pledged in favour of KfW IPEX-Bank GmbH in its capacity as facility agent (the Facility Agent) and [•] each in their capacity as lenders (the Lenders) (the Facility Agent and the Lenders are hereinafter referred together to as the Pledgees) (the Account Pledge Agreement) all of its rights, interests and claims in the current and future amounts standing to credit of the following accounts held in the name of the Pledgor with you:

•          Account number [ ] (IBAN DE[   ]);

•          Account number [                    ]

(together the Pledged Accounts).

2          The Pledgor hereby requests that you deliver to the Pledgor and the Pledgees confirmation of receipt of this notice in the form attached to this letter (the Acknowledgement Letter) and further request that you provide to the Pledgees all information which they request from time to time concerning the Pledged Accounts.

3          The Pledgor hereby further requests you to agree:

(a)        not to make any set-off or deduction from the Pledged Accounts or invoke any rights of retention in relation to the Pledged Accounts during the existence of the Account Pledge Agreement, other than in relation to (i) charges payable in connection with the maintenance of the Pledged Accounts in the ordinary course of business relating thereto or (ii) other bank charges or fees payable in relation to reverse and correction entries and/or amounts arising from the return of direct debits or cheques credited to an account, in each case to the extent relating to such Pledged Accounts; and

(b)        that the pledge in your favour over the Pledged Accounts granted pursuant to your general business conditions shall rank for the time the Accounts Pledge Agreement is in force behind the pledge over the Pledged Accounts granted to the Pledgees by the Pledgor pursuant to the Accounts Pledge Agreement and that you agree to be treated in all respect as if the pledge granted pursuant to your general business conditions would have been created after the pledge under the Accounts Pledge Agreement has been perfected.

4          Please confirm that you have neither received any previous notice of pledge relating to the Pledged Accounts nor are aware of any third party rights in relation to the Pledged Accounts.

5          We hereby confirm that you will be only entitled to follow the instructions of the Facility Agent in relation to the Pledged Accounts.

6          This Notice shall be governed by and construed in accordance with the laws of [•].

7          Place of jurisdiction shall be [•].

Yours faithfully

Royal Caribbean Cruises Ltd.

KfW IPEX-Bank GmbH in its capacity as Facility Agent

[•] in its capacity as a Lender

Schedule 4

Acknowledgement Letter

From:

[•]

Attn. [   ]

[NB to be confirmed]

(the Account Bank)

To:

KfW IPEX Bank in its capacity as Facility Agent and [•] each in their capacity as Lender, each of such terms as defined in the Accounts Pledge Agreement as defined in the Notice Palmengartenstraβe 5-9

60325 Frankfurt am Main

Germany

And

[•]

(together, the Pledgees)

Copy:

Royal Caribbean Cruises Ltd.

[NB Address details to be added]

(the Pledgor)

Date: [•]

Dear Sirs,

We hereby confirm (a) receipt of a notice (the Notice) in accordance with Section 1280 of the German Civil Code (BGB) that by an account pledge agreement dated [•] the Pledgor has pledged in your favour all its rights and claims in the current and future amounts standing to credit of the accounts held in its name with us and specified in such notice (together the Accounts), (b) our consent to the terms of the Notice including but not limited to Clause 3 (b) thereof, (c) our agreement in relation to the limitation of our rights to retain amounts standing to the credit of the Accounts, as set forth in paragraph 3 (a) of the Notice and (d) that we have neither received any previous notice of pledge relating to the Accounts nor are aware of any third party rights in relation to the Accounts.

This Acknowledgement Letter shall be governed by and construed in accordance with the laws of [•]. Place of jurisdiction shall be [•].

Yours faithfully

[•]

Schedule 5

Instruction to Account Bank

To:

[•]

Attn. [  ]

[NB to be confirmed]

Dear Sirs:

Payment Instruction

We refer to the account pledge agreement dated [•] and entered into between KfW IPEX-Bank GmbH in its capacity as facility agent (the Facility Agent) and [•] in their capacities as lenders (the Pledgees) and Royal Caribbean Cruises Ltd as pledgor (the Pledgor) pursuant to which the Pledgor has pledged in favour of the Pledgees all of its rights, interests and claims in the current and future amounts standing to credit of the following accounts held in the name of the Pledgor with you:

•                                         Account number [  ] (IBAN DE[  ]) (“EUR AC”)

Account number [              ]; (“USD AC”)

(together the Pledged Accounts).

We as Facility Agent hereby instructs you to pay, on this very day the      of             , the following funds you are holding on the Pledged Accounts to the following accounts:

(A)             in the case of funds standing to the credit of the EUR AC:

Account Holder	[ ]
Bank Name	[ ]
IBAN	[ ]
SWIFT	[ ]
Amount	[ ]
Reference	[ ]

(B)             in the case of funds standing to the credit of the USD AC:

Account Holder	[ ]
Bank Name	[ ]
IBAN	[ ]
SWIFT	[ ]

Amount	[ ]

And

Account Holder	[ ]
Bank Name	[ ]
IBAN	[ ]
SWIFT	[ ]
Amount	[ ]

Bank fees shall be borne by the Pledgor.

Date.....

KfW IPEX-Bank GmbH in its capacity as Facility Agent

IN WITNESS whereof the parties to this Account Pledge Agreement have caused this Account Pledge Agreement to be duly executed on the date first above written

The Pledgor

ROYAL CARIBBEAN CRUISES LTD.

acting by:

Name:

Title:

The Lenders

[•]
acting by:

Name:	Name:

Title:	Title:

The Facility Agent

KFW IPEX-BANK GMBH

acting by:

Name:	Name:

Title:	Title:

Signature Page to Pledge Agreement

EXHIBIT F-1
Form of FEC Transfer Certificate

To:                                                                  KfW IPEX-Bank GmbH as Facility Agent

Copy:                                                Royal Caribbean Cruises Ltd.

From:                                                 [Insert name of the original lender] (the Existing Lender) and Finnish Export Credit Ltd. (“FEC”)

Date:                                                    [          ]

Finnvera and Hermes Backed Term Facility Agreement dated [                                    ]
2017 – ICON 1 Hull No. 1400 (the “Agreement”)

We refer to the Agreement.  This is an FEC Transfer Certificate.

1                               The Existing Lender transfers by novation to FEC the Existing Lender’s Commitment, rights and obligations under the Agreement as specified in the Schedule below in accordance with the terms of the Agreement excluding without limitation (a) the right to receive interest on the FEC Loan at the rate of 0.05% per annum as provided in Section 3.3.1(b) of the Agreement and (b) the obligation to accept a re-assignment or re-transfer of its Percentage of the FEC Loan pursuant to Section 9.1.10(A) of the Agreement.

2                               The proposed transfer date is [•] (the “Effective Date”).

3                               The administrative details of FEC for the purposes of the Agreement are set out in the Schedule.

4                               This FEC Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

5                               FEC agrees to be bound by the terms of the Agreement. On this FEC Transfer Certificate becoming effective the Existing Lender will be released from its obligations under the Agreement to the extent that they are transferred to FEC.

6                               [NB: Delete this paragraph if such transfer takes place prior to issue of the Finnvera Guarantee]. FEC confirms that it has received a copy of the Finnvera Guarantee, is aware of its contents and acknowledges that further steps may need to be taken in order to assign the rights and benefits of the Existing Lender under the Finnvera Guarantee to FEC under Finnish law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable share of the Commitment or Loan to be transferred]

Administrative details of FEC

[insert details of Facility Office, address for notices and payment details etc.]

[Insert name of existing lender]	Finnish Export Credit Ltd

By:	By:

By:	By:

The transfer date is confirmed by the Facility Agent as [ ] 20[•].

KfW IPEX-Bank GmbH

By:

By:

EXHIBIT F-2
Form of Transfer Certificate

To:                                                                  KfW IPEX-Bank GmbH as Facility Agent

Copy:                                                Royal Caribbean Cruises Ltd.

From:                                                 [Insert name of the original lender] (the Existing Lender) and [Insert name of the new lender] (the New Lender)

Date:                                                    [         ]

Finnvera and Hermes Backed Term Facility Agreement dated [                                       ]
2017 – ICON 1 Hull No. 1400 (the “Agreement”)

We refer to the Agreement. This is a Transfer Certificate.

1                               The Existing Lender transfers by novation to the New Lender the Existing Lender’s Commitment, rights and obligations under the Agreement as specified in the Schedule below in accordance with the terms of the Agreement [including without limitation (a) the right to receive interest on the FEC Loan at the rate of 0.05% per annum as provided in Section 3.3.1(b) of the Agreement and (b) the obligation to accept a re-assignment or re-transfer of its Percentage of the FEC Loan pursuant to Section 9.1.10(A) of the Agreement]3.

2                               The proposed transfer date is [•] (the “Effective Date”).

3                               The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4                               This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

5                               The New Lender confirms, for the benefit of the Facility Agent and without liability to the Borrower, that following the transfer, the Borrower will not be obliged to pay any greater amount under Section 4.6 (Taxes) or Section 4.5 (Increased Capital Costs) of the Agreement or under any other provision of a Loan Document (in the circumstances existing on the Effective Date).

6                               The New Lender agrees to be bound by the terms of the Agreement. On this Transfer Certificate becoming effective the Existing Lender will be released from its obligations under the Agreement to the extent that they are transferred to the New Lender.

7                               The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (C) of clause Section 11.11.1 (Limitation of responsibility of Existing Lenders) of the Agreement.

3  Include this language if the transfer relates to an FEC Loan – exclude if the transfer relates to the Finnvera Balancing Loan or Hermes Loan.

8                               [NB: Delete this paragraph if such transfer takes place prior to issue of the Finnvera Guarantee]4. The New Lender confirms that it has received a copy of the Finnvera Guarantee, is aware of its contents and acknowledges that further steps may need to be taken in order to assign the rights and benefits of the Existing Lender under the Finnvera Guarantee to the New Lender under Finnish law.

9                               The New Lender confirms that it has received a copy of the Hermes Insurance Policy, is aware of its contents and acknowledges that further steps may need to be taken in order to assign the rights and benefits of the Existing Lender under the Hermes Insurance Policy to the New Lender under the Hermes Insurance Policy.5

4  Insert this paragraph if the FEC Loan or Finnvera Balancing Loan is being transferred.

5  Insert this paragraph if the Hermes Loan is being transferred.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable share of the Commitment or Loan to be transferred]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[Insert name of existing lender]	[Insert name of new lender]

By:	By:

By:	By:

The transfer date is confirmed by the Facility Agent as [ ] 20[•].

KfW IPEX-Bank GmbH

By:

By:

EXHIBIT G-1
Form of FEC Supplemental Assignment Agreement

execution copy

SUPPLEMENTAL ASSIGNMENT AGREEMENT

between

FINNISH EXPORT CREDIT LTD

and

KfW IPEX-Bank GmbH, BNP Paribas Fortis SA/NV, HSBC Bank plc,

Commerzbank AG, New York Branch, Banco Santander S.A.,

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland,

Bayerische Landesbank, New York Branch,

DZ Bank AG, New York Branch,

JPMorgan Chase Bank, N.A., London Branch and

Sumitomo Mitsui Banking Corporation Europe Limited

as Transferring Lenders

and

KfW IPEX-Bank GmbH

as Facility Agent

and

BNP Paribas Fortis SA/NV

as Finnvera Agent

and

KfW IPEX-Bank GmbH

as Guarantee Holder

Dated ____ October 2017

_________________________________

in relation to Assignment of the Transferring Lenders´

FEC Tranche Commitments under the Credit Agreement

ICON 1 Hull No 1400 for Royal Caribbean Cruises Ltd.

_________________________________

THIS SUPPLEMENTAL ASSIGNMENT AGREEMENT (the “Agreement”) has been entered into on ____    October 2017 between

1)    Finnish Export Credit Ltd, Business ID 1642253-1, Helsinki, Finland, a company providing export credit financing as referred to in the Act on Finnish Export Credit Ltd (1136/96, as amended) (“FEC”);

2)    KfW IPEX-Bank GmbH, BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch, Banco Santander S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited (the “Transferring Lenders”);

3)    KfW IPEX-Bank GmbH, Palmengartenstrasse 5-9, 60325 Frankfurt, Germany, in its capacity as the facility agent under the Credit Agreement (the “Facility Agent”);

4)    BNP Paribas Fortis SA/NV, 3, Montagne du Parc / 1KA1D, 1000 Brussels, Belgium, in its capacity as Finnvera Agent under the Credit Agreement (the “Finnvera Agent”); and

5)    KfW IPEX-Bank GmbH, Palmengartenstrasse 5-9, 60325 Frankfurt, Germany, in its capacity as as the guarantee holder under the Finnvera Guarantee (the “Guarantee Holder”).

FEC, the Transferring Lenders, the Facility Agent, the Finnvera Agent and the Guarantee Holder are sometimes referred to hereinafter together as the “Parties” and individually as a “Party”.

1.            BACKGROUND AND PURPOSE

1.1          FEC, the Transferring Lenders and the Facility Agent have agreed to execute and deliver the FEC Transfer Certificates pursuant to the relevant provisions of the Credit Documents whereby each Transferring Lender shall assign and/or transfer to FEC its entire FEC Tranche Commitment together with all related rights and obligations under the Credit Documents, excluding such rights as specifically excluded in the FEC Transfer Certificate.

1.2          By this Agreement, the Parties agree on the supplemental terms and conditions that shall apply to the Assignment.

1.3          The purpose of this Agreement is to carry out the objective given to FEC as the Finnish export credit agency to promote the economic development of Finland by offering financing for exports and domestic ship deliveries.

2.            DEFINITIONS AND INTERPRETATION

2.1          In this Agreement, except where the context otherwise requires, the following capitalised words and expressions shall have the meanings given to them below:

“Act” means the Act on Officially Supported Export and Ship Credits and Interest Equalisation (1543/2011, as amended).

“Applicant” means, as specified in Schedule 3, the Exporter.

“Application” means the written application specified in Schedule 3 for the FEC Financing and submitted to FEC by the Applicant.

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“Assignment” means the assignment and/or transfer by the Transferring Lenders of their respective FEC Tranche Commitment and related rights and obligations under the Credit Documents to FEC pursuant to the FEC Transfer Certificates.

“Borrower” has the meaning given to it in Schedule 3.

“Break Costs” means, as applicable:

a)   with regard to any fixed rate interest the amount (if any) in the currency of the Credit determined by FEC by which:

(i)     the sum of the present value, discounted at the Reinvestment Rate, of each principal payment and interest payment which FEC would have received on its share of any amount of the FEC Tranche A Commitment that is cancelled or any outstanding amount of the FEC Tranche A Loan (as defined in the Credit Agreement) that is prepaid, for the period from the date of cancellation or from the date of receipt of the prepayment of the principal amount of the FEC Tranche A Loan by FEC, until the final repayment date (assuming for these purposes that interest would have accrued during the relevant period on a loan (Deemed Loan) made on the date of cancellation of the FEC Tranche A Commitment or receipt of the prepaid amount  of the outstanding amount of the FEC Tranche A Loan  in an amount equal to the FEC  Tranche A Commitment cancelled or the principal amount of the FEC Tranche A Loan  prepaid and where such Deemed Loan is repaid in proportional repayment instalments on each of the subsequent repayment dates);

exceeds

(ii)     the cancelled amount of the FEC Tranche A Commitment or the prepaid amount of the outstanding amount of the FEC Tranche A Loan plus accrued interest paid thereon since the previous interest payment date, where “Reinvestment Rate” means a rate equal to the estimated yield in currency of the FEC Tranche A Loan on debt certificates issued by the Republic of Finland for the period referred to in paragraph (i), as determined by FEC; and

b)   with regard to any floating rate interest such break costs as are customary for investment grade borrowers such as the Borrower in international banking transactions as evidenced by Section 4.4.1. (Indemnity) of the Credit Agreement.

“Business Day” has the meaning given to it in the Credit Agreement.

“CIRR” means Commercial Interest Reference Rates as determined in the OECD Arrangement and as specified in Schedule 3.

“Commercial Contract” means the shipbuilding contract as specified in Schedule 3.

“Credit” means the FEC Loan, comprising the FEC Tranche A Loan and the FEC Tranche B Loan, granted or to be granted under the Credit Agreement for the purposes stated in Schedule 3.

“Credit Agreement” means the facility agreement, as amended, novated, supplemented or restated from time to time in accordance with the terms of the Credit Agreement, as specified in Schedule 3, in which the terms of the Credit are agreed upon, and for the purpose of this Agreement in respect of any provisions of the Credit Agreement in relation to the FEC Tranche Commitment and the FEC Loan or affecting the rights of the Lenders generally, excluding (a) any provisions of the Credit Agreement in relation to the Hermes Commitment or the Finnvera Balancing

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Commitment, if applicable and the Hermes Loan or the Finnvera Balancing Loan, if applicable and (b) any provisions otherwise affecting the rights of the Hermes Lenders and the Finnvera Balancing Lenders, as applicable only.

“Credit Documents” means the Loan Documents as defined in the Credit Agreement, and for the purpose of this Agreement any provisions of such Loan Documents in relation to the FEC Tranche Commitment and the FEC Loan or affecting the rights of the Lenders generally excluding (a) any provisions of the Loan Documents in relation to the Hermes Commitment or the Finnvera Balancing Commitment, if applicable and the Hermes Loan or the Finnvera Balancing Loan, if applicable and (b) any provisions otherwise affecting the rights of the Hermes Lenders and the Finnvera Balancing Lenders, as applicable only.

“Disbursement Date” has the meaning given to it in the Credit Agreement.

“Exporter” has the meaning given to it in the definition of the term “Applicant” above.

“Export Transaction” means the export transaction under the Commercial Contract.

“FEC Commitment Fee” has the meaning given to it in Schedule 3.

“FEC Financing” means the financing of the Credit by FEC through the Assignment.

“FEC Interest” means the portion, as specified in Schedule 3, of the aggregate interest payable for any amount outstanding under the Credit and to be remitted and paid to FEC.

“FEC Tranche Commitment” means collectively the FEC Tranche A Commitment and FEC Tranche B Commitment being the amount representing 100% of the commitment of the Transferring Lenders in relation to the Credit as set out in Schedule 1.

“FEC Loan” means collectively the FEC Tranche A Loan and the FEC Tranche B Loan.

“FEC Tranche A Commitment” means the FEC Tranche Commitment in respect of FEC Tranche A Loan.

“FEC Tranche A Loan” has the meaning given to it in the Credit Agreement.

“FEC Tranche B Commitment” means the FEC Tranche Commitment in respect of FEC Tranche B Loan.

“FEC Tranche B Loan” has the meaning given to it in the Credit Agreement.

“FEC Transfer Certificate” has the meaning given to it in the Credit Agreement being the transfer certificates executed and delivered by and between each Transferring Lender, the Facility Agent and FEC in respect of the Credit in connection with the Assignment and in accordance with the Credit Documents.

“Finance Party” has the meaning given to it in the Credit Agreement.

“Finnvera” means Finnvera plc, the Finnish export credit agency and specialised financing company owned by the State of Finland.

“Finnvera Balancing Commitment” has the meaning given to it in the Credit Agreement.

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“Finnvera Balancing Lenders” has the meaning given to it in the Credit Agreement.

“Finnvera Balancing Loan” has the meaning given to it in the Credit Agreement.

“Finnvera Guarantee” means the buyer credit guarantee agreement, as specified in Schedule 3, covering 100% of the commercial and political risks in relation to the Credit.

“Finnvera Guarantee Assignment” means the agreement entered or to be entered into between FEC and the Guarantee Holder in relation to the assignment and/or transfer of the right to any indemnification payable by Finnvera under the Finnvera Guarantee to FEC.

“Hermes Commitment” has the meaning given to it in the Credit Agreement.

“Hermes Lenders” has the meaning given to it in the Credit Agreement.

“Hermes Loan” has the meaning given to it in the Credit Agreement.

“Investment Grade Rating” means a credit rating of at least BBB- by Fitch Ratings, BBB- by Standard & Poor’s Corporation or Baa3 by Moody’s Investment Service and if rated by two or all, at least BBB- by Fitch Ratings, BBB- by Standard & Poor’s Corporation and Baa3 by Moody’s Investment Service.

“Lender” has the meaning given to it in the Credit Agreement and includes any subsequent permitted transferee and assignee of such Lender, such as FEC upon completion of the Assignment.

“Majority Lenders” has the meaning given to it in the Credit Agreement.

“Ministry” means the Finnish Ministry of Economic Affairs and Employment.

“Notice of Utilisation” means a Facility Agent’s notice to FEC of the Borrower’s irrevocable utilisation request under the Credit and according to the Credit Agreement materially in the form of Schedule 2.

“OECD Arrangement” means the Arrangement on Officially Supported Export Credits, approved by the participants of such Arrangement within the Organisation for Economic Co-operation and Development (OECD), regulating the terms of the officially supported export credits which have a repayment term of two years or more, as published by the OECD and in effect on the date hereof.

“Supplier” means the Exporter or any other supplier under the Commercial Contract and as specified in Schedule 3.

2.2          In this Agreement:

(a)   headings have been inserted for convenience only and shall be of no consequence for the interpretation of this Agreement;

(b)   unless otherwise stated, references to clauses, paragraphs and schedules are to be construed as references to clauses, paragraphs and schedules of this Agreement;

(c)   references to this Agreement, the Application and/or a Credit Document shall be construed as references to such document as the same may be amended, extended, renewed or supplemented from time to time;

4

(d)   references to a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state, or any association, partnership or limited partnership (whether or not having separate legal personality); and

(e)   where the context so allows, words importing the singular include the plural and vice versa.

3.            PRECONDITIONS FOR FEC FINANCING

Eligibility of the Facility Agent and the Transferring Lenders

Each of the Facility Agent, the Guarantee Holder and Transferring Lenders shall have at the time of executing this Agreement an Investment Grade Rating and in addition each of the Facility Agent and the Guarantee Holder shall have:

(i)     sufficient public supervision in its home country;

(ii)     sufficient knowledge and experience of officially supported export credit arrangements, including familiarity with the OECD Arrangement; and

(iii)    competence to implement financing arrangements for export transactions.

4.            TERMS AND CONDITIONS FOR FEC FINANCING

4.1          It is acknowledged by the Transferring Lenders that the terms and conditions set out in Schedule 3 are based on the information provided in the Application and on any additional information provided by the Applicant and the Facility Agent to FEC.

4.2          Further, it is acknowledged that upon entering into this Agreement, the Transferring Lenders shall be deemed to have accepted the terms and conditions of the FEC Financing set out in Schedule 3.

5.            ASSIGNMENT

5.1          Each of the Transferring Lenders recognises and understands that the entering into the Assignment by FEC shall be subject to the execution and delivery of this Agreement and the Finnvera Guarantee Assignment.

5.2         The Assignment shall be governed by the terms of this Agreement in addition to the relevant provisions of the Credit Documents and in the event of any inconsistency between the Credit Documents in relation to any matters regarding the Credit (as defined) and this Agreement, the provisions of this Agreement shall prevail as between the Parties to this Agreement. For the avoidance of any doubt it is acknowledged and agreed by the Parties that this requirement shall not apply to the Hermes Commitment or, if applicable, the Finnvera Balancing Commitment or the Hermes Loan or, if applicable, the Finnvera Balancing Loan or any related matters agreed in the Credit Documents in respect of which the Hermes Lenders or the Finnvera Balancing Lenders, as applicable shall have the authority to decide in the manner set out in and subject to the relevant provisions of the Credit Agreement.

5.3          Following the Assignment, any utilisation of the FEC Tranche Commitment under the Credit Agreement shall be subject to the Facility Agent having provided FEC with the following documents:

(i)      a copy of the duly executed Credit Agreement and other relevant Credit Documents (if any), save for any fee letters to which FEC or the Facility Agent is not a party;

5

(ii)     a copy of the duly executed FEC Transfer Certificates;

(iii)    a copy of the duly executed Finnvera Guarantee;

(iv)    a copy of the duly executed Finnvera Guarantee Assignment;

(v)    copies of any relevant certificates or documents in relation to the Credit as may need to be executed and delivered in accordance with the Credit Agreement or which would otherwise be advisable to ensure that the Assignment conforms to the Credit Documents and any applicable law; and

(vi)   evidence satisfactory to FEC with regard to the authority of the Transferring Lenders to enter into the Assignment.

6.             NOTICE OF UTILISATION

6.1           The Facility Agent:

(i)  shall promptly notify FEC (with a copy to the Transferring Lenders) when all the conditions precedent under the Credit Agreement which are required to have been met at that time have been so met (or waived) in form and substance satisfactory to the Facility Agent;

(ii) may deliver the Notice of Utilisation to FEC only after having notified FEC as described in item (i) of this Clause 6 above; and

(iii) shall submit a duly completed Notice of Utilisation to FEC at the latest at 11 a.m. London time on the date falling eight (8) Business Days prior to the Disbursement Date.

7.           OBLIGATIONS OF THE TRANSFERRING LENDERS

7.1         Information undertaking

Each of the Transferring Lenders shall ensure that any and all information it has provided to FEC on or before the date of this Agreement in connection with the Application and the FEC Financing (as applicable) is true to the best of its knowledge and if sourced from a third party, conforms to what was submitted to that Transferring Lender and that such information, if non-public information, is or was passed on by the Transferring Lender in accordance with customary procedures of the Transferring Lender for handling such information relating to investment grade borrowers and applying such duty of care as is customary in term loan facilities for investment grade borrowers.

7.2         Transferring Lenders and the Facility Agent

7.2.1      The Transferring Lenders shall be responsible towards FEC for any actions taken or omitted (i) by the Facility Agent relating to its duties under the Credit Documents or this Agreement, (ii) by the Guarantee Holder relating to its duties under the Finnvera Guarantee, and (iii) by the Finnvera Agent relating to its duties, if any, under the Credit Documents and for the avoidance of any doubt, the Transferring Lenders shall be responsible to pay and reimburse any such cost, loss or liability incurred by the Facility Agent under the Credit Documents as FEC as a Lender may be obligated to indemnify to the Facility Agent pursuant to the relevant provisions of the Credit Agreement.

6

Furthermore, it is acknowledged and agreed that the provisions of this Agreement regarding the Facility Agent and the responsibility of the Transferring Lenders for any acts of the Facility Agent shall apply equally when the Facility Agent is acting in its capacity as the Guarantee Holder, as applicable.

For the sake of clarity it is expressly acknowledged and understood by all Parties that the Finnvera Agent does not have any independent rights or obligations under the Finnvera Guarantee or this Agreement.

7.2.2       The Transferring Lenders acknowledge the duties of the Facility Agent as set forth in this Agreement and undertake not to (i) do any acts or take any measures or (ii) (where applicable) omit to do any acts or take any measures which would contravene any provisions hereof or the rights and obligations of the Facility Agent as agreed herein. Each of the Transferring Lenders represents to FEC that it irrevocably and unconditionally accepts any and all measures and acts taken, or omitted to be taken, by the Facility Agent (acting in any capacity other than as a Transferring Lender) when performing its duties in relation to the Credit and as set forth in this Agreement.

7.3          Reimbursement of FEC costs

The Transferring Lenders shall promptly upon FEC’s demand reimburse FEC for all reasonable costs and expenses (including, without limitation, out-of-pocket expenses as well as reasonable fees and costs of external counsels used by FEC), incurred by FEC in connection with the preparation, negotiation and execution of this Agreement, the Credit Documents, the Assignment and any related document and/or instrument, up to the total aggregate amount as specified in Schedule 3 (and additionally any VAT if applicable) to the extent not timely reimbursed and paid by the Applicant, the Borrower or any other obligor, as applicable.

7.4          Other costs and expenses

In the event that the Facility Agent requests FEC’s consent to an amendment or a waiver under the Credit Documents, FEC has the right to charge for such consent reasonable costs and expenses (including, without limitation, out-of-pocket expenses as well as fees and costs of external counsels used by FEC) incurred in evaluating and complying with such request. The Transferring Lenders shall promptly upon FEC’s demand reimburse FEC for all such costs and expenses, to the extent not timely reimbursed and paid by the Borrower or any other obligor, as applicable.

7.5          Payments free and clear of deductions or withholdings

All payments to be made to or for the benefit of FEC pursuant to the terms of this Agreement, shall be made free and clear of and shall be paid without any deductions or withholdings whatsoever.

8.            OBLIGATIONS OF THE FACILITY AGENT

8.1          General obligation

8.1.1       The Facility Agent agrees to act as an agent for FEC as a Lender under the Credit Documents following the Assignment and in accordance with the Credit Documents and this Agreement.

8.1.2       When performing its duties under the Credit Documents and this Agreement, the Facility Agent shall apply such duty of care as is customary in comparable international banking transactions taking into due consideration the requirements of the relevant provisions of the Credit Documents applicable to the Facility Agent.

7

8.2          Use of funds under the Credit

Except for the funds disbursed to finance the premium in relation to the Finnvera Guarantee which shall be paid to Finnvera, the Facility Agent shall ensure that any funds disbursed under the Credit are paid to the Exporter or its order in the manner set forth in of the Credit Agreement.

8.3          Administration of the Credit

8.3.1      The Facility Agent shall administer the Credit during the entire term of the Credit and shall represent FEC, if and for as long as FEC is a Lender, towards the Borrower and any other relevant party to the Credit Documents in accordance with the Credit Agreement and the respective Credit Documents.

8.3.2       The Facility Agent shall, in each case as further set out in the Credit Agreement, also represent FEC as a Lender, in connection with the enforcement of the rights of the Lenders under the Credit Documents and in claiming from the Borrower or any other obligor for reimbursement of incurred costs and expenses in accordance with the Credit Documents.

8.3.3       Except for the authority of the Facility Agent as agreed herein or in the relevant Credit Documents, the Facility Agent shall not be entitled to make any binding agreements or commitments on behalf of FEC. Upon request by the Facility Agent and for a specified purpose, FEC shall instruct the Facility Agent as it deems appropriate in each case and issue a power of attorney to the Facility Agent if necessary.

8.4          Resignation

As long as FEC remains a Lender in relation to the Credit or any part thereof:

(i)      the Facility Agent undertakes not to resign as the Facility Agent under the    Credit Agreement; and

(ii)     the Guarantee Holder undertakes not to resign as the Guarantee Holder under the Finnvera Guarantee,

in each case without FEC’s prior written consent.

8.5          Payments to FEC

Upon receipt from the Borrower or any other obligor of an amount representing any sum due to FEC, including but not limited to the FEC Commitment Fee, the Facility Agent shall with the same date value remit and irrevocably pay the same to FEC in the manner and to the account(s) as designated by FEC from time to time.

8.6          Information undertakings

8.6.1       The Facility Agent shall, not later than five (5) Business Days after the Assignment, inform FEC of the amounts and dates of the scheduled utilisations and repayments of the Credit.

8.6.2       The Facility Agent shall submit to FEC the actual repayment schedule of the Credit as soon as available, however, not later than on the Disbursement Date.

8.6.3        The Facility Agent shall:

(i)   notify FEC at least five (5) Business Days prior to each due date, the amount of principal and FEC Interest then falling due;

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(ii)   notify FEC two (2) Business Days before the first day of any interest period under the Credit of the rate of interest determined for such interest period and of the amount of interest that will accrue in the course of such interest period;

(iii)    calculate the amount of and promptly notify FEC of the payments of the FEC Commitment Fee as they become due and payable to FEC;

(iv)    as soon as reasonably possible upon becoming aware of the same, notify FEC of any breach by the Borrower or any obligor of any of its material obligations, including but not limited to payment obligations, under the Credit Agreement or any other relevant Credit Document and of the relevant facts and circumstances relating to such breach;

(v)     as soon as reasonably possible upon becoming aware of the same in its capacity as the Facility Agent with respect to the Credit, notify FEC, to the extent such notification would not be in breach of any applicable law (including without limitation in respect of restrictions relating to “tipping-off”) of any event or circumstances that constitute a corrupt activity by the Supplier in respect of the Credit, including any event and situation described in Clause 12 below;

(vi)    as soon as reasonably possible upon receipt, provide FEC with any available information regarding changes to the Commercial Contract or to the dates or amounts of utilisations or repayments of the Credit;

(vii)   as soon as reasonably possible upon receipt, provide FEC with copies of all notices, demands and other communications in accordance with the relevant provisions of the Credit Documents; and

(viii)  notify FEC of the cancellation of all or any part of the FEC Tranche Commitment, the termination of the Credit, any prepayment of the Credit or a part thereof and/or the termination of the Commercial Contract, in each case as soon as reasonably possible after it has been notified thereof.

8.6.4       If a situation arises that gives a Lender the right to require prepayment or acceleration of the Credit or any part thereof, the Facility Agent shall notify FEC as soon as the Facility Agent becomes aware of such situation. It is acknowledged and agreed that FEC shall, subject to the provisions of Section 8.3. (Action if Other Event of Default) of the Credit Agreement and in each case acting upon the instructions  of Finnvera, have an independent right to instruct the Facility Agent to accelerate the Credit as FEC deems appropriate. However, and without limiting the right of FEC to accelerate or require the prepayment of the Credit as set out herein and provided that Finnvera has not instructed otherwise, FEC agrees to consult, for a period not exceeding ten (10) Business Days before giving instructions to the Facility Agent, with the Transferring Lenders (acting in any capacity in relation to the Credit) and the Hermes Lenders and the Finnvera Balancing Lenders as applicable as to the measures to be taken in relation to the acceleration or prepayment of the Credit, as applicable.

8.6.5       The Facility Agent shall submit (i) to FEC such additional information as may be reasonably requested by FEC and is either in the possession of the Facility Agent, or can be obtained from the Borrower or any other obligor by the Facility Agent pursuant to the provisions of the Credit Documents, in order for FEC to ascertain that the terms of this Agreement have been followed as well as to enable FEC to obtain the information and to take the measures called for by the OECD Arrangement, and (ii) to the Ministry for inspection, irrespective of any restrictions imposed by any confidentiality undertakings but subject to any applicable laws and regulations, all documents and other files related to the Credit as the Ministry considers necessary and requests for supervision purposes in accordance with the Act.

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8.6.6       The Facility Agent shall, subject to any applicable laws and regulations that the Facility Agent is subject to, allow the representatives appointed by the Ministry to visit the offices of the Facility Agent for such supervision purposes as set out in the Act, provided that any such representatives are always bound by the statutory confidentiality obligations as described in the Act.

8.6.7       The Facility Agent shall ensure that any and all information it has provided to FEC is true to the best of its knowledge and if sourced from a third party, conforms to what was submitted to the Facility Agent and that that such information, if non-public information, is passed on by the Facility Agent in accordance with customary procedures of the Facility Agent for handling such information relating to investment grade borrowers and applying such duty of care as is customary in term loan facilities for investment grade borrowers.

9.            RESPONSIBILITY AND RISK FOR THE DOCUMENTATION

9.1          Notwithstanding any other provisions of this Agreement and regardless of whether or not negligence may be attributed to the Transferring Lenders, each of the Transferring Lenders acknowledges and agrees that it is responsible for:

(i)      the drafting, negotiation and finalisation of the Credit Agreement and other Credit Documents;

(ii)     ensuring that the Credit Agreement and other Credit Documents are valid, legally binding and enforceable on all parties (other than FEC and Finnvera) thereto during the entire term of the Credit;

(iii)    ensuring that the Credit Documents do not include any obligations of FEC as a Lender other than the obligation to disburse through the Facility Agent the proceeds under the Credit and such other obligations that are customary in comparable international export credit transactions;

(iv)    ensuring (a) that the Credit Documents include provisions regarding the obligation to gross up payments for any deductions for taxes, duties or any other charges as well as reimbursement for costs and interest losses that may arise if payments are made in full or in part on a date other than the agreed due date, and (b) that all such payments or reimbursements to be made to or for the benefit of FEC pursuant to the terms of this Agreement or the Credit Documents shall be made free and clear of and shall be paid without any deductions or withholdings whatsoever;

(v)     ensuring that the Credit Agreement includes provisions regarding the obligation of the Borrower and any other obligor to pay to FEC all Break Costs incurred by FEC in connection with cancellations of the FEC Tranche Commitment or prepayments of any outstanding amount of the Credit or of the Facility Agent or the Transferring Lenders to have such obligation according to the applicable provisions of the Act;

(vi)    ensuring that the Credit Agreement includes customary provisions regarding, inter alia, all lender and majority lenders  matters in decision making, defaults, events of default and subsequent right of the Majority Lenders to accelerate and declare the outstanding principal of the Credit together with any interest accrued thereon and other sums payable under the Credit Documents immediately due and payable, in each case subject to provisions of Clause 8.6.4 above;

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(vii)   ensuring that the Credit Agreement and other Credit Documents and any rights and/or obligations thereunder in relation to the Credit and the FEC Tranche Commitment may be (a) assigned and/or transferred to FEC and, as applicable, to Finnvera and (b) re-assigned and/or re-transferred to the Transferring Lenders (or any of them) as provided in this Agreement, in each case without the consent of the Borrower or any other person;

(viii) ensuring that the Credit Documents oblige the Borrower to provide to the Facility Agent information related to the Export Transaction or any other information that may be reasonably requested by a Lender or the Facility Agent;

(ix)    ensuring that the Credit Documents contain adequate provisions to (a) oblige the Borrower to provide to the Ministry, upon its request, information related to the Export Transaction and (b) enable representatives appointed by the Ministry to visit the offices of the Borrower for such supervision purposes as set out in the Act provided that statutory confidentiality obligations will apply to any such information and to such representatives as described in the Act;

(x)     ensuring that the terms of the Credit conform to the terms of the OECD Arrangement in respect of the requirements regarding the maturity date, the starting point of the credit and the repayment schedule;

(xi)    ensuring that the terms of the Credit conform to this Agreement;

(xii)   ensuring that the Facility Agent fulfils its obligations under the Credit Agreement and other Credit Documents to which the Facility Agent is a party; and

(xiii)  ensuring that (a) the conditions for the validity of the Finnvera Guarantee are timely and duly observed and met at all times, including the compliance of the Credit Agreement and other Credit Documents with the terms set forth in the Finnvera Guarantee, and that (b) the Guarantee Holder complies with the terms of the Finnvera Guarantee, and in respect of both (a) and (b) above, both before and after the execution of the Finnvera Guarantee Assignment.

9.2          For the avoidance of any doubt, it is expressly understood and agreed that FEC shall have no liability or obligation in relation to the authorisation, execution, legality, validity, enforceability, effectiveness or genuineness or sufficiency of the Credit Agreement or any other Credit Document or for the collectability of any sum payable under any document referred to therein, provided that FEC shall abstain from anything that is reasonably likely to impair any of the Transferring Lenders´ rights under any Credit Document to which FEC is or becomes a party following the Assignment without prior consultation with the Facility Agent.

9.3          Further, for the avoidance of any doubt, it is expressly understood and agreed that the delivery of any of the documents as listed in Clause 5.3 above or any Notice of Utilisation or its attachment shall not affect the responsibility of the Transferring Lenders for the documentation as set out in Clause 9.1 above.

10.         INDEMNITY

10.1        Indemnity by the Transferring Lenders

If and to the extent that FEC suffers any loss or damage or incurs any costs or expenses, including but not limited to Break Costs, due to any of the reasons for which the Transferring Lenders shall be responsible pursuant to this Agreement, including, but not limited to the obligations of the Transferring Lenders under Clause 7

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above, the responsibility for the documentation under Clause 9 above and/or the liability for the non-payment by Finnvera under Clause 11.2 below, then the Transferring Lenders shall be liable for any such loss or damage and costs or expenses thereby incurred by FEC and shall reimburse FEC for any such amounts upon FEC’s written demand and a reasonably detailed specification of the loss and the amount thereof.

10.2        Transferring Lenders’ several liability

10.2.1    The obligations of the Transferring Lenders pursuant to this Agreement are several and any liability of the Transferring Lenders as agreed herein shall be determined in relation to each Transferring Lender pro rata in proportion to the share of the FEC Tranche Commitment transferred by it of the total FEC Tranche Commitments of all Transferring Lenders transferred upon the Assignment. Further, the failure of any Transferring Lender to perform its obligations hereunder shall not relieve any other Transferring Lender of any of its respective obligations, nor shall any other Transferring Lender be responsible for the obligations of any other Transferring Lender.

10.2.2     The principle of several liability of the Transferring Lenders shall also be applicable if a situation entitling FEC to re-assign and/or re-transfer the Credit and the FEC Tranche Commitments as described in Clause 11.3 below shall arise and the obligation of each Transferring Lender to accept a re-assignment and/or re-transfer shall be limited to its pro rata share (as determined above) of the outstanding Credit and the FEC Tranche Commitments to be re-assigned and/or re-transferred.

11.           FINNVERA GUARANTEE

11.1        Observance of the terms of the Finnvera Guarantee

11.1.1     The Facility Agent as the Guarantee Holder shall ensure that all conditions for the effectiveness of the Finnvera Guarantee are duly and timely observed and met throughout the entire term of the Credit Agreement, including but not limited to timely payments of any guarantee premiums or other sums payable to Finnvera and timely application for indemnification under the Finnvera Guarantee.

11.1.2     FEC agrees to co-operate with the Guarantee Holder at the Guarantee Holder’s reasonable request in complying with its obligations under or in relation to the Finnvera Guarantee. It is acknowledged and accepted by the Facility Agent as the Guarantee Holder and the Transferring Lenders that pursuant to the terms of the Finnvera Guarantee Assignment, FEC shall under certain circumstances have an independent right, but not an obligation, to present a claim under the Finnvera Guarantee based on the authorisation granted by the Guarantee Holder to FEC under the Finnvera Guarantee Assignment. For the avoidance of any doubt, it is agreed that FEC’s right to present claims under the Finnvera Guarantee shall not reduce or otherwise affect the Guarantee Holder’s obligation to ensure that all conditions for the effectiveness of the Finnvera Guarantee are duly and timely observed and met.

11.2        Non-payment by Finnvera

11.2.1     If Finnvera, in accordance with the terms of the Finnvera Guarantee, decides not to pay the whole or any part of the indemnification claimed under the Finnvera Guarantee due to negligence attributable to the Guarantee Holder with regard to the due observance and fulfilment of the terms of the Finnvera Guarantee, the

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Transferring Lenders shall be liable for any direct loss, costs or expenses, including but not limited to Break Costs, incurred by FEC as a result thereof.

11.2.2     Following the payment by the Transferring Lenders to FEC of an amount that is covered by the Finnvera Guarantee but which has not been paid by Finnvera, FEC shall assign and/or transfer to the Transferring Lenders without recourse its corresponding claim on the Borrower and any other obligor, as well as to the Facility Agent (in its capacity as the Guarantee Holder under the Finnvera Guarantee) its right to indemnification from Finnvera in respect of the amount so paid by the Transferring Lenders.

11.3       Cessation of the Finnvera Guarantee

In the event that the Finnvera Guarantee is, due to a reason not attributable to FEC, repudiated, withdrawn, suspended, terminated or cancelled or otherwise ceases to be in full force and effect or binding or enforceable against Finnvera, then FEC shall be entitled, but not obliged, to require a re-assignment and/or re-transfer of the entire Credit and outstanding FEC Tranche Commitment to the Transferring Lenders against full payment of the outstanding principal of the Credit and any interest and fees accrued thereon as well as be entitled to be compensated for any costs and expenses, including but not limited to  Break Costs, incurred by it in connection with such re-assignment and/or re-transfer as reasonably detailed in a calculation specifying the amount of such costs and expenses.

11.4        Finnvera override

11.4.1     Notwithstanding anything contrary in this Agreement, nothing in this Agreement shall (i) be interpreted or construed to amend or otherwise affect any term of the Finnvera Guarantee, or (ii) affect the obligations and responsibilities of the Guarantee Holder pursuant to the terms of the Finnvera Guarantee or oblige the Transferring Lenders, the Guarantee Holder, the Facility Agent or any other Finance Party to act (or omit to act) in a manner that is inconsistent with the terms of the Finnvera Guarantee.

11.4.2     In particular, it is agreed that the Facility Agent acting in its capacity as the Guarantee Holder:

(i)     shall be authorised to take all such actions as it may deem necessary to ensure that the terms of the Finnvera Guarantee are complied with; and

(ii)    shall not be obliged to do anything if, in its opinion, to do so could result in a breach of any term of the Finnvera Guarantee,

however, for the purpose of this Agreement and without limiting the generality of Clause 11.4.1,  it is acknowledged and agreed that the above paragraphs (i) and (ii) shall not oblige the Facility Agent to act in a manner which is contrary to or in breach of its obligations under the Credit Documents or which is not within the authority conferred on it (acting in any capacity) under the Credit Documents.

12.          ANTI-BRIBERY UNDERTAKINGS

Each of the Transferring Lenders and the Facility Agent understands the importance of development, application and documentation of the appropriate anti-bribery management control systems and hereby each of the Transferring Lenders and the Facility Agent confirms to FEC that:

(i)      it has been informed of and it understands that promising, offering or giving a bribe to a domestic or foreign public official constitutes an offence under

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Sections 13, 14, 14a, 14b and 20 of Chapter 16 of the Finnish Penal Code (39/1889, as amended);

(ii)     neither it nor any other party acting under any capacity in its name or on its account has engaged or will engage in any corrupt activity in connection with the Export Transaction or the Credit;

(iii)    neither it nor to the best of its knowledge based on reasonable examination, any other party acting under any capacity in its name or on its account in connection with the Export Transaction or the Credit is currently under charge in any national court or, within a five-year period preceding this Agreement, has been convicted in any national court or been subject to equivalent national administrative measures for violation of laws against bribery of foreign public officials of any country; and

(iv)    it has not been listed on the publicly available debarment lists of the World Bank Group, African Development Bank, Asian Development Bank, European Bank for Reconstruction and Development, and Inter-American Development Bank.

13.           TERMINATION

13.1         Termination of the payment of interest subsidy

13.1.1       In the event that:

(i)      the funds made available under the Credit have been used for a purpose other than that determined in Schedule 3;

(ii)     the Borrower has provided incorrect information in relation to an essential issue or failed to disclose matters that have an essential impact on the terms and conditions set out in Schedule 3 or the approval of the FEC Financing;

(iii)    a Transferring Lender or the Facility Agent has provided incorrect information in an essential matter in connection with the Application or failed to disclose matters that have an essential impact on the approval of the FEC Financing; or

(iv)    a Transferring Lender or the Facility Agent is, in connection with the Export Transaction or the Credit, found by a court of competent jurisdiction to have been engaged prior to the Disbursement Date in any act that constitutes corrupt activity within the meaning described in Clause 12 above, or if otherwise the same is proven without controversy, then FEC shall have the right to require that the fixed interest rate of the Credit based on the CIRR (if fixed rate is applicable in accordance with the Credit Agreement) shall be changed to floating rate.

13.1.2     In addition, if fixed rate is applicable in accordance with the Credit Agreement, in the case referred to in paragraph (ii) of Clause 13.1.1 above the Borrower and, in the cases referred to in paragraphs (i), (iii) and (iv) of Clause 13.1.1 above, the Transferring Lenders shall indemnify FEC for any Break Costs  incurred because of the change of the interest rate and regardless whether any FEC Tranche Commitment is cancelled or any outstanding amount of the Credit is prepaid in connection with such change of interest as well as, except when paragraph (iv) of Clause 13.1.1 above becomes applicable, the amount of any interest subsidy paid in connection with the Credit to the extent such amount exceeds the respective amount of any interest compensation paid under the respective interest swaps made to obtain

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the CIRR for the Credit, as well as annual interest on all amounts of such interest subsidy paid from the date of payment until the date of such repayment, at the interest rate referred to in paragraph 1 of Section 4 of the Finnish Interest Rate Act (633/1982, as amended). In the case referred to in paragraph (ii) of Clause 13.1.1 above, the Facility Agent shall collect the payments payable by the Borrower as referred to in this Clause 13.1.2 from the Borrower and pay such collected payments to FEC without delay upon receipt of such payments from the Borrower. FEC shall, upon request by the Facility Agent, provide to the Facility Agent a calculation reasonably detailing the amounts payable to FEC under this Clause 13.1.2 and the basis of computation of such amounts. The provisions of Clause 13.1.1 and this Clause 13.1.2 that are derived from the provisions of Sections 17 and 18 of the Act shall be construed and applied taking into due consideration the provisions of Sections 17 and 18 of the Act.

13.1.3    The Transferring Lenders shall include in the Credit Agreement provisions confirming FEC’s right to require the change of the interest rate as referred to in Clause 13.1.1 above and the obligation of the Borrower to indemnify FEC for any Break Costs incurred as well as the amount of the interest subsidy and interest thereon in the case referred to in paragraph (ii) of Clause 13.1.1 above and as set out in Clause 13.1.2 above.

13.2       Transferring Lenders´ right to request re-transfer of the Credit

The Transferring Lenders shall always have the right to request a re-assignment and/or re-transfer of the entire Credit and FEC Tranche Commitment, as may be outstanding at each time. In such case, the Transferring Lenders shall pay to FEC in full the outstanding principal of the Credit and any interest and fees accrued thereon, and be solely responsible for and reimburse FEC for any costs and expenses, including but not limited to Break Costs that FEC may incur as a result of such re-assignment and/or re-transfer.

14.          OTHER PROVISIONS

14.1        Validity and term of the Agreement

This Agreement shall take effect when all Parties have duly signed it and it will continue to be in full force and effect until the Credit has been repaid in full and all other obligations of the Parties as set forth in this Agreement have been finally discharged or the Credit and any outstanding FEC Tranche Commitment have been re-assigned and/or re-transferred in accordance with Clause 11.3 or 13.2 above.

14.2        Notices

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax, email or letter using the address as specified below or such other address as the Party may designate to the other Party:

To FEC:

Finnish Export Credit Ltd

c/o Finnvera plc

Attention:	Export Financing
Address:	P.O. Box 1010
FI-00101 Helsinki
Finland

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Fax:	+358 29 460 2774
Tel:	+358 29 460 11
Email:	office.eca@finnvera.fi

To the Facility Agent / Guarantee Holder:

KfW IPEX-Bank GmbH

Maritime Industries

Attention:	André Mutter
Address:	Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany
Fax:	+49 (0)69 7431 3768
Email:	Andre.Mutter@kfw.de

To the Transferring Lenders:

KfW IPEX-Bank GmbH

Maritime Industries

Attention:	André Mutter
Address:	Palmengartenstrasse 5-9
D-60325 Frankfurt am Main, Germany

Fax:	+ 49 (69) 7431 3768
Tel:	n/a
Email:	Andre.Mutter@kfw.de
Attention:	Maritime Industries
With a copy to:	Credit Operations
Fax:	+ 49 (69) 7431 2944

BNP Paribas Fortis SA/NV

Attention:	Geert Sterck / Davina Staessen
Address:	3, Montagne du Parc / 1KA1D
1000 Brussels, Belgium

Fax:	+32 2 565 3403
Tel:	n/a
Email:	geert.sterck@bnpparibasfortis.com
davina.staessen@bnpparibasfortis.com
With a copy to:	bruxelles_bo_export_project_finance.cib@ bnpparibasfortis.com

HSBC Bank plc

Attention:	Graham Meek
Address:	Infrastructure and Real Estate Group
Level 2, 8 Canada Square
London E14 5HQ
United Kingdom

Fax:	n/a
Tel:	n/a
Email:	graham.d.meek@hsbc.com

Commerzbank AG, New York Branch

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Attention:	Pedro Bell / Christina Serrano
Address:	225 Liberty Street, 32nd Floor
New York, NY 10281-1050, USA

Fax:	n/a
Tel:	n/a
Email:	Pedro.Bell@commerzbank.com
Christina.Serrano@commerzbank.com
With a copy to:	Export & Agency Finance
Attention:	Klaus-Dieter.Schmedding@commerzbank.com
Dana.Novotny@commerzbank.com
Fax:	+49 69 1362 3742

Banco Santander S.A.

Attention:	Vanessa Berrio / Ana Sanz Gomez
Address:	Paseo de Pereda 9-12
39004, Santander (Cantabria), Spain

Fax:	+34 91 257 1682
Tel:	n/a
Email:	vaberrio@gruposantander.com
Anasanz@gruposantander.com

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland

Attention:	Richard Heiler / María Zotes
Address:	Neue Mainzer Strasse 28
60311 Frankfurt am Main, Germany

Fax:	n/a
Tel:	n/a
Email:	Richard.heiler@bbva.com
maria.zotes@bbva.com

Bayerische Landesbank, New York Branch

Attention:	Andrew Kjoller
Address:	560 Lexington Avenue
New York, NY 10022, USA

Fax:	+1-212-310-9841
Tel:	n/a
Email:	akjoller@bayernlbny.com
With a copy to :	creditcompliance@bayernlbny.com
loanoperations@bayernlbny.com
Fax :	+1-212 310 9930

DZ Bank AG, New York Branch

Attention:	Andreas Estelmann
Address:	c/o DZ Bank AG,Platz der Republik
60325 Frankfurt am Main, Germany

Fax:	+49 69744799346
Tel:	n/a

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Email:	andreas.estelmann@dzbank.de

JPMorgan Chase Bank, N.A., London Branch

Attention:	Patrick Gang
Address:	25 Bank Street
Canary Wharf, London E14 5JP, United Kingdom

Fax:	n/a
Tel:	n/a
Email:	patrick.x.gang@jpmchase.com
With a copy to:	tsd.export.finance.emea@jpmchase.com
karen.c.yik@jpmorgan.com
chiara.w.carter@jpmorgan.com

Sumitomo Mitsui Banking Corporation Europe Limited

Attention:	Cedric Le Duigou / Helene Ly / Corvin Bohme / Paul Hodgson-Jones
Address:	99 Queen Victoria Street
London EC4V 4EH, United Kingdom

Fax:	+33 1 44 90 48 01
Tel:	n/a
Email:	cedric_leduigou@fr.smbcgroup.com
Helene_ly@fr.smbcgroup.com
Corvin_boehme@de.smbcgroup.com
Paul_hodgson-jones@gb.smbcgroup.com

14.3        Changes in address

Each Party shall promptly inform the other Parties of any changes in its address specified above.

14.4        Delivery of notices

14.4.1     Any communication or document made or delivered by a Party to another under or in connection with this Agreement shall only be effective if made by way of fax, letter or email, and when actually received in readable form.

14.4.2     All notices from or to FEC as the Lender shall be sent through the Facility Agent.

14.5        English language

Any notice or document provided under or in connection with this Agreement shall be in English language.

14.6       Representations by the Parties

Each of the Parties represent to each other that:

(i)      it has the power to enter into, perform and deliver, and it has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the terms and conditions hereof;

(ii)     its obligations hereunder constitute its legal, valid and binding obligations and it is not immune from enforcement of any other Party’s rights against it; and

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(iii)    this Agreement has been entered into in the ordinary course of its business.

14.7        Amendments

Any amendment to this Agreement shall be made in writing and shall be executed by each of the Parties to this Agreement.

14.8        Assignment and transfer of this Agreement

This Agreement or any rights or obligations hereunder may not be assigned and/or transferred by any Party without the prior written consent of the other Parties.

14.9        Waiver and severability

Time is of the essence with respect to all provisions in this Agreement but no failure or delay by any Party in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

14.10      Override

In the event of inconsistency between this Agreement and the Credit Documents, this Agreement shall prevail as between the Parties to this Agreement.

14.11      Governing law and jurisdiction

14.11.1   This Agreement shall be governed by and construed in accordance with the laws of Finland.

14.11.2   Any dispute, controversy or claim arising out of or relating to this Agreement or any question regarding its existence, breach, termination or validity, shall be settled by Finnish Courts, and the Parties to this Agreement hereby submit to the exclusive jurisdiction of Helsinki District Court (Helsingin käräjäoikeus) as the court of first instance.

14.11.3   Further, and for the benefit of FEC only, it is agreed that the submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of FEC to take proceedings against any of the other Parties in the courts of any other competent jurisdiction.

This Agreement has been executed in fourteen (14) identical copies in English language. Each Party shall receive one (1) copy.

TRANSFERRING LENDERS

KfW IPEX-Bank GmbH

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Name:	Name:
Title:	Title:

BNP Paribas Fortis SA/NV

Name:	Name:
Title:	Title:

HSBC Bank plc

Name:
Title:

Commerzbank AG, New York Branch

Name:	Name:
Title:	Title:

Banco Santander S.A.

Name:	Name:
Title:	Title:

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland

Name:	Name:
Title:	Title:

Bayerische Landesbank, New York Branch

Name:	Name:
Title:	Title

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DZ Bank AG, New York Branch

Name:	Name:
Title:	Title

JPMorgan Chase Bank, N.A., London Branch

Name:	Name:
Title:	Title

Sumitomo Mitsui Banking Corporation Europe Limited

Name:	Name:
Title:	Title

FACILITY AGENT
KfW IPEX-Bank GmbH

Name:	Name:
Title:	Title:

FINNVERA AGENT
BNP Paribas Fortis SA/NV

Name:	Name:
Title:	Title:

GUARANTEE HOLDER
KfW IPEX-Bank GmbH

Name:	Name:
Title:	Title:

21

FINNISH EXPORT CREDIT LTD

Name:	Name:
Title:	Title:

22

SCHEDULE 1

COMMITMENT OF THE TRANSFERRING LENDERS

Name of the Transferring Lender	FEC Tranche A Commitment (USD Equivalent of EUR)	FEC Tranche B Commitment (USD Equivalent of EUR)
KfW IPEX-Bank GmbH	254,698,572.63	46,788,068.33
BNP Paribas Fortis SA/NV	127,349,286.23	23,394,034.28
HSBC Bank plc	127,349,286.23	23,394,034.28
Commerzbank AG, New York Branch	127,349,286.23	23,394,034.28
Banco Santander S.A.	127,349,286.23	23,394,034.28
Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland	50,939,714.49	9,357,613.71
Bayerische Landesbank, New York Branch	50,939,714.49	9,357,613.71
DZ Bank AG, New York Branch	50,939,714.49	9,357,613.71

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JPMorgan Chase Bank, N.A., London Branch	50,939,714.49	9,357,613.71
Sumitomo Mitsui Banking Corporation Europe Limited	50,939,714.49	9,357,613.71

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SCHEDULE 2

Form of Notice of Utilisation

To: Finnish Export Credit Ltd

From: KfW IPEX-Bank GmbH (as Facility Agent under the Credit Agreement)

Date: [          ]

FEC reference no. 9840/16

1.           We refer to the Supplemental Assignment Agreement dated [•] 2017 between among others yourselves and ourselves in relation to the Assignment of the Transferring Lenders´ FEC Tranche Commitments under the Credit Agreement ICON 1 Hull No 1400 for Royal Caribbean Cruises Ltd. (the “Agreement”). This is a Notice of Utilisation. Terms defined in the Agreement to which this is a Schedule 2 have the same meaning in this Notice of Utilisation unless given a different meaning in this Notice of Utilisation.

2.           We also refer to the Credit Agreement according to which the Borrower has issued an irrevocable utilisation request upon which this Notice of Utilisation is based and we attach a copy of such Borrower’s utilisation request to this Notice of Utilisation.

3.           The Borrower wishes to borrow a loan equal to the FEC Tranche A Commitment/FEC Tranche B Commitment or a part of it on the following terms:

Proposed date of the utilisation (being a Business Day):	[•]
Currency:	[•]
Amount:	[•]
The first interest period (start and end dates):	[•]
The bank account to which the loan shall be disbursed:	[•]

4.           We hereby confirm that the proceeds of this loan will be used in accordance of clause 8.2 of the Agreement.

5.           We hereby confirm that each condition precedent under the Credit Agreement which is required to be satisfied on the date of this Notice of Utilisation is satisfied.

6.           [[•] of the Amount shall be applied to pay the Guarantee Premium (as defined in the Finnvera Guarantee) and therefore the Borrower has authorised FEC to pay [•] of the Amount directly to Finnvera and the rest [•] of the Amount shall be paid to the bank account referred in item 3. above.]

Yours faithfully

……………………………………

authorised signatory for

KfW IPEX-Bank GmbH

Annexure: Copy of the Borrower’s utilization request and supporting documents

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SCHEDULE 3

The terms and conditions set out in this Schedule 3 shall apply to the FEC Financing as is agreed in the supplemental assignment agreement dated _____ October 2017 and entered into between KfW IPEX- Bank GmbH, BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch, Banco Santander S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as the Transferring Lenders, KfW IPEX-Bank GmbH as the Facility Agent, KfW IPEX-Bank GmbH  as the Guarantee Holder, BNP Paribas Fortis SA/NV as the Finnvera Agent and FEC (the “Agreement”). This Schedule 3 forms an integral part of the Agreement. Terms defined in the Agreement to which this is a Schedule 3 have the same meaning in this Schedule 3.

The purpose of the Credit shall be financing of the Export Transaction and of the Guarantee Premium (as defined in the Finnvera Guarantee).

1. Commercial Contract

1.1 Contract:	the shipbuilding contract concerning the Export Transaction entered into on 12 April 2017 between the Exporter and the Buyer (as amended from time to time).

1.2 Exporter	Meyer Turku Oy, a company incorporated in Finland.

1.3 Supplier	the Exporter.

1.4 Buyer	Royal Caribbean Cruises Ltd., a company incorporated in Liberia.

1.5 Contract Price	the contract price under the Contract, being maximum EUR 1,650,000,000 including change orders and owner’s supply items.

2. Credit

2.1 Application	the application for FEC Financing dated 26 May 2016 and submitted by the Exporter as the Applicant.

2.2 Credit Agreement	the credit agreement entered into on _____ October 2017 between, among others, the Transferring Lenders as the Original FEC Lenders, the Facility Agent and the Borrower

2.3 Borrower	the Buyer.

2.4 Credit amount

the FEC Loan, comprising the FEC Tranche A Loan for the total amount not exceeding USD equivalent of EUR 1,018,794,290 and the FEC Tranche B Loan for the total amount not exceeding USD equivalent of EUR 187,152,274 .

2.5 Availability period

The Credit shall be disbursed in one lump sum no more than two (2) business days prior to the Expected Delivery Date (as such term is defined in the Credit Agreement) of the Vessel estimated to take place on 5 May 2022 and, in any event, no later than the Commitment Termination Date (as such term is defined in the Credit Agreement).

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2.6 Repayment	The Credit shall be repaid in 24 equal consecutive semi-annual instalments, the first instalment being due 6 months from the date the Credit is disbursed.

2.7 Final maturity	the Credit shall be repaid in full not later than twelve (12) years after the Disbursement Date.

2.8 FEC Interest

USD CIRR of 2.76% p.a. plus a margin of 0.75% p.a. for the FEC Tranche A Loan; and (ii) a floating rate of 6 month USD Libor plus a margin of 1.05% p.a. for the FEC Tranche B Loan, and if such USD Libor rate is less than zero, it shall be deemed to be zero.

2.9 Default interest	FEC Interest plus 2% per annum

2.10 Interest payments	semi-annually in arrears.

2.11 FEC Commitment Fee	commitment fee to be paid for the account of FEC as agreed between FEC and the Borrower in a separate fee letter.

2.12 Costs and expenses (Clause 7.3)	costs and expenses in accordance with section 11.3 under the Credit Agreement.

2.13 Finnvera Guarantee	BC 49-16 / 1

3. Other terms

With regards to the utilisation of the Credit and applicable procedures and the provisions of Clause 8.2 (Use of funds under the Credit) of the Agreement, FEC acknowledges and agrees to the provisions of Sections 2.5(b), 2.5(c), 2.5(d) and 4.12 of the Credit Agreement regarding holding funds in and, transferring funds from and to, the Pledged Accounts (as defined in the Credit Agreement) subject to the provisions specified in those sections.

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EXHIBIT G-2
Form of Finnvera Guarantee Assignment Agreement

execution copy

FINNVERA GUARANTEE ASSIGNMENT

between

KfW IPEX-Bank GmbH

as Guarantee Holder

and

FINNISH EXPORT CREDIT LTD

as Assignee

Dated ___ October 2017

______________________________

in respect of indemnities payable under

Finnvera Buyer Credit Guarantee BC 49-16 / 1

______________________________

1

THIS FINNVERA GUARANTEE ASSIGNMENT AGREEMENT dated ____ October 2017 (the “Agreement”) is made between:

(1)                 KfW IPEX-Bank GmbH (the “Guarantee Holder”); and

(2)                 FINNISH EXPORT CREDIT LTD, Porkkalankatu, Finland (the “Assignee”)

The Guarantee Holder and the Assignee are collectively referred to as the “Parties”.

WHEREAS

A.                     Royal Caribbean Cruises Ltd. as Borrower and KfW IPEX-Bank GmbH, as Facility Agent and as one of the Original FEC Lenders have entered into a Finnvera and Hermes Backed Term Facility Agreement dated on or about the date hereof (the “Facility Agreement”) under which the Lenders have agreed to make available to the Borrower a credit facility up to the USD Maximum Loan Amount (as defined in the Facility Agreement) for the purpose of financing part of the Contract Price under the Construction Contract, the Hermes Fee and the Finnvera Premium, all subject to the provisions of and as set forth in the Facility Agreement.

B.                      By a buyer credit guarantee agreement BC 49-16 / 1 dated on or about the date hereof (the “Finnvera Guarantee”) and made between Finnvera plc (“Finnvera”) and  KfW-IPEX Bank GmbH as the Guarantee Holder (as defined therein), Finnvera has, subject to the terms and conditions set forth therein (including, without limitation, the terms and conditions of Finnvera’s general conditions for buyer credit guarantees dated 1 March 2004 (the “General Conditions”)) agreed to grant a buyer credit guarantee to the Guarantee Holder as security for the FEC Tranche A Loan up to the maximum amount of USD equivalent of EUR  1,018,794,290  and for the FEC Tranche B Loan up to the maximum amount of USD equivalent of EUR 187,152,274, to be made available under the Facility Agreement.

C.                      By Transfer Certificates dated on or about the date hereof and executed and delivered pursuant to the Facility Agreement, the Original FEC Lenders as existing lenders have transferred their FEC Tranche A Commitment and FEC Tranche B Commitment (as these terms are defined in the Facility Agreement) and related rights and obligations under the Facility Agreement to Finnish Export Credit Ltd.

D.                       By a supplemental assignment agreement dated on or about the date hereof (the “Supplemental Assignment Agreement”) KfW IPEX-Bank GmbH, BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch, Banco Santander S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG (Deutsche Zentral-Genossenschaftsbank), New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as Transferring Lenders, KfW IPEX-Bank GmbH as Facility Agent and Guarantee Holder (each as defined therein), BNP Paribas Fortis SA/NV as Finnvera Agent and Finnish Export Credit Ltd have, among others, agreed on the supplemental terms and conditions relating to the assignment and transfer by the Transferring Lenders of their FEC Tranche A Commitment and FEC Tranche B Commitment (together the “FEC Tranche Commitment”) and related rights and obligations under the Facility Agreement to Finnish Export Credit Ltd.

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E.                      Pursuant to the Supplemental Assignment Agreement it is a condition precedent to the assignment and transfer of the FEC Tranche Commitment and related rights and obligations under the Facility Agreement to Finnish Export Credit Ltd that the Parties enter into this Agreement.

F.                     In consideration of the above, the Guarantee Holder agrees to assign to the Assignee all rights to and benefits of any payments of indemnity to be made by Finnvera under the Finnvera Guarantee, excluding the expenses as specified in clause 11 (Indemnification of collection and enforcement expenses) of the General Conditions and the proceeds after payment of indemnification as specified in clause 15 (Distribution of proceeds after payment of indemnification) of the General Conditions.

NOW, THEREFORE, the Guarantee Holder and the Assignee agree as follows:

1                        DEFINITIONS

Unless otherwise defined herein, words and expressions defined in the Facility Agreement shall have the same meanings when used in this Agreement.

2                       THE FINNVERA GUARANTEE

2.1                    Assignment

The Guarantee Holder hereby assigns to the Assignee, absolutely and unconditionally, all rights to and benefits of any payments of indemnity to be made by Finnvera under or in connection with the Finnvera Guarantee excluding the expenses as specified in clause 11 (Indemnification of collection and enforcement expenses) of the General Conditions and the proceeds after payment of indemnification as specified in clause 15 (Distribution of proceeds after payment of indemnification) of the General Conditions.

2.2                   Notice of assignment

The Guarantee Holder undertakes to give Finnvera notice of the assignment set forth in Clause 2.1 (Assignment) above in the form set out in Schedule 1 (Form of notice of assignment to Finnvera) hereto, and procure that Finnvera acknowledges receipt of such notice by a written statement substantially in the form set out in Schedule 2 (Form of acknowledgement from Finnvera) hereto.

2.3                     Administration and claims

Notwithstanding Clauses 2.1 (Assignment) and 2.2 (Notice of assignment) above, the Parties agree that:

(i)                      the Guarantee Holder shall continue to be solely responsible for the due and timely fulfillment and observance of any responsibilities and obligations of the Guarantee Holder, as required from time to time under the Finnvera Guarantee and, for the avoidance of any doubt, including also the time after payment of any indemnity by Finnvera;

(ii)                      in all matters relevant to the Finnvera Guarantee, Finnvera shall be entitled to communicate with the Guarantee Holder only;

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(iii)                    claims or demands under the Finnvera Guarantee shall be made by the Guarantee Holder on behalf of the Assignee in accordance with the Finnvera Guarantee; and

(iv)                    prior to any such claim or demand being made under the Finnvera Guarantee, the Assignee shall provide to the Guarantee Holder, for onward communication to Finnvera, all bank account details necessary for the purpose of Finnvera’s transfer to the Assignee of the monies to be claimed or demanded by the Guarantee Holder on behalf of the Assignee.

Notwithstanding the above and anything to the contrary in the Supplemental Assignment Agreement, the Parties agree that the Assignee shall have its own independent right to demand payment from Finnvera under the Finnvera Guarantee if this is deemed necessary by the Assignee for the purpose of protecting or preserving its rights under the Facility Agreement, or to enforce its rights under the Finnvera Guarantee (or to do any act reasonably incidental to any of the foregoing in accordance with the Finnvera Guarantee), and the Guarantee Holder hereby authorises the Assignee to demand such payment from Finnvera under the Finnvera Guarantee in the circumstances referred to above.

Notwithstanding anything to the contrary in this Agreement, the Supplemental Assignment Agreement or any other document elsewhere, the Parties agree that the Assignee shall not obtain better rights towards Finnvera than the Guarantee Holder has.

3                       CONTINUING ASSIGNMENT

The assignment established by this Agreement shall remain in full force and effect until payment in full has been received by the Assignee of each and every sum payable under and in accordance with the terms of the Finnvera Guarantee.

4                        MISCELLANEOUS

(a)                     The Guarantee Holder represents and warrants to the Assignee that prior to execution of this Agreement it has not sold, mortgaged, assigned, pledged, charged or granted any rights whatsoever in respect of the Finnvera Guarantee to any person or party in competition with the rights granted to the Assignee under this Agreement.

(b)                    The Guarantee Holder undertakes to the Assignee that for as long as any amount remains outstanding under the Facility Agreement or the Finnvera Guarantee, it will not:

(i)                      sell, mortgage, assign, pledge, charge or grant any rights whatsoever in respect of the Finnvera Guarantee to any person or party, whether or not in competition with the rights granted to the Assignee under this Agreement; or

(ii)                     agree to or make any amendments to the Finnvera Guarantee, terminate the Finnvera Guarantee or waive or agree to the waiver of any terms of the Finnvera Guarantee, without the prior written consent of the Assignee (which shall not be unreasonably withheld or delayed).

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5                        COUNTERPARTS

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6                       GOVERNING LAW – JURISDICTION

This Agreement shall be governed by and construed in accordance with Finnish law, and the parties irrevocably submit to the jurisdiction of the Helsinki District Court (Helsingin käräjäoikeus) as a court of first instance for any proceedings in connection with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in two (2) identical copies, one for the Guarantee Holder and one for the Assignee as of the day and year first written above.

KfW IPEX-Bank GmbH

By:	By:
Name:	Name:

FINNISH EXPORT CREDIT LTD

By:
Name:

5

Schedule 1

FORM OF NOTICE OF ASSIGNMENT TO FINNVERA

To:                    Finnvera plc

P.O.Box 1010

FI-00101 Helsinki

Finland

[DATE]

Dear Sirs,

Buyer Credit Guarantee Agreement BC 49-16 / 1

1.                     We refer to the buyer credit guarantee agreement BC 49-16 / 1 dated _____ October  2017 (the “Finnvera Guarantee”) and made between Finnvera plc (“Finnvera”) and KfW-IPEX Bank GmbH as guarantee holder (the “Guarantee Holder”).

2.                       Terms defined in the Finnvera Guarantee shall, unless otherwise required by the context, have the same meanings when used herein.

3.                       We hereby give you notice that

(i)                      by an assignment agreement dated _____ October 2017 (the “Finnvera Guarantee Assignment”) made between the Guarantee Holder as assignor and Finnish Export Credit Ltd (the “Lender”) as assignee, the Guarantee Holder has assigned to the Lender, absolutely and unconditionally, all rights to and benefits of any payments of indemnity to be made by Finnvera under the Finnvera Guarantee, excluding the expenses as specified in clause 11 (Indemnification of collection and enforcement expenses) of the General Conditions and the proceeds after payment of indemnification as specified in clause 15 (Distribution of proceeds after payment of indemnification) of the General Conditions; and

(ii)                      you are hereby irrevocably authorised and instructed to make all payments due and payable by yourselves under the Finnvera Guarantee directly to the Lender excluding payments relating to the expenses as specified in clause 11 (Indemnification of collection and enforcement expenses) of the General Conditions and the proceeds after payment of indemnification as specified in clause 15 (Distribution of proceeds after payment of indemnification) of the General Conditions.

4.                       Notwithstanding Section 3 above

(i)                       the Guarantee Holder shall, subject to the provisions of the Facility Agreement, administer the Finnvera Guarantee on behalf of the Lender in accordance with the terms and conditions of the Finnvera Guarantee, including making payments of the Guarantee Premium and any other sums as set out in the Finnvera Guarantee;

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(ii)                      in all matters relevant to the Finnvera Guarantee, Finnvera shall be entitled to communicate with the Guarantee Holder only;

(iii)                    claims or demands under the Finnvera Guarantee shall be made by the Guarantee Holder on behalf of the Lender in accordance with the terms of the Finnvera Guarantee or by the Lender itself based on an authorisation granted by the Guarantee Holder to the Lender in the Finnvera Guarantee Assignment; and

(iv)                    prior to any such claim or demand being made under the Finnvera Guarantee the Lender shall provide to the Guarantee Holder, for onward communication to Finnvera, all bank account details necessary for the purpose of Finnvera’s transfer to the Lender of the monies to be claimed or demanded by the Guarantee Holder on behalf of the Lender.

5.                       Kindly also note that for as long as any amount remains outstanding under the Facility Agreement or the Finnvera Guarantee, we are not allowed to:

(i)                      sell, mortgage, assign, pledge, charge or grant any rights whatsoever in respect of the Finnvera Guarantee to any person or party, whether or not in competition with the rights granted to the Lender under the Finnvera Guarantee Assignment; or

(ii)                     agree to any amendments being made to Finnvera Guarantee, or to terminate the Finnvera Guarantee or waive or agree to the waiver of any terms of the Finnvera Guarantee, without the prior written consent of the Lender.

Please note that the authority and instructions herein contained cannot be revoked or varied by us without the prior written consent of the Lender.

Yours faithfully,

KfW IPEX-Bank GmbH

By:	By:
Name:	Name:

7

Schedule 2

FORM OF ACKNOWLEDGEMENT FROM FINNVERA

To:                 KfW IPEX-Bank GmbH

Copy:            Finnish Export Credit Ltd

[DATE]

Dear Sirs,

Buyer Credit Guarantee Agreement BC 49-16 / 1

1.                      We acknowledge receipt of the Notice of Assignment dated _____ October 2017 from KfW IPEX-Bank GmbH (the “Guarantee Holder”) relating to the buyer credit guarantee agreement BC 49-16 / 1 dated _____  October 2017 (the “Finnvera Guarantee”).

2.                      We hereby consent to the terms of the above referenced Notice of Assignment, and to the assignment by the Guarantee Holder to Finnish Export Credit Ltd (the “Lender”) of all rights to and benefits of any payments to be made by Finnvera plc under the Finnvera Guarantee excluding the expenses as specified in clause 11 (Indemnification of collection and enforcement expenses) of the general conditions for buyer credit guarantees dated 1 March 2004 and forming part of the Finnvera Guarantee (the “General Conditions”) and the proceeds after payment of indemnification as specified in clause 15 (Distribution of proceeds after payment of indemnification) of the General Conditions.

3.                       Notwithstanding anything contrary in the Finnvera Guarantee, we acknowledge and accept that, pursuant to Section 4(iii) of the above mentioned Notice of Assignment, a claim or demand under the Finnvera Guarantee may be made by the Guarantee Holder on behalf of the Lender or by the Lender itself.

Yours faithfully,

FINNVERA PLC

By:	By:
Name:	Name:

EXHIBIT H-1
Form of Finnvera Guarantee

Execution copy

Buyer Credit Guarantee Agreement BC 49-16 / 1

Whereas Finnvera has decided to grant, in accordance with the Act on the State’s Export Credit Guarantees (422/2001), the Buyer Credit Guarantee to the Guarantee Holder as security for the Credit, therefore Finnvera and the Guarantee Holder have agreed on the following:

1 Definitions

The definitions set out in the General Conditions for Buyer Credit Guarantees dated 1 March 2004 shall apply to this Guarantee Agreement, unless otherwise stated herein. Capitalised terms used in this Guarantee Agreement shall have the following meanings:

Borrower	Royal Caribbean Cruises Ltd., Liberia.

Buyer	the Borrower.

Buyer Credit Guarantee	the buyer credit guarantee agreed upon herein.

CIRR	the commercial interest reference rate determined in accordance with the OECD Arrangement to be applicable to the FEC Tranche A Loan.

Contract Price	the contract price under the Delivery Contract, being maximum EUR 1,650,000,000 including change orders and owner’s supply items.

Credit	FEC Loan (comprising the FEC Tranche A Loan and the FEC Tranche B Loan) made available or to be made available to the Borrower under the Credit Agreement.

Credit Agreement	the credit agreement entered into on ____ October 2017 between inter alia the Borrower, the Guarantee Holder acting as Facility Agent and the Original Lenders.

Delivery Contract	the shipbuilding contract concerning the Export Transaction entered into on 12 April 2017 between the Exporter and the Buyer (as amended from time to time).

Export Transaction	the purchase and delivery of the Vessel to be built by the Exporter in Finland.

Exporter	Meyer Turku Oy, a company incorporated in Finland.

FEC	Finnish Export Credit Ltd, a company incorporated in Finland.

FEC Loan	collectively the FEC Tranche A Loan and the FEC Tranche B Loan.

FEC Tranche A Loan	the part of the Credit equal up to (i) the USD equivalent of EUR 992,000,000 plus (ii) the USD equivalent of EUR 26,794,290 for the purpose of financing the Guarantee Premium, partially or totally,

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payable with respect the FEC Tranche A Loan, in aggregate not exceeding USD equivalent of EUR 1,018,794,290.

FEC Tranche B Loan

the part of the Credit equal up to (i) the USD equivalent of EUR 168,000,000 plus (ii) the Guarantee Premium USD equivalent of EUR 6,654,330 payable with respect the FEC Tranche B Loan plus (iii) the part of Guarantee Premium payable with respect of FEC Tranche A Loan not covered under the FEC Tranche A Loan, up to USD equivalent of EUR 12,497,944,  in in aggregate not exceeding  USD equivalent of EUR 187,152,274.

Guarantee Holder	means KfW IPEX-Bank GmbH (for the benefit of the Original FEC Lenders or FEC), a company incorporated in Germany.

Hermes	Euler Hermes Aktiengesellschaft, Hamburg, acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.

Hermes Tranche

that part of the Facility (as defined in the Credit Agreement) under the Credit Agreement funded by the Hermes Lenders (as defined in the Credit Agreement) up to an amount of the USD equivalent of EUR 160,000,000 plus the fee payable for the credit guarantee covering the Hermes Tranche; the Hermes Tranche shall not at any time be less than 5% of the amount of the aggregate  Commitments as defined in the Credit Agreement or the Loan (as defined in the Credit Agreement), as applicable.

Guarantee Premium	means the premium payable to Finnvera in accordance with Clause 5.2 below and calculated in accordance with the grid therein.

Lender	FEC upon assignment or transfer by the Original Lenders.

LIBO Rate	has the meaning given to it in the Credit Agreement.

Original FEC Lenders

the Guarantee Holder, BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch, Banco Santander S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited.

Vessel	cruise vessel of approximately 230,000 GT with the Exporter´s Hull number 1400.

2 Credit Purpose and Terms

2.1 Purpose

The purpose of the Credit shall be financing of the Export Transaction and the Guarantee Premium.

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2.2 Terms

The main terms of the Credit are as follows:

Principal	The aggregate of FEC Tranche A Loan not exceeding USD equivalent of EUR 1,018,794,290 and FEC Tranche B Loan not exceeding USD equivalent of EUR 187,152,274.

The portion of the Credit for the purpose to finance the Guarantee Premium under Tranche A Loan and/or Tranche B Loan shall, however, not exceed the actual Guarantee Premiums to be determined and be paid by the Borrower in accordance with Clause 5.2.

Disbursement	The Credit shall be disbursed in one lump sum two (2) business days prior to the Expected Delivery Date (as defined in the Credit Agreement).

Repayment	The Credit shall be repaid in 24 equal consecutive semi-annual instalments, the first instalment being due 6 months from the date the Credit is disbursed.

Interest	(i) USD CIRR of 2.76% p.a. plus a margin of 0.80% p.a. for the FEC Tranche A Loan,

or if the FEC Conversion (as defined in the Credit Agreement) occurs then subject to further amendments to this Guarantee Agreement to be undertaken at the relevant time, the FEC Tranche A Floating Rate (as defined in the Credit Agreement); and

(ii) the LIBO Rate plus a margin of 1.10 % p.a. for the FEC Tranche B Loan: if the LIBO Rate is less than zero, it shall be deemed to be zero.

Default interest	Interest plus 2% p.a.

2.3 Security and Special Terms

2.3.1 Security

The Guarantee Holder shall ensure that the Credit Agreement provides that the Borrower will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any Lien (as defined in the Credit Agreement)  upon any of its property, revenues or assets whether now owned or hereafter acquired, other than as permitted pursuant to the terms of the Credit Agreement.

The Guarantee Holder shall ensure that any future security (if any) to be provided for the Borrower’s obligations under the Credit Agreement shall secure the Borrower´s outstanding obligations on pro rata pari passu –basis between the Lenders under the Credit Agreement.

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2.3.2 Covenants, undertakings and events of default

The Credit Documents shall contain covenants, undertakings and events of default customary to this type of financing.

The Credit Documents shall contain at least the following financial covenants which shall apply to the Borrower and its subsidiaries on a consolidated basis and shall be measured on a quarterly basis.

The Borrower will not permit:

(i)       the Net Debt to Capitalization Ratio (each as defined in the Credit Agreement) as at the end of any Fiscal Quarter (as defined in the Credit Agreement) to be greater than 0.625:1;

(ii)      the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) to be less than 1.25 to 1 as at the last day of any Fiscal Quarter;

(iii)     Stockholders’ Equity (as defined in the Credit Agreement) to be less than, as at the last day of any Fiscal Quarter, the sum of (I) USD 4,150,000,000 plus (II) 50% of the consolidated net income of the Borrower and its subsidiaries for the period commencing on 1 January 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period but in any event excluding any Fiscal Quarters for which the Borrower and its subsidiaries have a consolidated net loss).

3 Applicable Conditions

3.1 General Conditions

The General Conditions shall apply to the Buyer Credit Guarantee. The parties hereto accept the provisions of the General Conditions as part of this Guarantee Agreement with the same force and effect as they were fully set forth herein subject to exceptions and amendments set out in this Guarantee Agreement. In the event of any inconsistency between this Guarantee Agreement and the General Conditions, the terms of this Guarantee Agreement shall prevail.

3.1.1 Clarification of Clause 16.2 c)

Notwithstanding what is stated in Clause 16.2 c) of the General Conditions, Finnvera shall not be released from liability to pay indemnification although the Guarantee Holder has disclosed to Finnvera false or misleading information, provided that such information was sourced from a third party and conforms to that received by the Guarantee Holder, and provided further that the Guarantee Holder has proven, to the reasonable satisfaction of Finnvera, that the Guarantee Holder has diligently and carefully assessed the adequacy and accuracy of such information upon receipt and before disclosing the same to Finnvera.

3.1.2 Clarification of Clause 19

Notwithstanding what is stated in Clause 19 of the General Conditions and pursuant to the Act on the State-Owned Specialist Financing Company (443/1998) payments owing to Finnvera in connection with credits, guarantees or other contingent liabilities provided by Finnvera and any default interest on such payments may be recovered by way of distraint without judgment or decision, as provided in the Act on Execution of Taxes and Fees (706/2007 as amended).

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3.1.3 Clarification of Clause 21.2

In addition to, what has been stated in Clause 21.2 of the General Conditions, Finnvera reserves a right, at its sole discretion to reinsure from a third party in part or wholly the risk related to this Buyer Credit Guarantee. It is expressly acknowledged by the Guarantee Holder that it shall ensure that the Credit Documents conform to the extent necessary with the above requirement. It is further acknowledged that such reinsurer may seek reinsurance for its obligations.

3.2 Special Conditions

3.2.1 Assignment to the Lender

With reference to the Clause 4.12 of the General Conditions, Finnvera consents to the assignment and transfer of the Guarantee Holder’s rights under this Guarantee Agreement to the Lender and agrees that the Lender shall succeed to all of the rights of the Guarantee Holder under this Guarantee Agreement, including (but not limited to) the right to submit a Claim and receive indemnification payable by Finnvera under this Guarantee Agreement in respect of the Guaranteed Receivables excluding the expenses as specified in Clause 11 of the General Conditions and the proceeds after payment of indemnification as specified in Clause 15 of the General Conditions. The Lender shall not obtain any better rights towards Finnvera than the Guarantee Holder would have had.

Finnvera further consents to and acknowledges that to the extent the Lender re-assigns or otherwise re-transfers the Credit to the Original FEC Lenders, the Lender shall simultaneously re-assign or otherwise re-transfer the rights under this Guarantee Agreement to the Guarantee Holder. The Guarantee Holder shall not obtain any better rights towards Finnvera than prior to the assignment of the Guarantee Holder’s rights under this Guarantee Agreement to the Lender.

3.2.2. Payment of Indemnification

Indemnification payable by Finnvera pursuant to this Guarantee Agreement shall be paid to the Lender (subject to the Guarantee Holder having assigned and transferred its right to receive indemnification to the Lender in accordance with Clause 3.2.1 above) unless the Lender has re-assigned or otherwise re-transferred to the Original FEC Lenders the rights and obligations under the Credit Agreement and the corresponding benefits under this Guarantee Agreement to the Guarantee Holder as referred to in Clause 3.2.1 Assignment to the Lender of this Guarantee Agreement in which case the indemnification shall be paid to the Guarantee Holder or to the Original FEC Lenders, if so specified and instructed by the Guarantee Holder in the claim.

3.2.3 Know Your Customer -checks

The Guarantee Holder shall perform and comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the financing of the Export Transaction and become satisfied with such findings and results accordingly. The Guarantee Holder shall notify Finnvera if carrying out such checks in relation to the Credit it becomes aware of any such thing that could have an adverse effect to the financing of the Export Transaction or that might have a negative impact on Finnvera or FEC.

3.2.4 Decisions, Amendments and Waivers

Where the Guarantee Holder (acting in any capacity) receives a request for any material amendment, consent or waiver under the Credit Documents, the Guarantee Holder shall ask Finnvera’s consent in respect of any such material amendment, consent or waiver (which

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consent shall not be unreasonably withheld or delayed). Finnvera is entitled to instruct the Guarantee Holder and the Original FEC Lenders how to exercise their rights regarding the Credit under the Credit Documents. The Guarantee Holder and the Original FEC Lenders shall comply with the written instructions and notices given by Finnvera and shall not exercise any rights under the Credit Documents in a manner inconsistent with such written instructions and notices of Finnvera, provided that any such instruction do not oblige the Guarantee Holder or any Original FEC Lender to act outside of or contrary to or in breach of its obligations under or the powers and authority conferred on each of them it (acting in any capacity) under the Credit Documents. For the avoidance of doubt, nothing in this Clause 3.2.4 shall affect the obligations of the Guarantee Holder under Clause 4.2 of the General Conditions.

3.2.5 Conformity of Credit Agreement

The Guarantee Holder shall ensure that the Credit Agreement conforms to this Guarantee Agreement at the time of execution of the Credit Agreement and the Guarantee Holder shall be liable for such inconsistencies that may arise between this Guarantee Agreement and the Credit Agreement.

3.2.6 Disbursement

Notwithstanding Clause 4.7 of the General Conditions, funds may be disbursed as set forth in Sections 2.5(b), (c) and (d) of the Credit Agreement.

3.2.7  Material Increase of Risk

Pursuant to clause 6.1 of the General Conditions Finnvera shall be entitled to act and take certain measures as described in such clause 6.1 in case the risk of Loss has materially increased as compared against the circumstances prevailing at the time of issuing the Guarantee Agreement. Notwithstanding the provisions of Clause 6.1 of the General Conditions the following shall apply:

(a)     for the period prior to disbursement of the Credit, the risk of Loss will have been deemed to have materially increased since the date of issuing the Guarantee Agreement only if there occurs a material adverse change in the financial condition of the Borrower or other material adverse event or circumstance which is likely, in the reasonable opinion of Finnvera, to result in the Borrower being unable to perform  its payment obligations in relation to the Credit as they fall due. In measuring the financial condition of the Borrower in the sense of its ability to repay the Credit, the fulfilment of the financial covenants set forth in Clause 2.3.2 hereinbefore shall be taken into account.  In the circumstances referred to in this Clause 3.2.7(a), the Guarantee Holder and Finnvera shall discuss with the Borrower in good faith and within a reasonable time period with a view to determining measures that might be taken by the Borrower, then or in the future, to eliminate these circumstances. The type of measures to be taken in order to avoid or limit the Loss and the decisions in relation to such measures shall be determined in accordance with Clause 6.1. of the General Conditions; and

(b)     for the period following disbursement of the Credit, Finnvera shall, when exercising its rights under Clause 6.1. of the General Conditions, not have the right to decide on acceleration of the Credit or other measures unless acceleration or such other measures are permitted in accordance with the terms contained in the Credit Agreement.  In no event shall Clause 6.1 of the General Conditions grant to Finnvera or any Lender any right or remedy against the Borrower other than as set forth in the Credit Documents.

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3.2.8  Confidentiality

The following shall be added at the end of Clause 21.1 of the General Conditions:  “, in which case Finnvera shall require a confidentialty undertaking from any such external adviser if such adviser is not bound by sufficient confidentiality obligation under the law.”

4 Limits of Finnvera’s Liability

4.1 Guaranteed Receivables

Finnvera’s liability to pay any indemnification under the Buyer Credit Guarantee is limited to the Guaranteed Receivables. To prevent uncertainty, the Buyer Credit Guarantee does not cover any other payment obligations arising under or in connection with the Credit Documents than the Guaranteed Receivables or those specified in Clause 11.1 of the General Conditions. Subject to Clause 10 of the General Conditions the Guaranteed Receivables are the following receivables under the Credit:

Principal	The aggregate of FEC Tranche A Loan not exceeding USD equivalent of EUR 1,018,794,290 and FEC Tranche B Loan not exceeding USD equivalent of EUR 187,152,274.

The portion of the Credit for the purpose to finance the Guarantee Premium under Tranche A Loan and Tranche B Loan shall, however, not exceed the actual Guarantee Premiums to be determined and be paid by the Borrower in accordance with Clause 5.2.

Interest	(i) USD CIRR of 2.76% p.a. plus a margin of 0.80% p.a. for the FEC Tranche A Loan,

or if the FEC Conversion (as defined in the Credit Agreement) occurs then subject to further amendments to this Guarantee Agreement to be undertaken at the relevant time, the FEC Tranche A Floating Rate (as defined in the Credit Agreement); and

(ii) the LIBO Rate plus a margin of 1.10 % p.a. for the FEC Tranche B Loan; and if the LIBO Rate is less than zero, it shall be deemed to be zero.

Default interest	Interest plus 2 % p.a.

It shall be the obligation of the Guarantee Holder (acting in any capacity under the Credit Agreement) to ensure that the Credit Agreement foresees that  the Credit amount shall never exceed 80% of the Contract Price plus 100% of the Guarantee Premium.

4.2 Percentage of Cover and Residual Risk

The Percentage of Cover is:

Commercial Risk	100%
Political Risk	100%

For the avoidance of doubt, the Buyer Credit Guarantee does not cover the Hermes Tranche or the Finnvera Balancing Loan (as defined in the Credit Agreement).

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5 Premium and Fees

5.1 Handling Fee

The Handling Fee for this Guarantee Agreement is EUR 20,000. The Guarantee Holder shall pay the Handling Fee in the time and in the manner stipulated in the invoice issued by Finnvera.

5.2 Guarantee Premium

(I) The Guarantee Premium will be paid on up-front flat basis on the actual amount of the Credit on the date of disbursement:

	Level 1	Level 2	Level 3	Level 4	Level 5
BASIS FOR PRICING	Senior Debt Rating of A- by Standard & Poor’s Or A3 By Moody’s (or higher)	Senior Debt Rating of BBB+ by Standard & Poor’s Or Baa1 By Moody’s	Senior Debt Rating of BBB by Standard & Poor’s Or Baa2 By Moody’s.	Senior Debt Rating of BBB- by Standard & Poor’s Or Baa3 By Moody’s.	Senior Debt Rating lower than Level 4
Premium Rate	2.63%	2.88%	3.15%	3.46%	3.81%

The amount of the Guarantee Premium is equal to the product of the percentage specified in the foregoing grid listed below the Senior Debt Rating as of the Premium Measurement Date (defined in the Credit Agreement to be the date falling 30 days prior to the date of  Disbursement) and the prinicipal amount of the FEC Loan in Dollars.

For purposes of the foregoing:

“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the obligations of the Borrower arising under or in connection with the Credit Agreement as given by Moody’s and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency).  For purposes of the foregoing, (i) if only one of S&P and Moody’s shall have in effect a Senior Debt Rating, the applicable Guarantee Premium shall be determined by reference to the available rating; (ii) if neither S&P nor Moody’s shall have in effect a Senior Debt Rating, the applicable Guarantee Premium will be set in accordance with Level 4 of the relevant Pricing Grid, unless (A) the Borrower has obtained from at least one of such agencies a private implied rating for its senior debt as of the Premium Measurement Date or (B) having failed to obtain such private rating as of the Premium Measurement Date, the Borrower and Finnvera shall have agreed within 10-days of the Premium Measurement Date on an alternative rating method, which agreed alternative shall apply for the purposes of this Agreement; (iii) if the ratings established by S&P and Moody’s shall fall within different levels, the applicable Premium Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; and (iv) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Senior Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

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The Guarantee Premium shall be paid in full on the date of the disbursement of the Credit.

Notwithstanding what is stated in Clause 4.1 of the General Conditions, the Guarantee Premium shall be paid by the Facility Agent, as defined in the Credit Agreement, directly to Finnvera in accordance with the Credit Agreement. For the sake of clarity, the Guarantee Premium payment shall not therefore be transferred through the Guarantee Holder’s account. Furthermore, it is understood by the parties to this Guarantee Agreement that even though the payment shall be made in the aforementioned manner, the Guarantee Holder shall remain responsible for the payment of the Guarantee Premium.

Finnvera does not in principle refund the Guarantee Premium. However, in the event of voluntary prepayment all or part of the Credit prior to final maturity of the Credit, Finnvera shall, subject to a request by the Guarantee Holder, partly refund the premium in accordance with the following principle:

0.8*d*b*c

b = the remaining average maturity of the Credit at the time of the prepayment

c = the principal amount of the prepayment

d = the up-front flat Guarantee Premium converted into a per annum based premium

Clarification of the formula:

- the ‘0.8’ in the formula above refers to the fact that 20% of the flat premium will be retained and will not be refundable

- the d in the formula above is derived as follows: Guarantee Premium/6.25=d, where Guarantee Premium is the up-front flat premium and 6.25 is the average maturity of a loan with a 12 year OECD repayment profile.

The Guarantee Holder shall inform Finnvera of the Borrower’s intention to prepay the Credit and the request to partly refund the Guarantee Premium promptly upon becoming aware of the same.

Any refund of the Guarantee Premium shall be subject to (i) there not having been any claims for indemnification under the Buyer Credit Guarantee up to the date of refund payment by Finnvera; and (ii) irrevocable release of Finnvera from any liability under the Guarantee Agreement in respect of the portion of the Credit repaid. Finnvera shall pay the refundable portion of the Guarantee Premium to the Guarantee Holder within 14 days after due receipt of the release letter, addressed to Finnvera.

The Guarantee Holder shall, promptly upon receipt of the same, pay to the Borrower an amount equal to the refunded part of Guarantee Premium without any set-off or counterclaim.

5.3 Other Costs and Expenses

In the event that the Guarantee Holder requests Finnvera’s consent and/or opinion to an amendment or a waiver under the Credit Documents, Finnvera has the right to charge, in addition to the Handling Fee for such consent or opinion, reasonable costs and expenses incurred in evaluating and complying with such request.

The Guarantee Holder shall on behalf of Finnvera charge the Borrower for:

(i)  all reasonable out-of-pocket costs and expenses incurred by Finnvera in connection with possible rearrangements of the Credit; and

(ii)  all out-of-pocket costs and expenses relating to recovery procedures;            and in each case promptly pay to Finnvera all such amounts received from the Borrower.

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5.4 Payments Free and Clear of Deductions or Withholdings

All payments to be made to or for the benefit of Finnvera pursuant to the terms of this Guarantee Agreement shall be made free and clear of and shall be paid without any deductions or withholdings whatsoever.

6 Language and Contact Information

All communication under this Guarantee Agreement shall be in English and addressed as follows:

The Guarantee Holder	KfW IPEX-BANK GmbH
Address	Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Germany
Telefax	+49 (69) 7431 3768
email:	andre.mutter@kfw.de
With a copy to:	Credit Operations
Facsimile No.: +49 (69) 7431 2944

Finnvera	Finnvera plc
Large Corporates
Pia Peltoniemi / Erkka Aimola
P.O. Box 1010
FI-00101 Helsinki
Finland
email: office.eca@finnvera.fi
Registered Domicile Kuopio, Finland
Business ID 1484332-4

7 Execution

This Guarantee Agreement has been executed in two (2) original copies, one for each party.

The Guarantee Holder shall return a signed copy of this Guarantee Agreement to Finnvera not later than ____ October 2017.

The Guarantee Holder hereby accepts and agrees to the terms of this Guarantee Agreement and acknowledges further, that together with its copy of this Guarantee Agreement it has received a copy of the General Conditions.

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Helsinki, ____ October 2017

Finnvera plc

Name:	Name:
Title:	Title:

Place and Date

KfW IPEX BANK GmbH

(Duly signed by the Guarantee Holder)	(Duly signed by the Guarantee Holder)
Name:	Name:
Title:	Title:

Appendices

General Conditions for Buyer Credit Guarantees dated 1 March 2004 (Schedule 1)

Handling Fee invoice (Schedule 2)

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EXHIBIT H-2
Form of Second Finnvera Guarantee

Confirmed form

Buyer Credit Guarantee Agreement BC [  ]

Whereas Finnvera has decided to grant, in accordance with the Act on the State’s Export Credit Guarantees (422/2001), the Buyer Credit Guarantee to the Guarantee Holder as security for the Credit, therefore Finnvera and the Guarantee Holder have agreed on the following:

1 Definitions

The definitions set out in the General Conditions for Buyer Credit Guarantees dated 1 March 2004 shall apply to this Guarantee Agreement, unless otherwise stated herein. Capitalised terms used in this Guarantee Agreement shall have the following meanings:

Borrower	Royal Caribbean Cruises Ltd., Liberia.

Buyer	the Borrower.

Buyer Credit Guarantee	the buyer credit guarantee agreed upon herein.

Contract Price	the contract price under the Delivery Contract, being maximum EUR 1,650,000,000 including change orders and owner’s supply items.

Credit	Finnvera Balancing Loan made available or to be made available to the Borrower under the Credit Agreement.

Credit Agreement	the credit agreement entered into on ______ October 2017 between inter alia the Borrower, the Guarantee Holder acting as Facility Agent and the Original Lenders.

Delivery Contract	the shipbuilding contract concerning the Export Transaction entered into on 12 April 2017 between the Exporter and the Buyer (as amended from time to time).

Eligible German Content Amount	has the meaning given to it in the Credit Agreement.

Export Transaction	the purchase and delivery of the Vessel to be built by the Exporter in Finland.

Exporter	Meyer Turku Oy, a company incorporated in Finland.

Finnvera Balancing Loan	has the meaning given to it in the Credit Agreement.

Guarantee Holder	means KfW IPEX-Bank GmbH (for the benefit of the the Original Finnvera Balancing Lenders), a company incorporated in Germany.

Guarantee Premium	means the premium payable to Finnvera in accordance with Clause 5.1 below and calculated in accordance with the grid therein.

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Hermes	Euler Hermes Aktiengesellschaft, Hamburg, acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.

Hermes Tranche	means the “Hermes Commitment Amount” and any subsequent “Hermes Loan” as such terms are defined in the Credit Agreement.

LIBO Rate	has the meaning given to it in the Credit Agreement.

Original Finnvera Balancing Lenders

the Guarantee Holder, BNP Paribas Fortis SA/NV, HSBC Bank USA, National Association, Commerzbank AG, New York Branch, Banco Santander S.A., Banco Bilbao Vizcaya Argentaria, S.A.,Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG (Deutsche Zentral-Genossenschaftsbank), New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited.

Vessel	cruise vessel of approximately 230,000 GT with the Exporter’s Hull number 1400.

2                Credit Purpose and Terms

2.1    Purpose

The purpose of the Credit shall be financing of the Export Transaction and the Guarantee Premium.

2.2    Terms

The main terms of the Credit are as follows:

Principal

The principal amount of the Finnvera Balancing Loan, being the USD equivalent of EUR [•]

[such amount not to exceed the lesser of (a) the USD equivalent of EUR 160,000,000 less 80% of the Eligible German Content Amount (if any) and (b) the USD equivalent of EUR 160,000,000 less 5% of the aggregate commitments of the Lenders under the Credit Agreement; and in each case plus 100% of the Guarantee Premium. ]

Disbursement	The Credit shall be disbursed in one lump sum two (2) business days prior to the Expected Delivery Date (as defined in the Credit Agreement).

Repayment	The Credit shall be repaid in 24 equal consecutive semi-annual instalments, the first instalment being due 6 months from the date the Credit is disbursed.

Interest	LIBO Rateplus a margin of 1.15% p.a. and if the LIBO Rate is less than zero, it shall be deemed to be zero.

Default interest	Interest plus 2% p.a.

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2.3 Security and Special Terms

2.3.1 Security

The Guarantee Holder shall ensure that the Credit Agreement provides that the Borrower will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any Lien (as defined in the Credit Agreement) upon any of its property, revenues or assets whether now owned or hereafter acquired, other than as permitted pursuant to the terms of the Credit Agreement.

The Guarantee Holder shall ensure that any future security (if any) to be provided for the Borrower’s obligations under the Credit Agreement shall secure the Borrower’s outstanding obligations on pro rata pari passu –basis between the Lenders under the Credit Agreement.

2.3.2 Covenants, undertakings and events of default

The Credit Documents shall contain covenants, undertakings and events of default customary to this type of financing.

The Credit Documents shall contain at least the following financial covenants which shall apply to the Borrower and its subsidiaries on a consolidated basis and shall be measured on a quarterly basis.

The Borrower will not permit:

(i)     the Net Debt to Capitalization Ratio (each as defined in the Credit Agreement) as at the end of any Fiscal Quarter (as defined in the Credit Agreement) to be greater than 0.625:1;

(ii)    the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) to be less than 1.25 to 1 as at the last day of any Fiscal Quarter;

(iii)    Stockholders’ Equity (as defined in the Credit Agreement) to be less than, as at the last day of any Fiscal Quarter, the sum of (I) USD 4,150,000,000 plus (II) 50% of the consolidated net income of the Borrower and its subsidiaries for the period commencing on 1 January 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period but in any event excluding any Fiscal Quarters for which the Borrower and its subsidiaries have a consolidated net loss).

3 Applicable Conditions

3.1 General Conditions

The General Conditions shall apply to the Buyer Credit Guarantee. The parties hereto accept the provisions of the General Conditions as part of this Guarantee Agreement with the same force and effect as they were fully set forth herein subject to exceptions and amendments set out in this Guarantee Agreement. In the event of any inconsistency between this Guarantee Agreement and the General Conditions, the terms of this Guarantee Agreement shall prevail.

3.1.1 Clarification of Clause 16.2 c)

Notwithstanding what is stated in Clause 16.2 c) of the General Conditions, Finnvera shall not be released from liability to pay indemnification although the Guarantee Holder has disclosed to Finnvera false or misleading information, provided that such information was sourced from a third party and conforms to that received by the Guarantee Holder, and provided further that the Guarantee Holder has proven, to the reasonable satisfaction of Finnvera, that the Guarantee

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Holder has diligently and carefully assessed the adequacy and accuracy of such information upon receipt and before disclosing the same to Finnvera.

3.1.2 Clarification of Clause 19

Notwithstanding what is stated in Clause 19 of the General Conditions and pursuant to the Act on the State-Owned Specialist Financing Company (443/1998) payments owing to Finnvera in connection with credits, guarantees or other contingent liabilities provided by Finnvera and any default interest on such payments may be recovered by way of distraint without judgment or decision, as provided in the Act on Execution of Taxes and Fees (706/2007 as amended).

3.1.3 Clarification of Clause 21.2

In addition to, what has been stated in Clause 21.2 of the General Conditions, Finnvera reserves a right, at its sole discretion to reinsure from a third party in part or wholly the risk related to this Buyer Credit Guarantee. It is expressly acknowledged by the Guarantee Holder that it shall ensure that the Credit Documents conform to the extent necessary with the above requirement. It is further acknowledged that such reinsurer may seek reinsurance for its obligations.

3.2 Special Conditions

3.2.1 Know Your Customer -checks

The Guarantee Holder shall perform and comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the financing of the Export Transaction and become satisfied with such findings and results accordingly. The Guarantee Holder shall notify Finnvera if carrying out such checks in relation to the Credit it becomes aware of any such thing that could have an adverse effect to the financing of the Export Transaction or that might have a negative impact on Finnvera or FEC.

3.2.2 Decisions, Amendments and Waivers

Where the Guarantee Holder (acting in any capacity) receives a request for any material amendment, consent or waiver under the Credit Documents, the Guarantee Holder shall ask Finnvera’s consent in respect of any such material amendment, consent or waiver (which consent shall not be unreasonably withheld or delayed). Finnvera is entitled to instruct the Guarantee Holder and the Original Lenders how to exercise their rights regarding the Credit under the Credit Documents. The Guarantee Holder and the Original Lenders shall comply with the written instructions and notices given by Finnvera and shall not exercise any rights under the Credit Documents in a manner inconsistent with such written instructions and notices of Finnvera, provided that any such instruction do not oblige the Guarantee Holder or any Original Lender to act outside of or contrary to or in breach of its obligations under or the powers and authority conferred on each of them it (acting in any capacity) under the Credit Documents. For the avoidance of doubt, nothing in this Clause 3.2.2 shall affect the obligations of the Guarantee Holder under Clause 4.2 of the General Conditions.

3.2.3 Conformity of Credit Agreement

The Guarantee Holder shall ensure that the Credit Agreement conforms to this Guarantee Agreement at the time of execution of the Credit Agreement and the Guarantee Holder shall be liable for such inconsistencies that may arise between this Guarantee Agreement and the Credit Agreement.

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3.2.4 Disbursement

Notwithstanding Clause 4.7 of the General Conditions, funds may be disbursed as set forth in Sections 2.5(b), (c) and (d) of the Credit Agreement.

3.2.5  Material Increase of Risk

Pursuant to clause 6.1 of the General Conditions Finnvera shall be entitled to act and take certain measures as described in such clause 6.1 in case the risk of Loss has materially increased as compared against the circumstances prevailing at the time of issuing the Guarantee Agreement. Notwithstanding the provisions of Clause 6.1 of the General Conditions the following shall apply:

(a)     for the period prior to disbursement of the Credit, the risk of Loss will have been deemed to have materially increased since the date of issuing the Guarantee Agreement only if there occurs a material adverse change in the financial condition of the Borrower or other material adverse event or circumstance which is likely, in the reasonable opinion of Finnvera, to result in the Borrower being unable to perform its payment obligations in relation to the Credit as they fall due. In measuring the financial condition of the Borrower in the sense of its ability to repay the Credit, the fulfilment of the financial covenants set forth in Clause 2.3.2 hereinbefore shall be taken into account. In the circumstances referred to in this Clause 3.2.5(a), the Guarantee Holder and Finnvera shall discuss with the Borrower in good faith and within a reasonable time period with a view to determining measures that might be taken by the Borrower, then or in the future, to eliminate these circumstances. The type of measures to be taken in order to avoid or limit the Loss and the decisions in relation to such measures shall be determined in accordance with Clause 6.1. of the General Conditions; and

(b)     for the period following disbursement of the Credit, Finnvera shall, when exercising its rights under Clause 6.1. of the General Conditions, not have the right to decide on acceleration of the Credit or other measures unless acceleration or such other measures are permitted in accordance with the terms contained in the Credit Agreement. In no event shall Clause 6.1 of the General Conditions grant to Finnvera or any Lender any right or remedy against the Borrower other than as set forth in the Credit Documents.

3.2.6  Confidentiality

The following shall be added at the end of Clause 21.1 of the General Conditions: “, in which case Finnvera shall require a confidentialty undertaking from any such external adviser if such adviser is not bound by sufficient confidentiality obligation under the law.”

4 Limits of Finnvera’s Liability

4.1 Guaranteed Receivables

Finnvera’s liability to pay any indemnification under the Buyer Credit Guarantee is limited to the Guaranteed Receivables. To prevent uncertainty, the Buyer Credit Guarantee does not cover any other payment obligations arising under or in connection with the Credit Documents than the Guaranteed Receivables or those specified in Clause 11.1 of the General Conditions. Subject to Clause 10 of the General Conditions the Guaranteed Receivables are the following receivables under the Credit:

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Principal

The principal amount of the Finnvera Balancing Loan, being the USD equivalent of EUR [•]

[such amount not to exceed the lesser of (a) the USD equivalent of EUR 160,000,000 less 80% of the Eligible German Content Amount (if any) and (b) the USD equivalent of EUR 160,000,000 less 5% of the aggregate commitments of the Lenders under the Credit Agreement; and in each case plus 100% of the Guarantee Premium.]

Interest	the LIBO Rateplus a margin of 1.15% p.a. and if the LIBO Rate is less than zero, it shall be deemed to be zero.

Default interest	Interest plus 2%.p.a.

4.2 Percentage of Cover and Residual Risk

The Percentage of Cover is:

Commercial Risk              95%

Political Risk                     95%

For the avoidance of doubt, the Buyer Credit Guarantee does not cover the Hermes Tranche or the FEC Loan (as defined in the Credit Agreement).

5 Premium, Costs and Expenses

5.1 Guarantee Premium

(I) The Guarantee Premium will be paid on up-front flat basis on the actual amount of the Credit on the date of disbursement:

	Level 1	Level 2	Level 3	Level 4	Level 5
Basis for Pricing	Senior Debt Rating of A- by Standard & Poor’s or A3 by Moody’s (or higher)	Senior Debt Rating of BBB+ by Standard & Poor’s or Baa1 by Moody’s	Senior Debt Rating of BBB by Standard & Poor’s or Baa2 by Moody’s.	Senior Debt Rating of BBB- by Standard & Poor’s or Baa3 by Moody’s	Senior Debt Rating lower than Level 4
Premium Rate	2.00%	2.25%	2.52%	2.83%	3.18%

The amount of the Guarantee Premium is equal to the product of the percentage specified in the foregoing grid listed below the Senior Debt Rating as of the Premium Measurement Date (defined in the Credit Agreement to be the date falling 30 days prior to the date of Disbursement) and the principal amount of the Finnvera Balancing Loan in Dollars.

For purposes of the foregoing:

“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the obligations of the Borrower arising under or in connection with the Credit Agreement as given by Moody’s and S&P

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or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency). For purposes of the foregoing, (i) if only one of S&P and Moody’s shall have in effect a Senior Debt Rating, the applicable Guarantee Premium shall be determined by reference to the available rating; (ii) if neither S&P nor Moody’s shall have in effect a Senior Debt Rating, the applicable Guarantee Premium will be set in accordance with Level 4 of the relevant Pricing Grid, unless (A) the Borrower has obtained from at least one of such agencies a private implied rating for its senior debt as of the Premium Measurement Date or (B) having failed to obtain such private rating as of the Premium Measurement Date, the Borrower and Finnvera shall have agreed within 10-days of the Premium Measurement Date on an alternative rating method, which agreed alternative shall apply for the purposes of this Agreement; (iii) if the ratings established by S&P and Moody’s shall fall within different levels, the applicable Premium Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; and (iv) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Senior Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

The Guarantee Premium shall be paid in full on the date of the disbursement of the Credit.

Notwithstanding what is stated in Clause 4.1 of the General Conditions, the Guarantee Premium shall be paid by the Facility Agent, as defined in the Credit Agreement, directly to Finnvera in accordance with the Credit Agreement. For the sake of clarity, the Guarantee Premium payment shall not therefore be transferred through the Guarantee Holder’s account. Furthermore, it is understood by the parties to this Guarantee Agreement that even though the payment shall be made in the aforementioned manner, the Guarantee Holder shall remain responsible for the payment of the Guarantee Premium.

Finnvera does not in principle refund the Guarantee Premium. However, in the event of voluntary prepayment all or part of the Credit prior to final maturity of the Credit, Finnvera shall, subject to a request by the Guarantee Holder, partly refund the premium in accordance with the following principle:

0.8*d*b*c

b = the remaining average maturity of the Credit at the time of the prepayment

c = the principal amount of the prepayment

d = the up-front flat Guarantee Premium converted into a per annum based premium

Clarification of the formula:

-  the ‘0.8’ in the formula above refers to the fact that 20% of the flat premium will be retained and will not be refundable

-  the d in the formula above is derived as follows: Guarantee Premium/6.25=d, where Guarantee Premium is the up-front flat premium and 6.25 is the average maturity of a loan with a 12 year OECD repayment profile.

The Guarantee Holder shall inform Finnvera of the Borrower’s intention to prepay the Credit and the request to partly refund the Guarantee Premium promptly upon becoming aware of the same.

Any refund of the Guarantee Premium shall be subject to (i) there not having been any claims for indemnification under the Buyer Credit Guarantee up to the date of refund payment by Finnvera; and (ii) irrevocable release of Finnvera from any liability under the Guarantee Agreement in respect of the portion of the Credit repaid. Finnvera shall pay the refundable portion of the Guarantee Premium to the Guarantee Holder within 14 days after due receipt of the release letter, addressed to Finnvera.

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The Guarantee Holder shall, promptly upon receipt of the same, pay to the Borrower an amount equal to the refunded part of Guarantee Premium without any set-off or counterclaim.

5.2 Other Costs and Expenses

In the event that the Guarantee Holder requests Finnvera’s consent and/or opinion to an amendment or a waiver under the Credit Documents, Finnvera has the right to charge for such consent or opinion, reasonable costs and expenses incurred in evaluating and complying with such request.

The Guarantee Holder shall on behalf of Finnvera charge the Borrower for:

(i)   all reasonable out-of-pocket costs and expenses incurred by Finnvera in connection with possible rearrangements of the Credit; and

(ii)  all out-of-pocket costs and expenses relating to recovery procedures; and in each case promptly pay to Finnvera all such amounts received from the Borrower.

5.3 Payments Free and Clear of Deductions or Withholdings

All payments to be made to or for the benefit of Finnvera pursuant to the terms of this Guarantee Agreement shall be made free and clear of and shall be paid without any deductions or withholdings whatsoever.

6 Language and Contact Information

All communication under this Guarantee Agreement shall be in English and addressed as follows:

The Guarantee Holder	KfW IPEX-BANK GmbH
Address	Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Germany
Telefax	+49 (69) 7431 3768
email:	andre.mutter@kfw.de
With a copy to:	Credit Operations
Facsimile No.: +49 (69) 7431 2944

Finnvera	Finnvera plc Large Corporates Pia Peltoniemi / Erkka Aimola P.O. Box 1010 FI-00101 Helsinki Finland email: office.eca@finnvera.fi Registered Domicile Kuopio, Finland Business ID 1484332-4

7 Execution

This Guarantee Agreement has been executed in two (2) original copies, one for each party.

The Guarantee Holder shall return a signed copy of this Guarantee Agreement to Finnvera not later than [    ] 20[   ].

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The Guarantee Holder hereby accepts and agrees to the terms of this Guarantee Agreement and acknowledges further, that together with its copy of this Guarantee Agreement it has received a copy of the General Conditions.

Helsinki, [     ] 20[  ]

Finnvera plc

Name:	Name:
Title:	Title:

Place and Date

KfW IPEX BANK GmbH

(Duly signed by the Guarantee Holder)	(Duly signed by the Guarantee Holder)
Name:	Name:
Title:	Title:

Appendices

General Conditions for Buyer Credit Guarantees dated 1 March 2004 (Schedule 1)

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